    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1999

                                                      REGISTRATION NO. 333-84297
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------

                         CHARLOTTE RUSSE HOLDING, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                          5621                  33-0724325
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of Incorporation or         Classification Code Number)     Identification
        Organization)                                                 No.)

           4645 MORENA BOULEVARD, SAN DIEGO, CA 92117, (858) 587-1500
         (Address, including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                            ------------------------

                                BERNARD ZEICHNER
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
           4645 MORENA BOULEVARD, SAN DIEGO, CA 92117, (858) 587-1500
 (Name, Address, including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                            ------------------------

                                   COPIES TO:

        DANIEL S. EVANS, ESQ.                     FAYE H. RUSSELL, ESQ.
             ROPES & GRAY                    BROBECK, PHLEGER & HARRISON, LLP
       ONE INTERNATIONAL PLACE                550 WEST C STREET, SUITE 1200
   BOSTON, MASSACHUSETTS 02110-2624                SAN DIEGO, CA 92101
            (617) 951-7000                            (619) 234-1966

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED OCTOBER 15, 1999

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE AND THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                     [LOGO]

                                2,900,000 SHARES

                                  COMMON STOCK


     Charlotte Russe Holding, Inc. is offering 1,450,000 shares of its common stock and the selling stockholders are selling an additional 1,450,000 shares. This is our initial public offering and no public market currently exists for our shares. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "CHIC." We anticipate that the initial public offering price will be between $13.00 and $15.00 per share.


                            ------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 9.

                             ---------------------

                                                                                            PER SHARE     TOTAL
                                                                                            ----------  ----------
Public Offering Price.....................................................................  $           $
Underwriting Discounts and Commissions....................................................  $           $
Proceeds to Charlotte Russe...............................................................  $           $
Proceeds to the Selling Stockholders......................................................  $           $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Some of the selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 435,000 shares of common stock to cover over-allotments.

                            ------------------------


ROBERTSON STEPHENS


              BANC OF AMERICA SECURITIES LLC

                            PAINEWEBBER INCORPORATED


                                          FIRST UNION SECURITIES, INC.


                THE DATE OF THIS PROSPECTUS IS          , 1999.

THE FRONT COVER FEATURES A BRIEF DESCRIPTION OF THE CHARLOTTE RUSSE AND RAMPAGE CONCEPTS, ILLUSTRATED WITH BOTH INTERIOR AND EXTERIOR PERSPECTIVES OF THE STORES AND IMAGES OF THE CHARLOTTE RUSSE CUSTOMER.

THE BACK COVER DISPLAYS A COLLAGE OF YOUNG WOMEN DRESSED IN CHARLOTTE RUSSE AND RAMPAGE FASHION APPAREL AND ACCESSORIES. ADDITIONALLY, A MAP IS PROVIDED TO SHOW STORE LOCATIONS. THERE WILL ALSO BE A GRAPH SHOWING STORE PENETRATION THROUGHOUT MULTIPLE REGIONS OF THE UNITED STATES.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----
Summary....................................................................................................           4
Risk Factors...............................................................................................           9
Forward-Looking Statements.................................................................................          14
Use of Proceeds............................................................................................          15
Dividend Policy............................................................................................          15
Capitalization.............................................................................................          16
Dilution...................................................................................................          17
Selected Consolidated Financial and Operating Data.........................................................          18
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          20
Business...................................................................................................          28
Management.................................................................................................          39
Principal and Selling Stockholders.........................................................................          45
Related Transactions.......................................................................................          47
Description of Capital Stock...............................................................................          49
Shares Eligible for Future Sale............................................................................          50
Underwriting...............................................................................................          52
Validity of Common Stock...................................................................................          54
Experts....................................................................................................          55
Available Information......................................................................................          55
Index to Consolidated Financial Statements.................................................................         F-1


                            ------------------------

    The Charlotte Russe-Registered Trademark- stylized trademark referred to in this prospectus is federally registered in the United States and the Z-TM-, nonstylized Charlotte Russe-TM- and Charlotte's Room-TM- trademarks referred to in this prospectus are subject to pending applications for registration. These trademarks are the property of Charlotte Russe Holding, Inc. or it subsidiaries. The Rampage-Registered Trademark- trademark referred to in this prospectus is federally registered in the United States and is used by Charlotte Russe under a license agreement with Rampage Clothing Company. The use of the Rampage trademark by other parties, including other apparel manufacturers and retailers, should not be attributed to our business. See "Business--Intellectual Property." All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

                                    SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION ABOUT OUR BUSINESS AND THIS OFFERING CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION. OUR FISCAL YEAR CONSISTS OF THE 52 OR 53 WEEK PERIOD ENDING ON THE LAST SATURDAY IN SEPTEMBER. ALL REFERENCES TO FISCAL YEARS IN THIS PROSPECTUS REFER TO THE FISCAL YEAR ENDING IN THE CALENDAR YEAR INDICATED. FOR EXAMPLE, FISCAL 1998 REFERS TO THE FISCAL YEAR ENDED SEPTEMBER 26, 1998 AND OUR CURRENT FISCAL YEAR REFERS TO THE FISCAL YEAR ENDED SEPTEMBER 25, 1999.

                         CHARLOTTE RUSSE HOLDING, INC.

    We are a rapidly growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women between the ages of 15 and 35. We have two distinct store concepts, "Charlotte Russe" and "Rampage," and operated a total of 96 stores as of the end of fiscal 1999. Through our fashion content, merchandise mix, exciting store layout and design, and striking merchandise presentation, we project fashion attitudes that appeal to customers from a broad range of socioeconomic, demographic and cultural profiles. In addition, our breadth of merchandise enables our customers to assemble coordinated and complete outfits that satisfy many of their lifestyle needs. Our success is dependent upon our ability to anticipate, identify and capitalize upon the fashion preferences of our target customers.

    Our Charlotte Russe stores offer fashionable, affordable apparel and accessories that have been tested and accepted by the marketplace, thus appealing to women who prefer established fashion trends. Our Rampage stores feature emerging fashion trends and thus appeal to women with a flair for making fashion statements who are willing to pay somewhat higher prices to create a cutting-edge look. Our stores are located predominately in high visibility, center court mall locations in spaces that average approximately 7,500 square feet. These stores, which are generally twice as large as those of most of our mall-based competitors, are designed to create an environment that is exciting to shop and accentuates the fashion, breadth and value of our merchandise selection.

    We opened our first store in 1975 in Carlsbad, California and slowly expanded to 35 stores in southern California, Arizona and Nevada by the end of fiscal 1996. In September 1996, we were acquired by two funds managed by Saunders Karp & Megrue, L.P., a private equity investment firm, and Bernard Zeichner, our Chairman, Chief Executive Officer and President. Following the acquisition, we implemented a series of strategic initiatives to position us to support an accelerated national store roll-out, including:

    - hiring a number of senior executives with national retail experience to complement our senior management team;

    - substantially upgrading our management information systems;

    - adding a second store concept by acquiring 16 Rampage stores in five states; and

    - consolidating our corporate and distribution center operations into a modern 125,000 square foot facility in San Diego.

    These initiatives, together with superior store economics that on average have historically generated a cash return on investment in excess of 90% in the first year of operation, have allowed us to grow significantly since our acquisition. There can be no assurance that our new stores will obtain this level of performance in the future, and our continued high growth expansion could strain our resources. As of the end of fiscal 1999, we operated 96 stores throughout 15 states and Puerto Rico, an increase of 61 stores since our acquisition at the beginning of fiscal 1997. Our net sales increased to $134.1 million in fiscal 1998 from $70.7 million in fiscal 1996, representing a compound annual growth rate of 37.7%. Additionally, for the first three quarters of fiscal 1999, our net sales increased to $126.4 million from $94.4 million, representing a 33.9% increase over the same period last year.

                             OUR BUSINESS STRATEGY

    The elements of our business strategy combine to create a merchandise assortment and overall shopping experience that has broad consumer appeal and differentiates us from our competitors. The principal elements of our business strategy include:

    - offering fashionable, quality merchandise at prices generally 20% to 30% below most of our direct mall-based competitors;

    - maintaining distinct brand images based on fashion attitude, value pricing and quality, especially through our proprietary Charlotte Russe and [Russe label] private label merchandise;

    - targeting a highly desirable market of 15 to 35 year old women, which represents a large and growing consumer segment of the United States population;

    - offering a broad, exciting merchandise assortment that conveys a consistent fashion attitude;

    - capitalizing on strong store economics, which we have consistently achieved across a variety of mall types throughout the United States;

    - leveraging our highly experienced management team and existing infrastructure to support continued national expansion; and

    - actively managing inventory through a test-and-reorder strategy designed to minimize our exposure to fashion cycles and to contribute to rapid inventory turnover and strong gross margins.

                             OUR EXPANSION STRATEGY

    We currently operate stores in 15 states throughout the United States. Our long-term objective is to become a leading national specialty retailer of fashion-forward, affordable apparel and accessories to youthful-minded women. We intend to achieve our objective by pursuing the following initiatives:

    - OPEN NEW STORES. Based on our successful track record of penetrating new markets and solid infrastructure to support national expansion, we believe we are well positioned for accelerated growth over the next several years. Our plan is to open approximately 30 stores during fiscal 2000, for which we have already completed our site selection and evaluation.

    - EXPAND PRODUCT OFFERINGS. We also plan to grow by increasing the breadth and depth of our product categories, which may be sold in either existing stores or through new store concepts. We have historically been able to leverage our strong brand images to expand single item offerings into entire collections of related merchandise.

                                  OUR ADDRESS

    We are incorporated in Delaware, and our principal executive offices are located at 4645 Morena Boulevard, San Diego, CA 92117. Our telephone number is
(858) 587-1500.

EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES:

    - NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION;

    - A 100-FOR-ONE SPLIT OF OUR COMMON STOCK, EFFECTIVE UPON THE CLOSING OF THIS OFFERING;

    - AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION, EFFECTIVE UPON THE CLOSING OF THIS OFFERING, TO INCREASE OUR AUTHORIZED COMMON STOCK TO 100,000,000 SHARES; AND

    - THE CASHLESS EXERCISE OF OUTSTANDING WARRANTS FOR 384,236 SHARES OF OUR COMMON STOCK.

                                  THE OFFERING


Common stock offered by Charlotte Russe......  1,450,000 shares

Common stock offered by selling
  stockholders...............................  1,450,000 shares
                                               --------

      Total..................................  2,900,000 shares

Common stock outstanding after the
  offering...................................  20,145,036 shares

Use of proceeds..............................  We intend to use all of the net proceeds to repay substantially all of our secured
                                               indebtedness outstanding under our revolving
                                               credit facility.

Nasdaq National Market symbol................  CHIC


    This information is based on shares of common stock outstanding as of June 26, 1999. This information excludes:

    - 1,824,600 shares of our common stock subject to options outstanding as of June 26, 1999 at a weighted average exercise price of $1.80 per share;

    - 1,965,440 shares of our common stock subject to warrants outstanding as of June 26, 1999 at an exercise price of $1.00 per share, subject to adjustment; and

    - 750,000 additional shares of our common stock that have been reserved for issuance upon future grants of options under our stock option plans.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                PREDECESSOR                            CHARLOTTE RUSSE
                                     ---------------------------------   -------------------------------------------
                                             FISCAL YEAR ENDED             FISCAL YEAR ENDED      NINE MONTHS ENDED
                                     ---------------------------------   ---------------------   -------------------
                                     SEPT. 24,   SEPT. 30,   SEPT. 27,   SEPT. 27,   SEPT. 26,   JUNE 27,   JUNE 26,
                                       1994        1995        1996        1997        1998        1998       1999
                                     ---------   ---------   ---------   ---------   ---------   --------   --------
                                                                                                     (UNAUDITED)
STATEMENT OF INCOME DATA:
Net sales..........................   $59,307     $61,568     $70,663    $ 81,543    $ 134,091   $94,410    $126,378
Cost of goods sold.................    37,123      38,014      43,774      50,723       93,142    65,507      85,996
                                     ---------   ---------   ---------   ---------   ---------   --------   --------
Gross profit.......................    22,184      23,554      26,889      30,820       40,949    28,903      40,382
Selling, general and administrative
  expenses.........................    12,223      12,652      15,266      17,168       26,989    19,052      24,743
Amortization of goodwill and other
  intangibles......................        --          --          --         815          895       712         672
Predecessor shareholders'
  salaries.........................     9,000      10,200       8,000       1,200           --        --          --
                                     ---------   ---------   ---------   ---------   ---------   --------   --------
Operating income...................       961         702       3,623      11,637       13,065     9,139      14,967
Interest income (expense), net.....      (159)        (28)         42      (2,279)      (3,026)   (2,198)     (2,043)
Other charges, net.................       (94)       (115)       (143)       (315)        (280)     (263)       (204)
                                     ---------   ---------   ---------   ---------   ---------   --------   --------
Income before income taxes and
  extraordinary item...............       708         559       3,522       9,043        9,759     6,678      12,720
Income taxes(1)....................        --          --          --       3,987        4,245     2,905       5,342
                                     ---------   ---------   ---------   ---------   ---------   --------   --------
Income before extraordinary item...       708         559       3,522       5,056        5,514     3,773       7,378
Extraordinary loss from early debt
  retirement.......................        --          --          --          --           --        --        (519)
                                     ---------   ---------   ---------   ---------   ---------   --------   --------
Net income.........................   $   708     $   559     $ 3,522    $  5,056    $   5,514   $ 3,773    $  6,859
                                     ---------   ---------   ---------   ---------   ---------   --------   --------
                                     ---------   ---------   ---------   ---------   ---------   --------   --------
Earnings per share(2):
  Basic earnings per share
    Income before extraordinary
      item.........................                                      $   0.28    $    0.30   $  0.21    $   0.40
                                                                         ---------   ---------   --------   --------
                                                                         ---------   ---------   --------   --------
    Net income.....................                                      $   0.28    $    0.30   $  0.21    $   0.37
                                                                         ---------   ---------   --------   --------
                                                                         ---------   ---------   --------   --------
  Diluted earnings per share
    Income before extraordinary
      item.........................                                      $   0.25    $    0.27   $  0.18    $   0.35
                                                                         ---------   ---------   --------   --------
                                                                         ---------   ---------   --------   --------
    Net income.....................                                      $   0.25    $    0.27   $  0.18    $   0.32
                                                                         ---------   ---------   --------   --------
                                                                         ---------   ---------   --------   --------
Weighted average shares
  outstanding(2):
  Basic............................                                        18,300       18,300    18,300      18,300
  Diluted..........................                                        19,992       20,668    20,688      21,207

SELECTED OPERATING DATA:
Number of stores open at end of
  period...........................        30          33          35          41           74        69          85
Average square footage per
  store(3).........................     8,994       8,363       8,290       8,206        7,603     7,618       7,558
Comparable store sales increase
  (decrease)(4)....................      (7.3)%       0.8%        4.7%        5.1%        (5.8)%    (9.2)%       6.9%
Average store sales(5).............   $ 2,068     $ 2,031     $ 2,048    $  2,219    $   2,097   $ 1,542    $  1,564
Sales per square foot(6)...........   $   228     $   231     $   247    $    268    $     272   $   199    $    206

                                                                                                           AS OF JUNE 26, 1999
                                                                                                        --------------------------
                                                                                                         ACTUAL    AS ADJUSTED(7)
                                                                                                        ---------  ---------------
                                                                                                               (UNAUDITED)
BALANCE SHEET DATA:
Working capital (deficiency)..........................................................................  $  (7,420)    $  (6,420)
Total assets..........................................................................................     75,219        76,219
Total debt............................................................................................     18,860           881
Total stockholders' equity............................................................................     35,294        54,273

------------

(1) The Predecessor had elected S corporation status for federal and state income tax reporting purposes. Accordingly, the income of the Predecessor was included in the tax returns of the shareholders and no provision for income taxes was made. We have elected to operate as a C corporation since our inception.

(2) See Notes 1, 8 and 12 of Notes to the consolidated financial statements for the method used to calculate the net income per share and weighted average shares outstanding.

(3) Our average square footage per store is based on open stores at the end of the period.

(4) Our comparable store percentages are based on net sales, and stores are considered comparable beginning on the first day of the month following the fourteenth full month of sales.

(5) Our average store sales are based on the time weighted average of open stores in the period.

(6) Our sales per square foot consists of net sales divided by the time weighted average of gross square footage of open stores.


(7) This column reflects our receipt of the net proceeds from the offering, assuming an initial public offering price of $14.00 per share, after deducting estimated and underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization." Additionally, this column reflects our receipt of $1.0 million to repay a note receivable from an officer who is a selling stockholder.

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK WILL PROVIDE YOU WITH AN EQUITY OWNERSHIP INTEREST IN CHARLOTTE RUSSE. AS A CHARLOTTE RUSSE STOCKHOLDER, YOU WILL BE SUBJECT TO RISKS INHERENT IN OUR BUSINESS. THE VALUE OF YOUR INVESTMENT MAY INCREASE OR DECLINE AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AS WELL AS OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.

RISKS RELATING TO OUR BUSINESS

WE WILL BE OPENING NEW STORES MORE RAPIDLY THAN WE HAVE IN THE PAST, WHICH COULD STRAIN OUR RESOURCES AND CAUSE US TO EXECUTE OUR BUSINESS LESS EFFECTIVELY.

    Our growth will largely be dependent on successfully opening and operating new stores. During fiscal 1999, we opened 22 new stores, including 11 stores in the fourth quarter. The addition of 22 stores in fiscal 1999 will represent an increase of approximately 30% from the number of stores open at the end of fiscal 1998. We plan to open approximately 30 new stores during fiscal 2000, an increase of 31% from the end of fiscal 1999. We intend to continue to increase our number of stores at approximately this rate for at least the next few years. Our managerial and operational resources were significantly strained during our acquisition of the 16 Rampage stores in fiscal 1998. Our proposed expansion is more rapid than what we have experienced in the past, including the Rampage acquisition, and will place increased demands on our managerial, operational and administrative resources. These increased demands could cause us to execute our business less effectively, which in turn could cause deterioration in the financial performance of our individual stores and slow our new store growth.

OUR PLANNED EXPANSION INVOLVES A NUMBER OF RISKS THAT COULD PREVENT OR DELAY THE SUCCESSFUL OPENING OF NEW STORES AS WELL AS IMPACT THE PERFORMANCE OF OUR EXISTING STORES.

    Our ability to open and operate new stores successfully depends on many factors, including, among others, our ability to:

    - identify suitable store locations;

    - negotiate acceptable lease terms, including desired tenant improvement allowances;

    - source sufficient levels of inventory to meet the needs of new stores;

    - hire and train store personnel;

    - successfully integrate new stores into our existing operations; and

    - satisfy the fashion preferences of new geographic areas.

In addition, many of our new stores will be opened in regions of the United States and its territories in which we currently have few or no stores. The expansion into new markets may present competitive, merchandising and distribution challenges that are different from those currently encountered in our existing markets. Any of these challenges could adversely affect our business and results of operations. In addition, to the extent our new store openings are in existing markets, we may experience reduced net sales volumes in existing stores in those markets.

OUR STORES ARE HEAVILY DEPENDENT ON THE CUSTOMER TRAFFIC GENERATED BY SHOPPING MALLS.

    Most of our store locations are not sufficiently concentrated to make significant marketing expenditures cost effective. As a result, we depend heavily on locating our stores in prominent locations within successful shopping malls in order to generate customer traffic. We cannot control the development of new shopping malls, the availability or cost of appropriate locations within existing or new shopping malls, or the success of individual shopping malls.

IF AT ANY TIME OUR COMPARABLE STORE SALES AND QUARTERLY RESULTS OF OPERATIONS DECLINE OR DO NOT MEET THE EXPECTATIONS OF RESEARCH ANALYSTS, THE PRICE OF OUR COMMON STOCK COULD DECLINE SUBSTANTIALLY.

    Our quarterly results of operations for our individual stores have fluctuated in the past and can be expected to continue to fluctuate in the future. For instance, while quarterly comparable store sales increased at least 4.1% in each of the fourth quarter of fiscal 1998 and the first three quarters of fiscal 1999, we experienced quarterly comparable store sales decreases ranging from 1.7% to 10.5% in each of the five quarters preceding the fourth quarter of fiscal 1998. Our net sales and operating results are typically lower in the second quarter of our fiscal year due to the traditional retail slowdown immediately following the winter holiday season. Our comparable store sales and quarterly results of operations are affected by a variety of factors, including:

    - the timing of new store openings and the relative proportion of new stores to mature stores;

    - fashion trends;

    - calendar shifts of holiday or seasonal periods;

    - the effectiveness of our test-and-reorder strategy in maintaining appropriate inventory levels;

    - changes in our merchandise mix;

    - timing of promotional events;

    - general economic conditions and, in particular, the retail sales environment;

    - actions by competitors or mall anchor tenants;

    - weather conditions; and

    - the level of pre-opening expenses associated with new stores.

    You should refer to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more information.

OUR BUSINESS AND REPUTATION MAY BE ADVERSELY AFFECTED IF OUR RAMPAGE STORES ARE ASSOCIATED WITH NEGATIVE PUBLICITY RELATED TO THE USE OF THE RAMPAGE TRADEMARK BY OTHER PARTIES.

    In connection with the acquisition of our Rampage stores, we acquired the exclusive right within the United States to use the Rampage trademark for use on exterior or interior signages identifying our Rampage stores as well as the non-exclusive right within the United States to use the Rampage trademark for promotional and advertising materials. We do not, however, have the right to use the Rampage trademark on our merchandise. The right to market merchandise under the Rampage trademark was retained by Rampage Clothing Company. Further, nothing in our license agreement with Rampage Clothing Company prohibits the sale of merchandise bearing the Rampage trademark by other parties or the licensing of the Rampage trademark to other parties. In fact, Rampage Clothing Company has licensed the trademark to other parties. We believe a positive Rampage brand image is important to our success. Accordingly, if the merchandise sold by the Rampage Clothing Company or other parties under the Rampage trademark is of low quality or if the Rampage Clothing Company or these parties otherwise engage in activities that may negatively affect the Rampage trademark or are otherwise inconsistent with our Rampage store concept, consumers could lose confidence in our merchandise and our reputation and business could be materially adversely affected. You should refer to the section entitled "Business--Intellectual Property" for more information.

OUR SUCCESS DEPENDS ON OUR ABILITY TO IDENTIFY AND RAPIDLY RESPOND TO CONSUMERS' FASHION TASTES.

    The apparel industry is subject to rapidly evolving fashion trends and shifting consumer demands. Accordingly, our success is heavily dependent both on the priority our target customers place on fashion and on our ability to anticipate, identify and capitalize upon emerging fashion trends. Current fashion tastes place significant emphasis on a fashionable look. In the past this emphasis has increased and decreased through fashion cycles, and decreased emphasis has adversely affected our results. Although we rely on a test-and-reorder merchandise strategy to minimize our exposure to misjudging fashion tastes and to reduce inventory risks, we can not assure you that this strategy will continue to be successful. Our failure to anticipate, identify or react appropriately to changes in styles, trends, desired images or brand preferences could lead to, among other things, excess inventories and higher markdowns, as well as decreased appeal of our brands.

OUR MARKET SHARE MAY BE ADVERSELY IMPACTED AT ANY TIME BY A SIGNIFICANT NUMBER OF COMPETITORS.

    We operate in a highly competitive environment characterized by low barriers to entry. We compete against a diverse group of retailers, including national and local specialty retail stores, regional retail chains, traditional department stores and, to a lesser extent, mall merchandisers. Our market share and results of operations may be adversely impacted by this significant number of competitors. Many of our competitors also are larger and have substantially greater resources than we do.

WE RELY ON OUR GOOD RELATIONSHIPS WITH VENDORS TO IMPLEMENT OUR BUSINESS STRATEGY SUCCESSFULLY.

    Our business is dependent on continued good relations with our vendors. In particular, we believe that we generally are able to obtain attractive pricing and other terms from vendors because we are perceived as a desirable customer. Our test-and-reorder merchandise strategy also relies in large part on our ability to obtain merchandise from our vendors within three to six weeks from the date of order. Our failure to maintain good relations with our vendors could increase our exposure to changing fashion cycles, which may in turn lead to increased inventory markdown rates.

OUR SOUTHWESTERN UNITED STATES CONCENTRATION MAKES US SUSCEPTIBLE TO ADVERSE CONDITIONS IN THIS REGION.

    A majority of our stores are located in southern California, Arizona and Nevada. As a result, our operations are more subject to regional factors than the operations of more geographically diversified competitors. These factors include, among others, economic and weather conditions, demographic and population changes and fashion tastes.

    In addition, our corporate offices and distribution center are located in San Diego, and we transact business with vendors at our offices in the California Merchandise Mart in Los Angeles. A natural disaster or other catastrophic event, such as an earthquake, affecting southern California could significantly disrupt our operations.

OUR FAILURE TO RETAIN OUR EXISTING SENIOR MANAGEMENT TEAM COULD ADVERSELY AFFECT OUR BUSINESS.

    Our business requires disciplined execution at all levels of our organization in order to timely deliver and display fashionable merchandise in appropriate quantities in our stores. This execution requires experienced and talented management. We currently have a management team with a great deal of experience with us and in apparel retailing. If we were to lose the benefit of this experience, and in particular if we were to lose the services of Bernard Zeichner, our President and Chief Executive Officer, or Harriet Sustarsic, our Executive Vice President and General Merchandise Manager, our business could be adversely affected. We do not have employment agreements with any member of our senior management team other than Mr. Zeichner. We do not maintain key man insurance on any of our management team. You should refer to the section entitled "Management" for more information.

WE RELY ON THIRD PARTIES FOR UPGRADING AND MAINTAINING OUR MANAGEMENT INFORMATION SYSTEMS. IF THESE THIRD PARTIES DO NOT ADEQUATELY PERFORM THESE FUNCTIONS APPROPRIATELY, OUR BUSINESS COULD BE DISRUPTED.

    The efficient operation of our business is heavily dependent on our information systems. In particular, we rely heavily on the automated sortation system used in our distribution center and the merchandise management system used to track sales and inventory. We depend on our vendors to maintain and periodically upgrade these systems for the continued ability of these systems to support our business as we expand. The software programs supporting our automated sorting equipment and processing our inventory management information were licensed to us by independent software developers. The inability of these developers to continue to maintain and upgrade these software programs would disrupt our operations if we are unable to convert to alternate systems in an efficient and timely manner. You should refer to the section entitled "Business--Management Information Systems" for more information.

OUR BUSINESS MAY BE ADVERSELY AFFECTED IF OUR CRITICAL COMPUTER SYSTEMS DO NOT PROPERLY HANDLE DATE INFORMATION AFTER DECEMBER 31, 1999.

    Our operations may face risks associated with the fact that many computer systems and software programs do not properly recognize dates after December 31, 1999. This could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to receive shipments, process financial information or credit card transactions, deliver our merchandise to our stores or engage in other normal business activities.

    Despite preliminary testing of the hardware and software used in our accounting, point of sale and inventory control, and distribution information systems indicating that the versions of those products now used by us are Year 2000 compliant, those systems may nevertheless contain errors or defects associated with Year 2000 date functions. We are unable to predict to what extent our business may be affected if our internal systems experience a material Year 2000 failure. The computer systems of financial institutions, major credit card processors, utility companies, telecommunications providers and other third-party service providers outside of our control may not be Year 2000 compliant. The failure by such entities to achieve timely Year 2000 compliance could result in significant disruptions in the services provided to us, which could adversely affect our business, operating results and financial condition.

    We currently purchase merchandise from a significant number of vendors, and do not make purchases or otherwise exchange data with our vendors electronically. Because we purchase from such a diverse group of vendors, we do not believe that we are dependent on the operations of any single vendor or group of vendors. As a result, we do not intend to inquire systematically about the Year 2000 readiness of our vendors. You should refer to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness Disclosure Statement" for more information.

RISKS RELATING TO THIS OFFERING

WE ARE CONTROLLED BY A SMALL GROUP OF EXISTING STOCKHOLDERS WHOSE INTERESTS MAY DIFFER FROM OTHER STOCKHOLDERS.

    Two investment funds managed by Saunders Karp & Megrue, L.P. (collectively, the "SKM Funds") will beneficially own approximately 84.1% of our common stock after the offering. Accordingly, they will have significant influence in determining the outcome of all matters submitted to stockholders for approval, including the election of directors and significant corporate transactions. The interests of these stockholders may differ from the interests of other stockholders and their concentration of ownership may have the effect of delaying or preventing a change in our control that may be favored by other stockholders. As long as the SKM Funds own a majority of our common stock, they will have the power to elect our entire board of directors. In addition, under a stockholders agreement, the SKM Funds have the power to (1) while they hold at least 25% of our outstanding common stock, nominate three directors and designate the chairman of the board of directors and (2) while they hold at least 10% of the shares of common stock held by them immediately after the completion of the offering, including shares of common stock issuable upon exercise of outstanding warrants at such date, nominate two directors and include one director elected by the SKM Funds on each committee of the board of directors. You should refer to the sections entitled "Principal and Selling Stockholders" and "Related Transactions" for more information.

THE LIQUIDITY OF OUR STOCK IS UNCERTAIN BECAUSE IT HAS NEVER BEEN PUBLICLY TRADED, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAID.

    There has not been a public market for our common stock. As a result, the initial public offering price will be determined by negotiations among the underwriters, the selling stockholders and us, and may not be indicative of prices that will prevail in the public trading markets. Further, we cannot predict the extent to which a trading market for our common stock will develop or how liquid that market will be. You may not be able to resell your shares at or above the initial public offering price.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE MATERIALLY ADVERSELY AFFECTED BY MARKET VOLATILITY.

    The market price of our common stock is likely to fluctuate, both because of actual and perceived changes in our financial results and prospects and because of general volatility in the stock market. The factors that could cause fluctuations in our stock price may include, among other factors discussed in this section:

    - actual or anticipated variations in comparable store sales or quarterly operating results;

    - changes in financial estimates by research analysts;

    - actual or anticipated changes in the United States economy or the retailing environment;

    - changes in the market valuations of other specialty apparel or retail companies;

    - announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives; and

    - actual or anticipated sales of common stock by existing stockholders, whether in the market or in a public offering.

THE PUBLIC SALE OF OUR STOCK BY EXISTING STOCKHOLDERS COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

    The market price of our common stock could decline as a result of market sales by our existing stockholders after the offering, or the perception that such sales will occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. You should refer to the section entitled "Shares Eligible for Future Sale" for more information.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR INVESTMENT IN OUR COMMON STOCK.

    The initial public offering price per share will significantly exceed our net tangible book value per share. Accordingly, you will suffer immediate and substantial dilution of $12.89 per share, assuming an initial public offering price of $14.00 per share. This dilution is due in large part to the fact that earlier investors paid substantially less than the public offering price when they purchased their shares of our common stock. The exercise of outstanding options and warrants to purchase our common stock will result in additional dilution per share. You should refer to the section entitled "Dilution" for more information.

                           FORWARD-LOOKING STATEMENTS

    We have made statements under the captions "Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and in other sections of this prospectus that are forward-looking statements. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate" and "continue" or similar words. These forward-looking statements may also use different phrases. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements, which are subject to risks, uncertainties, and assumptions about us, may include, among other things, projections of our future results of operations or of our financial condition, our anticipated growth strategies, and anticipated trends in our business.

    We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or which we do not fully control that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled "Risk Factors."

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

    We estimate that the net proceeds from our sale of the 1,450,000 shares of common stock we are offering will be approximately $18.0 million, assuming an initial public offering price of $14.00 and after deducting the estimated underwriting discounts and offering expenses payable. We will not receive any proceeds from the sale of common stock by the selling stockholders. Upon the consummation of this offering, Mr. Bernard Zeichner, our Chief Executive Officer and President, is required to repay a $1.0 million note receivable due to us.

    We intend to use all of our approximately $18.0 million of the net proceeds from this offering to repay substantially all of our secured indebtedness outstanding under our revolving credit facility with BankBoston, N.A, as agent. This debt has a maturity date of September 30, 2002 and bears interest at a rate per annum equal to either (1) the base rate established by BankBoston, N.A. plus 1.00% or (2) the Eurodollar rate of BankBoston, N.A. plus 2.50%, at our option and subject to adjustments. As of September 13, 1999, the interest rate on borrowings under our revolving credit facility was 7.68%.

                                DIVIDEND POLICY

    We do not intend to declare or pay a cash dividend on our common stock in the foreseeable future. We currently intend to retain earnings to finance future operations and expansions. We are prohibited by the terms of our revolving credit facility from paying cash dividends without the prior written consent of the lender.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of June 26, 1999 on an actual basis and as adjusted to reflect (1) a 100-for-one split of our common stock, (2) an increase in our authorized common stock to 100,000,000 shares, (3) the sale of the shares of common stock offered by us at an assumed initial public offering price of $14.00 per share, after deducting the underwriting discount and estimated offering expenses payable by us, (4) the application of the estimated net proceeds as described in "Use of Proceeds," (5) the cashless exercise of warrants to purchase 384,236 shares of common stock by FSC Corp., an affiliate of BankBoston, N.A. and (6) repayment of a $1.0 million note receivable due to us from Mr. Bernard Zeichner, our Chief Executive Officer and President. This table contains unaudited information and should be read in conjunction with the consolidated financial statements appearing elsewhere in this prospectus.

                                                                                             AS OF JUNE 26, 1999
                                                                                           -----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
                                                                                               (IN THOUSANDS)
Capital leases, current portion..........................................................  $      428   $     428
                                                                                           ----------  -----------
                                                                                           ----------  -----------
Capital leases, net of current portion...................................................         182         182
Notes payable to bank....................................................................      18,250         271
                                                                                           ----------  -----------
    Total long-term debt.................................................................      18,432         453
Stockholder's equity:
  Preferred stock, par value $0.01 per share; 3,000,000 shares authorized, none issued or
    outstanding..........................................................................          --          --
  Common stock, par value $0.01 per share; 100,000,000 shares authorized, 18,310,800 shares issued and outstanding; 20,145,036 shares issued and outstanding, as
    adjusted.............................................................................         183         198
  Additional paid-in capital.............................................................      19,422      37,386
  Deferred compensation..................................................................        (720)       (720)
  Notes receivable from officers.........................................................      (1,020)        (20)
  Retained earnings......................................................................      17,429      17,429
                                                                                           ----------  -----------
    Total stockholders' equity...........................................................      35,294      54,273
                                                                                           ----------  -----------
      Total capitalization...............................................................  $   53,726   $  54,726
                                                                                           ----------  -----------
                                                                                           ----------  -----------

    The share information in the table is based on our shares of common stock outstanding as of June 26, 1999. This table does not include:

    - 1,824,600 shares of our common stock subject to options outstanding as of June 26, 1999 at a weighted average exercise price of $1.80 per share;

    - 1,965,440 shares of our common stock subject to warrants outstanding as of June 26, 1999 at an exercise price of $1.00 per share, subject to adjustment; and

    - 750,000 additional shares of our common stock that have been reserved for issuance under our stock plans.

                                    DILUTION

    Our pro forma net tangible book value as of June 26, 1999 was approximately $3.4 million or $0.19 per share of common stock. Our pro forma net tangible book value per share represents our total tangible assets less total liabilities divided by the pro forma total number of shares of common stock outstanding at such date, assuming the cashless exercise of warrants to purchase 384,236 shares of common stock at an exercise price of $1.00 per share.

    Without taking into account any changes in net tangible book value after June 26, 1999, other than to give effect to the sale of the shares of common stock offered by us at an assumed initial public offering price of $14.00 per share, after deducting the underwriting discount and estimated offering expenses payable by us, our pro forma net tangible book value as of June 26, 1999 would have been approximately $22.4 million or $1.11 per share of common stock. This amount represents an immediate increase in pro forma net tangible book value of $0.92 per share to the existing stockholders and an immediate dilution in pro forma net tangible book value of $12.89 per share to new investors purchasing shares in this offering. If the initial public offering price is higher or lower, the dilution to new investors will be greater or less. The following table illustrates the dilution in pro forma net tangible book value per share to new investors.

Assumed initial public offering price per share..............................             $   14.00
  Pro forma net tangible book value per share as of June 26, 1999............  $    0.19
  Increase in net tangible book value per share attributable to new
    investors................................................................       0.92
                                                                               ---------
Pro forma net tangible book value per share after the offering...............                  1.11
                                                                                          ---------
Dilution per share to new investors..........................................             $   12.89
                                                                                          ---------
                                                                                          ---------

    The following table summarizes on a pro forma basis, as of June 26, 1999, the number of shares of common stock purchased from us, the aggregate cash consideration paid to us and the average price per share paid by existing stockholders and to be paid by new investors purchasing the shares of common stock in this offering at an assumed initial public offering price of $14.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

                                       SHARES PURCHASED      TOTAL CONSIDERATION
                                      -------------------    -------------------   AVERAGE PRICE
                                      NUMBER     PERCENT     AMOUNT     PERCENT      PER SHARE
                                      -------    --------    -------    --------   -------------
Existing Stockholders..............   18,695,036    92.8%    $18,310,800    47.4%     $  1.00
New Investors......................   1,450,000      7.2     20,300,000    52.6         14.00
                                      -------    --------    -------    --------
  Total............................   20,145,036   100.0%    $38,610,800   100.0%
                                      -------    --------    -------    --------
                                      -------    --------    -------    --------

    The above information assumes no exercise of (1) the underwriters' over-allotment option and (2) stock options or warrants after June 26, 1999. As of June 26, 1999, we had reserved 1,824,600 shares of our common stock for issuance upon exercise of outstanding options at a weighted average exercise price of $1.80 per share and 1,965,440 shares of our common stock for issuance upon exercise of outstanding warrants at an exercise price of $1.00 per share. To the extent any of these options or warrants are exercised, there will be further dilution to new investors.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    The selected consolidated financial data set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this prospectus. The selected consolidated balance sheet data as of September 27, 1997 and September 26, 1998 and the selected consolidated statement of income data for the three years in the period ended September 26, 1998 have been derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The selected consolidated balance sheet data as of September 24, 1994, September 30, 1995 and September 27, 1996 and the selected consolidated statement of income data for each of the two years in the period ended September 30, 1995 were derived from audited financial statements which are not included in this prospectus. The selected consolidated balance sheet data as of June 27, 1998 and June 26, 1999 and the consolidated statement of income data for the nine months ended June 27, 1998 and June 26, 1999 have been derived from unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, which in the opinion of our management are necessary for the fair presentation of our consolidated financial position and results of operations for those periods. Our results for the nine months ended June 26, 1999 are not necessarily indicative of the results that may be expected for the entire year or for any future period.

                                                       PREDECESSOR                         CHARLOTTE RUSSE
                                             -------------------------------  ------------------------------------------
                                                    FISCAL YEAR ENDED          FISCAL YEAR ENDED     NINE MONTHS ENDED
                                             -------------------------------  --------------------  --------------------
                                             SEPT. 24,  SEPT. 30,  SEPT. 27,  SEPT. 27,  SEPT. 26,  JUNE 27,   JUNE 26,
                                               1994       1995       1996       1997       1998       1998       1999
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                        (UNAUDITED)
STATEMENT OF INCOME DATA:
Net sales..................................  $  59,307  $  61,568  $  70,663  $  81,543  $ 134,091  $  94,410  $ 126,378
Cost of goods sold.........................     37,123     38,014     43,774     50,723     93,142     65,507     85,996
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit...............................     22,184     23,554     26,889     30,820     40,949     28,903     40,382
Selling, general and administrative
  expenses.................................     12,223     12,652     15,266     17,168     26,989     19,052     24,743
Amortization of goodwill and other
  intangibles..............................         --         --         --        815        895        712        672
Predecessor shareholders' salaries.........      9,000     10,200      8,000      1,200         --         --         --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income...........................        961        702      3,623     11,637     13,065      9,139     14,967
Interest income (expense), net.............       (159)       (28)        42     (2,279)    (3,026)    (2,198)    (2,043)
Other charges, net.........................        (94)      (115)      (143)      (315)      (280)      (263)      (204)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes and
  extraordinary item.......................        708        559      3,522      9,043      9,759      6,678     12,720
Income taxes(1)............................         --         --         --      3,987      4,245      2,905      5,342
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before extraordinary item...........        708        559      3,522      5,056      5,514      3,773      7,378
Extraordinary loss from early debt
  retirement...............................         --         --         --         --         --         --       (519)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income.................................  $     708  $     559  $   3,522  $   5,056  $   5,514  $   3,773  $   6,859
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings per share(2):
  Basic earnings per share:
    Income before extraordinary item.......         --         --         --  $    0.28  $    0.30  $    0.21  $    0.40
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income.............................         --         --         --  $    0.28  $    0.30  $    0.21  $    0.37
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Diluted earnings per share:
    Income before extraordinary item.......         --         --         --  $    0.25  $    0.27  $    0.18  $    0.35
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income.............................         --         --         --  $    0.25  $    0.27  $    0.18  $    0.32
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average shares outstanding(2):
  Basic....................................                                      18,300     18,300     18,300     18,300
  Diluted..................................                                      19,992     20,668     20,688     21,207

                                                       PREDECESSOR                         CHARLOTTE RUSSE
                                             -------------------------------  ------------------------------------------
                                                    FISCAL YEAR ENDED          FISCAL YEAR ENDED     NINE MONTHS ENDED
                                             -------------------------------  --------------------  --------------------
                                             SEPT. 24,  SEPT. 30,  SEPT. 27,  SEPT. 27,  SEPT. 26,  JUNE 27,   JUNE 26,
                                               1994       1995       1996       1997       1998       1998       1999
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                        (UNAUDITED)

SELECTED OPERATING DATA:
Number of stores open at end of period.....         30         33         35         41         74         69         85
Average square footage per store(3)........      8,994      8,363      8,290      8,206      7,603      7,618      7,558
Comparable store sales increase
  (decrease)(4)............................       (7.3)%       0.8%       4.7%       5.1%      (5.8)%      (9.2)%       6.9%
Average stores sales(5)....................  $   2,068  $   2,031  $   2,048  $   2,219  $   2,097  $   1,542  $   1,564
Sales per square foot(6)...................  $     228  $     231  $     247  $     268  $     272  $     199  $     206

BALANCE SHEET DATA:
Working capital (deficiency)...............  $     952  $   1,285  $  (3,589) $  (2,676) $  (1,239) $  (1,210) $  (7,420)
Total assets...............................     15,613     17,705     49,641     57,128     74,427     71,577     75,219
Total debt.................................      4,903      5,459     21,900     22,325     28,525     29,900     18,860
Total stockholders' equity.................      4,583      5,142     18,923     23,980     29,445     27,672     35,294

----------

(1) The Predecessor had elected S corporation status for federal and state income tax reporting purposes. Accordingly, the income of the Predecessor was included in the tax returns of the shareholders and no provision for income taxes was made. We have elected to operate as a C corporation since our inception.

(2) See Notes 1, 8 and 12 of Notes to the consolidated financial statements for the method used to calculate the net income per share and weighted average shares outstanding.

(3) Our average square footage per store is based on open stores at the end of the period.

(4) Our comparable store percentages are based on net sales, and stores are considered comparable beginning on the first day of the month following the fourteenth full month of sales.

(5) Our average store sales are based on the time weighted average of open stores in the period.

(6) Our sales per square foot consists of net sales divided by the time weighted average of gross square footage of open stores.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES TO THOSE STATEMENTS AND OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We were founded in 1975 and opened our first store in Carlsbad, California. As a result of the success achieved with this store, we gradually expanded our business by adding 15 stores throughout southern California over the next 15 years. In 1990, we opened our first store in Arizona, and in 1992 we expanded into the Nevada market. As of the end of fiscal 1996, we were operating a chain of 35 stores in three states, generating over $70.0 million of net sales.

    On September 26, 1996, two funds managed by Saunders Karp & Megrue, L.P., a private equity investment firm, acquired Charlotte Russe from its founders with the intention of pursuing an accelerated national new store expansion program. Concurrent with the acquisition, Bernard Zeichner, who had joined us as President in May 1996, acquired an ownership interest in the business from the SKM Funds. The new owners believed a significant opportunity existed to leverage the strength of our new store economics by further penetrating existing markets and expanding the chain into other regions of the country. Mr. Zeichner recognized the importance of developing the necessary infrastructure to execute this strategic business plan and began hiring a number of key senior executives with national retail experience to complement the existing management team.

    In fiscal 1997, the first fiscal year under our new ownership, we opened seven new stores compared to two new stores opened in the prior fiscal year, and entered the northern California, Florida, Texas and Hawaii markets. As a result of this new store growth and a 5.0% increase in our comparable store sales, our net sales grew to $81.5 million in fiscal 1997 from $70.7 million in fiscal 1996, an increase of 15.4%.

    In fiscal 1998, we undertook several strategic initiatives to enhance our long-term national expansion plans. At the beginning of fiscal 1998, we acquired 16 stores in a bankruptcy proceeding from Rampage Retailing, Inc. for a total purchase price of $10.5 million. These stores provided us with a second distinct retail concept as well as an additional vehicle for growth. In addition, we opened 17 new Charlotte Russe stores, primarily in markets we entered in the prior fiscal year and in new markets such as Georgia and South Carolina. Accordingly, our total store base increased by 80.5% during fiscal 1998. Finally, we moved into new corporate offices and a larger, more automated distribution center capable of supporting our expansion plans over the next several years. These initiatives, particularly the Rampage acquisition, significantly strained our managerial and other resources. Due to the expedited timing of the Rampage acquisition, we initially diverted Charlotte Russe merchandise to support the opening of these stores and devoted significant managerial resources to integrating this new concept. As a result, our buying department was distracted by having to purchase for two distinctly different chains throughout much of the first half of fiscal 1998 until we were able to establish separate and dedicated buying operations for each concept. While we achieved significant growth in net sales during fiscal 1998, we were only able to achieve a modest increase in our operating income.

    Our strong operating performance in fiscal 1999 reflects the benefits of the infrastructure building process that we undertook during fiscal 1998. Net sales for the nine months ended June 26, 1999 increased to $126.4 million from $94.4 million, an increase of 33.9% over the same period last year. This increase resulted from a rise in comparable store sales of 6.9% and our continued growth of new stores. During the same period, our operating income grew to $15.0 million from $9.1 million, an increase of 63.8%. We opened 22 new stores during fiscal 1999, including 11 during the fourth quarter of fiscal 1999. These stores include our first locations in Michigan, Illinois, Pennsylvania, Connecticut, North Carolina and Puerto Rico.

RECENT DEVELOPMENTS



    Net sales for the fourth quarter of fiscal 1999 increased to $51.1 million from $39.7 million, an increase of $11.4 million or 28.7% over the same quarter last year. Our comparable store sales increased 6.3% during the fourth quarter of fiscal 1999. Net sales for fiscal 1999 increased to $177.5 million from $134.1 million, an increase of $43.4 million or 32.4% over last fiscal year. Our comparable store sales increased 6.7% during fiscal year 1999.


RESULTS OF OPERATIONS

    The following table sets forth our operating results, expressed as a percentage of sales, and store information for the periods indicated. We acquired our Rampage stores in the beginning of fiscal 1998 and, accordingly, our results for fiscal 1996 and 1997 consist only of the results for our Charlotte Russe stores.

                                                                                                    NINE MONTHS ENDED
                                                                          FISCAL YEAR            ------------------------
                                                                -------------------------------   JUNE 27,     JUNE 26,
                                                                  1996       1997       1998        1998         1999
                                                                ---------  ---------  ---------  -----------  -----------
                                                                                                       (UNAUDITED)
Net sales.....................................................      100.0%     100.0%     100.0%      100.0%       100.0%
Cost of goods sold............................................       61.9       62.2       69.5        69.4         68.0
                                                                ---------  ---------  ---------       -----        -----
Gross profit..................................................       38.1       37.8       30.5        30.6         32.0
Selling, general and administrative expenses..................       21.6       21.1       20.1        20.2         19.6
Amortization of goodwill and other intangibles................        0.0        1.0        0.7         0.7          0.6
Predecessor shareholders' salaries............................       11.4        1.4        0.0         0.0          0.0
                                                                ---------  ---------  ---------       -----        -----
Operating income..............................................        5.1       14.3        9.7         9.7         11.8
Interest income (expense), net................................        0.1       (2.8)      (2.2)       (2.3)        (1.6)
Other charges, net............................................       (0.2)      (0.4)      (0.2)       (0.3)        (0.2)
                                                                ---------  ---------  ---------       -----        -----
Income before income taxes and extraordinary item.............        5.0       11.1        7.3         7.1         10.0
Income taxes..................................................        0.0        4.9        3.2         3.1          4.2
                                                                ---------  ---------  ---------       -----        -----
Income before extraordinary item..............................        5.0        6.2        4.1         4.0          5.8
Extraordinary loss from early debt retirement.................        0.0        0.0        0.0         0.0         (0.4)
                                                                ---------  ---------  ---------       -----        -----
Net income....................................................        5.0%       6.2%       4.1%        4.0%         5.4%
                                                                ---------  ---------  ---------       -----        -----
                                                                ---------  ---------  ---------       -----        -----
Number of stores open at end of period........................         35         41         74          69           85
                                                                ---------  ---------  ---------       -----        -----
                                                                ---------  ---------  ---------       -----        -----

NINE MONTHS ENDED JUNE 26, 1999 COMPARED TO NINE MONTHS ENDED JUNE 27, 1998

    NET SALES. Net sales increased to $126.4 million from $94.4 million, an increase of $32.0 million or 33.9% over the same period last year. This increase is attributable primarily to $26.2 million of net sales for the 11 new stores opened during fiscal 1999, as well as other stores opened in prior fiscal years that did not qualify as comparable stores. Our comparable store sales increased 6.9% and contributed $5.8 million to the net sales increase during this period.

    GROSS PROFIT. Gross profit represents net sales less cost of goods sold, which includes buying, distribution and occupancy costs. Gross profit increased to $40.4 million from $28.9 million, an increase of $11.5 million or 39.7% over the same period last year. This increase is the result of higher net sales and improved gross profit margins. As a percentage of net sales, gross profit rose to 32.0% from 30.6%. The increase in gross profit as a percentage of net sales was principally due to higher initial markups and the impact of leveraging distribution center expenses over a higher sales base.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $24.7 million from $19.1 million, an increase of $5.6 million or 29.9% over the same period last year. This increase is attributable to new store expansion, increased corporate expenses, and a $722,000 impairment charge related to the plan to close two stores. The impairment loss includes $537,000 representing the net carrying value of leasehold improvements which will be abandoned and $185,000 for estimated unamortized landlord allowances that are refundable upon closure. Employee termination benefits related to the store closures will be insignificant. As a percentage of sales, these expenses dropped to 19.6% from 20.2%, primarily due to the impact of leveraging store operating expenses and corporate payroll expenses over a higher sales base. The decline in expenses as a percentage of net sales was partially offset by management bonus plan accruals, for which no comparable charge was incurred during the same period of the prior year.



    AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES. Amortization of goodwill and other intangibles expense decreased to $672,000 from $712,000, a decrease of $40,000 or 5.6% over the same period last year. The decrease is a result of lower carrying amounts for goodwill and other intangible assets during fiscal 1999 as a result of purchase price adjustments that were made related to the Rampage acquisition. We initially recorded goodwill and other intangibles based upon preliminary estimates related to the value of favorable leases. These carrying amounts were used to compute amortization in the first three quarters of fiscal 1998. Upon further investigation during the fourth quarter of fiscal 1998, the purchase price allocation was adjusted and the amounts recorded for goodwill and other intangibles were reduced.


    INCOME TAXES. The effective tax rate of 42.0% for the nine months ended June 26, 1999 compares to an effective tax rate of 43.5% for the same period last year. Our effective tax rate exceeds statutory tax rates due to non-deductible amortization of goodwill associated with the acquisition of the business in September 1996. Since amortization is a fixed amount, increases in pre-tax earnings reduce the effect of this tax difference as a percentage of pre-tax earnings.

    NET INCOME. Net income increased to $6.9 million from $3.8 million, an increase of $3.1 million or 81.8% over the same period last year. This increase was primarily due to an increase in gross profit, and was partially offset by an increase in selling, general and administrative expenses, an increase in income taxes, and a $0.5 million charge relating to the early repayment of the 12.5% subordinated debt in June 1999.

YEAR ENDED SEPTEMBER 26, 1998 COMPARED TO YEAR ENDED SEPTEMBER 27, 1997

    NET SALES. Net sales increased to $134.1 million from $81.5 million, an increase of $52.6 million or 64.4% over the prior fiscal year. The increase reflects $35.5 million of net sales from the 17 Rampage stores that were acquired or opened during fiscal 1998. An additional $21.6 million of net sales increases are related to the 16 new Charlotte Russe stores opened in fiscal 1998, as well as other stores opened in prior fiscal years that did not qualify as comparable stores. This increase was partially offset by a 5.8% decrease in our comparable store sales, which resulted in decreased sales of $4.5 million compared to the prior fiscal year.

    GROSS PROFIT. Gross profit increased to $40.9 million from $30.8 million, an increase of $10.1 million or 32.9% over the same period last year. This increase is a result of increased net sales, offset in part by decreased gross profit margins. As a percentage of net sales, gross profit decreased to 30.5% from 37.8%. The decrease in gross profit as a percentage of sales resulted in part from the inclusion of the Rampage stores acquired at the beginning of fiscal 1998, which stores have higher occupancy costs. In addition, lower comparable stores sales at our Charlotte Russe stores resulted in higher markdowns and higher occupancy expenses as a percentage of net sales.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $27.0 million from $17.2 million, an increase of $9.8 million or 57.2% over the same period last year. This increase is attributable to new store expansion and increased corporate expenses. These expenses as a percentage of net sales declined to 20.1% from 21.1% as corporate expenses were leveraged by the significant increase in our sales base. This decline was partially offset by an increase in store operating expenses resulting from the inclusion of the Rampage stores, which have slightly higher expense levels than our Charlotte Russe stores, and higher expenses for our Charlotte Russe stores resulting from a drop in average store volumes.

    AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES. Amortization of goodwill and other intangibles expense increased to $0.9 million from $0.8 million, an increase of $0.1 million or 12.5% over the same period last year. This increase is a result of our acquisition of a license agreement and other intangibles in connection with the Rampage acquisition.

    INCOME TAXES. The effective tax rate of 43.5% for the year ended September 26, 1998 compares to an effective tax rate of 44.1% for the prior fiscal year.

    NET INCOME. Net income increased to $5.5 million from $5.1 million, an increase of $0.4 million or 9.0% over the prior fiscal year. This increase was primarily due to an increase in gross profit and a $1.2 million reduction in salaries paid to predecessor shareholders pursuant to terms of the September 1996 acquisition. This increase in net income was largely offset by higher selling, corporate and interest expenses associated with the Rampage acquisition.

YEAR ENDED SEPTEMBER 27, 1997 COMPARED TO YEAR ENDED SEPTEMBER 27, 1996

    NET SALES. Net sales increased to $81.5 million from $70.7 million, an increase of $10.8 million or 15.4% over the prior fiscal year. The increase reflects $7.4 million attributable to net sales for the seven new stores opened during fiscal 1997, as well as other stores opened in prior fiscal years that did not qualify as comparable stores. Our comparable store sales increased 5.1% and contributed $3.4 million to the net sales increase.

    GROSS PROFIT. Gross profit increased to $30.8 million from $26.9 million, an increase of $3.9 million or 14.6% over the same period last year. This increase is a result of increased net sales, offset in part by decreased gross profit margin. As a percent of sales, gross profit decreased to 37.8% from 38.1%, primarily due to increased distribution center and related expenses.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $17.2 million from $15.3 million, an increase of $1.9 million or 12.5% over the same period last year. This increase is attributable to new store expansion and increased corporate expenses. As a percentage of net sales, these expenses decreased to 21.1% from 21.6%, as a result of the impact of leveraging store operating expenses over higher average store sales volumes.

    AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES. Amortization of goodwill and other intangibles expense increased to $0.8 million compared with no amortization of goodwill and other intangibles expense during the prior year. The increase is a result of our acquisition in September 1996.

    PREDECESSOR SHAREHOLDERS' SALARIES. Predecessor shareholders' salaries decreased to $1.2 million from $8.0 million, a decrease of $6.8 million or 85.0% over the same period last year. The decrease is a result of our acquisition in September 1996, which resulted in the substantial reduction in the salaries paid to the predecessor shareholders. Salaries paid to the predecessor shareholders subsequent to the acquisition date relate to services rendered to us during fiscal 1997.

    INCOME TAXES. The effective tax rate of 44.1% for the year ended September 27, 1997 compares to no income tax expense the prior year. We operated as an S Corporation prior to fiscal 1997 and, as a result, had not been subject to federal or certain state income taxes.

    NET INCOME. Net income increased to $5.1 million from $3.5 million, an increase of $1.6 million or 43.6% over the prior fiscal year. This increase was primarily due to an increase in gross profit and the $6.8 million reduction in salaries paid to predecessor shareholders pursuant to terms of the September 1996 acquisition. This increase in net income was partially offset by an increase in selling, general and administrative expenses, the $0.8 million increase in amortization of goodwill and other intangibles relating to our acquisition, a $2.3 million increase in net interest expense primarily attributable to higher levels of borrowing in connection with our acquisition, and a $0.2 million increase in other charges relating to the payment of a monitoring fee to Saunders Karp & Megrue, L.P.

QUARTERLY RESULTS AND SEASONALITY

    We have historically experienced and expect to continue to experience seasonal and quarterly fluctuations in our net sales and operating income. As is the case with many retailers of apparel and related merchandise, our business is subject to seasonal influences, characterized by strong sales during the back-to-school, Easter and winter holiday seasons. The strength of each of these three seasons generally provides relatively balanced sales during our first, third and fourth fiscal quarters. We typically experience lower net sales and net income during the second fiscal quarter ending in March of each year. Our quarterly results of operations may fluctuate significantly as a result of a variety of factors, including the timing of new store openings, fashion trends and shifts in timing of certain holidays, as well as other factors discussed in the section entitled "Risk Factors."

    The following table includes our unaudited quarterly results of operations data for each of the three quarters in the nine months ended June 26, 1999 and for each of the four quarters in the year ended September 26, 1998. We believe that this information has been prepared on the same basis as our audited consolidated financial statements and that all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the selected quarterly information when read in conjunction with our audited consolidated financial statements and the notes to those statements included elsewhere in the prospectus.

                                              FISCAL YEAR 1998                          FISCAL YEAR 1999
                                ---------------------------------------------   ---------------------------------
                                             THREE MONTHS ENDED                        THREE MONTHS ENDED
                                ---------------------------------------------   ---------------------------------
                                DEC. 27,    MAR. 28,    JUNE 27,    SEPT. 26,   DEC. 28,    MAR. 27,    JUNE 26,
                                  1997        1998        1998        1998        1998        1999        1999
                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales...................   $ 35,251    $ 27,202    $ 31,957    $ 39,681    $ 46,007    $ 35,689    $ 44,682
  Gross profit................     12,158       7,482       9,263      12,046      15,150      10,625      14,607
  Operating income............      5,324       1,532       2,283       3,926       6,385       2,784       5,798
  Net income..................      2,605         333         835       1,741       3,223       1,204       2,432

AS A PERCENTAGE OF NET SALES:
  Net sales...................      100.0%      100.0%      100.0%      100.0%      100.0%      100.0%      100.0%
  Gross profit................       34.5        27.5        29.0        30.4        32.9        29.8        32.7
  Operating income............       15.1         5.6         7.1         9.9        13.9         7.8        13.0
  Net income..................        7.4         1.2         2.6         4.4         7.0         3.4         5.4

OPERATING DATA:
  Comparable store sales
    increase (decrease).......      (10.5)%     (10.4)%      (6.7)%       4.1%        4.4%        4.5%       11.3%
  Stores open at end of
    period....................         61          62          69          74          80          82          85

LIQUIDITY AND CAPITAL RESOURCES

    Our capital requirements result primarily from capital expenditures related to new store openings. We have historically satisfied our cash requirements principally through cash flow from operations. We have used borrowings under our revolving credit facility in the past for acquisitions, including our acquisition by the SKM Funds and the acquisition of 16 stores from Rampage Retailing, Inc. Due to the rapid turnover of our inventory, we generate trade payables and other accrued liabilities sufficient to offset our working capital requirements. As of June 26, 1999, we had negative working capital of $7.4 million.

    During fiscal years 1997, 1998 and the first nine months of fiscal 1999, net cash provided by operations was $8.3 million, $9.4 million and $17.4 million. In the first nine months of fiscal 1999, cash flows from operating activities increased as a result of increased operating earnings and increased current liabilities. In fiscal 1997 and 1998 cash used in investing activities included $2.0 million and $7.3 million related to the acquisition of 16 stores from Rampage Retailing, Inc. Cash flows used for new store openings and the construction of our distribution center and corporate facility were $5.2 million, $8.5 million and $7.6 million in fiscal 1997, 1998 and the nine months ended June 26, 1999.

    Excluding the impact of financing activities related to the Rampage acquisition, the net repayment of borrowings under our revolving credit facility and capital lease obligations were $1.6 million and $2.6 million in fiscal 1997 and 1998. During the nine months ended June 26, 1999, we repaid $11.0 million of our 12.5% subordinated debt to the SKM Funds, although net borrowings under our revolving credit facility rose only $1.7 million during the same period.

    Based on our experience with recent store openings, we estimate that the average net investment to open a new store is approximately $450,000, which includes capital expenditures, net of landlord contributions, and initial inventory, net of payables. During the first year of operations, our new stores opened during fiscal 1997 and 1998 generated store-level operating cash flow in excess of $400,000, representing an average cash return on investment greater than 90% although there can be no assurance that our new stores will obtain these levels in the future. After taking into account store remodelings, corporate capital projects and distribution center enhancements, total capital expenditures for fiscal 2000 are projected to be approximately $18.0 million.

    Our revolving credit facility with BankBoston, N.A., as agent, provides us with a $32.0 million revolving line of credit under which borrowed funds bear interest at either the Eurodollar rate plus 2.50% or the base rate plus 1.00%. The revolving credit facility restricts levels of capital expenditures and indebtedness. For example, in fiscal 1999, capital expenditures are limited to the greater of $13.0 million or 54.0% of consolidated earnings before interest, taxes, depreciation and amortization, and our debt level, other than permitted indebtedness, is limited to $750,000. The revolving credit facility also requires us to maintain specified financial ratios such as:

    - funded debt to earnings before interest, taxes, depreciation and amortization;

    - earnings before interest, taxes, depreciation and amortization to total debt service;

    - interest coverage; and

    - inventory turns.


Under the revolving credit facility, no stockholder, other than the SKM Funds, may own thirty-five percent or more of our stock, on a fully diluted basis without triggering an event of default. The revolving credit facility is secured by substantially all of our assets. The revolving credit facility terminates and all outstanding borrowings are due on September 30, 2002. At June 26, 1999, our outstanding balance under the revolving credit facility was $18.3 million. We intend to apply the net proceeds from our offering to the outstanding balance of our credit facility. Upon paying down this indebtedness, we plan to modify our relationship with BankBoston, N.A. and amend the terms of our credit agreement.


    We believe that the proceeds from this offering, together with anticipated cash flow from operations and funds anticipated to be available under our revolving credit facility, will be sufficient to fund our store expansion program and working capital requirements through fiscal 2000. If our cash flow from operations should decline significantly, or if we accelerate our store expansion program, it may be necessary for us to seek additional sources of capital.

    Upon completion of the offering we expect to issue options to purchase 250,000 shares of our common stock at an exercise price equal to the initial public offering price of our common stock. The terms of these options will be substantially the same as other options previously issued under our 1996 and 1999 Long-Term Incentive Plans.

    Upon completion of our initial public offering, vesting of options to purchase 274,500 shares of common stock held by Mr. Bernard Zeichner, our President and Chief Executive Officer, will accelerate and become fully vested. If our initial public offering is not completed, these options will continue to vest over the remaining terms of the option agreement. Accordingly, we have determined the stock option award to be a fixed award and as such no compensation will be recorded upon completion of the initial public offering.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Our market risks relate primarily to changes in interest rates. We bear this risk in two specific ways. First, we have debt outstanding under our $32.0 million revolving credit facility. This debt has a maturity date of September 30, 2002 and bears interest at a rate per annum equal to either (1) the base rate established by BankBoston, N.A. plus 1.00% or (2) the Eurodollar rate of BankBoston, N.A. plus 2.50%, at our option and subject to adjustments. As of September 13, 1999, the interest rate on outstanding borrowings was 7.68%. We intend to use approximately $18.0 million of the net proceeds from this offering to repay any of the secured indebtedness outstanding at the time of such payment, but may borrow additional funds under our facility as needed. Our revolving credit facility carries a variable interest rate pegged to market indices and, therefore, our statement of income and our cash flows will be exposed to changes in interest rates.

    The second component of interest rate risk involves the short-term investment of excess cash in short-term, investment-grade interest-bearing securities. These are considered to be cash equivalents and are shown that way on our balance sheet. Changes in interest rates affect the investment income we earn on our investments and, therefore, impact our cash flows and results of operations.

YEAR 2000 READINESS DISCLOSURE STATEMENT

    The Year 2000 issue refers to the potential for system and processing failures of date-related calculations after December 31, 1999, and is the result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000.

    STATE OF READINESS. We have made a preliminary assessment of the Year 2000 readiness of our core management information systems, including the hardware supporting those systems. We have either replaced or upgraded substantially all of these systems within the past two years and we have been advised by the vendors of the hardware and software used in our financial accounting, point-of-sale and inventory management, and distribution center sortation systems that the versions of their products now used by us are Year 2000 compliant. Each of these replacements and upgrades were part of our budgeted expenses for upgrading our computer infrastructure and were not primarily part of an attempt to address the Year 2000 issue. We have begun testing these systems ourselves on a separate computer with simulated dates after December 31, 1999 to verify compliance, and plan to complete this testing by November 1, 1999. We believe that any issues identified will be corrected prior to December 31, 1999, although we cannot assure you that we will be able to complete any necessary corrective actions in a timely manner.

    We are also planning to investigate other less critical equipment and machinery that may contain embedded technology with Year 2000 compliance problems, such as our alarm system and uninterrupted power supply. We expect that we will have completed our initial assessment and any corrective actions with respect to these systems no later than November 30, 1999. We also have material relationships with third-party service providers outside of our control, such as financial institutions, major credit card processors, telecommunications providers and public utilities, that may not have adequately addressed the Year 2000 issue. We are contacting the financial institutions and public utilities with which we do business to obtain their oral assurance that they will be Year 2000 compliant. We have been orally advised by our major credit card processors and telecommunications providers that they believe their operations will not be significantly disrupted by Year 2000 issues. Other than minimal testing of the systems of our major credit card processors, however, we have no assurance that our third-party service providers will be Year 2000 compliant or that they are correct in their Year 2000 assessments. Significant disruptions in the services provided to us would adversely affect our operations. We currently purchase merchandise from a significant number of vendors, but do not make purchases or otherwise exchange data with our vendors electronically. In addition, because we purchase merchandise from a diverse group of vendors we do not believe that we are dependent on the operations of any single vendor or group of vendors. As a result, we do not intend to inquire systematically about the Year 2000 readiness of our vendors and their ability to address Year 2000 issues.

    OUR YEAR 2000 RISKS. We currently believe that our systems will be Year 2000 compliant and capable of functioning beyond December 31, 1999. In the most reasonably likely worst case scenario, we could experience total system failure for our management information systems. This would cause significant disruptions in our operations, including a temporary inability to process financial information or credit card transactions, receive shipments and timely deliver our merchandise to our stores, execute our critical test-and-reorder strategy effectively or otherwise engage in other normal business activities. We may also suffer damage to our brand names if we are unable to execute our test-and-reorder strategy to track changes in fashion trends, and we may experience increased expenses associated with stabilization of operations after critical systems failure and execution of contingency plans. In another reasonably likely worst case scenario, a significant number of our vendors would be unable to continue to supply adequate amounts of merchandise. Although the adverse effects of any or all of these events are not quantifiable at this time, any of these events would likely result in a loss of income and otherwise have a material adverse effect on our business and operating results.

    OUR CONTINGENCY PLANS. We have not yet developed and do not expect to develop contingency plans to handle the most likely worst case Year 2000 scenarios because we believe our systems will be Year 2000 compliant and capable of functioning beyond December 31, 1999. We expect, however, that the worst case scenario involving the failure of our management information systems over a sustained period would necessitate reverting to a number of manual systems for recording sales, ordering merchandise and replenishing our store level inventory. Further, we expect that the worst case scenario for the loss of a significant number of vendors would require us to seek alternative sources of supply, although there can be no assurance that such alternative sources would be available on reasonable terms or at all. We intend to take appropriate actions to mitigate the effects of third party failures to remediate Year 2000 issues and for unexpected failures in our systems. If it becomes necessary for us to take corrective actions, it is uncertain whether these actions would result in significant interruptions in service or delays in business operations or whether it would have a material adverse effect on our results of operations, financial position or cash flow.

    OUR YEAR 2000 REMEDIATION COSTS. As of June 26, 1999, we have spent less than $50,000 addressing the Year 2000 issue and expect to spend a comparable amount during the remainder of this calendar year. These amounts do not reflect the cost of our employees that are responsible for testing our systems for Year 2000 compliance. We currently have nine employees spending a significant portion of their time resolving Year 2000 compliance problems. Until we have completed our compliance testing, however, we cannot be sure that the costs associated with remediating Year 2000 issues will not be materially more than our current estimate.

INFLATION

    We do not believe that inflation has had a material adverse impact on our business or operating results during the periods presented.

                                    BUSINESS

    We are a rapidly growing, mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women between the ages of 15 and 35. We have two distinct store concepts, "Charlotte Russe" and "Rampage," and operated a total of 96 stores in 15 states and Puerto Rico as of the end of fiscal 1999. Through our fashion content, merchandise mix, exciting store layout and design, and striking merchandise presentation, we project fashion attitudes that appeal to customers across age and socioeconomic boundaries. Our Charlotte Russe stores offer fashionable, affordable apparel and accessories that have been tested and accepted by the marketplace, thus appealing to women who prefer established fashion trends. Our Rampage stores feature emerging fashion trends and thus appeal to women with a flair for making fashion statements who are willing to pay somewhat higher prices to create a cutting-edge look. Our stores are located predominantly in high-visibility, center court mall locations in spaces that average approximately 7,500 square feet. These stores, which are generally twice as large as those of most of our competitors, are designed to create an environment that is exciting to shop and accentuates the fashion, breadth and value of our merchandise selection.

    Our broad assortment of merchandise is centered around styles that are affordable, feminine and reflect the latest fashion trends. Our breadth of merchandise enables our customers to assemble coordinated and complete outfits that satisfy many of their lifestyle needs. Both our Charlotte Russe and Rampage store concepts offer merchandise at value-oriented prices, generally 20% to 30% less than prices for comparable items offered by most of our direct mall-based competitors. Over 80% of our Charlotte Russe merchandise is sold under the Charlotte Russe label and over 90% of our Rampage merchandise is sold under our proprietary Z label. The remainder of our merchandise consists of nationally-recognized brands popular with our customers.

OUR BUSINESS STRATEGY DIFFERENTIATES US FROM OUR COMPETITORS.

    The elements of our business strategy combine to create a merchandise assortment that appeals to consumers from a broad range of socioeconomic, demographic and cultural profiles and that differentiates us from our competitors. We believe this broad consumer appeal, coupled with our superior new store cash returns on investment, creates a highly portable store concept and a significant opportunity for growth. The principal elements of our business strategy include the following:

    OFFER CONSISTENT VALUE PRICING. We offer a broad assortment of fashionable, quality merchandise at prices generally 20% to 30% below most of our direct mall-based competitors. We employ this value-pricing strategy across both of our store concepts, with an average sales price for apparel items at our Charlotte Russe and Rampage stores of approximately $18.75 and $29.00. Because our prices are affordable and our merchandise quality is comparable to higher priced specialty retailers and department stores, we create a strong perception of value that has enabled us to build a broad and loyal base of customers.

    MAINTAIN DISTINCT BRAND IMAGES. We have created focused and differentiated brand images based on fashion attitude, value pricing and quality. These images are consistently communicated through all aspects of our business, including merchandise assortments and in-store visual merchandising. We also enhance brand recognition by offering over 80% of our Charlotte Russe merchandise under the Charlotte Russe label and over 90% of our Rampage merchandise under our proprietary Z label. We believe that the strength of our private label merchandise, along with other nationally branded merchandise, provides opportunities for expansion of our current merchandise categories and entry into new product categories.

    TARGET A HIGHLY DESIRABLE MARKET. Our stores and fashionable merchandise target women between the ages of 15 and 35, a broad and large group that is expected to grow over the next ten years. We believe that our target population spent a total of $28.1 billion on apparel in 1998, up from $25.7 billion in 1995. While our target customer base is expected to grow, the teenage and early twenties population, a core group of our target market, is expected to grow at a rate faster than that of the overall United States population according to the United States Census Bureau. We believe that an increase in minimum wage, higher employment and easier access to credit cards will continue to contribute to substantial growth in the buying power of our target market.

    OFFER BROAD, EXCITING MERCHANDISE ASSORTMENT. Our merchandising strategy is founded on offering a broad assortment of apparel and accessories that conveys a consistent fashion attitude. Our merchandise includes ready-to-wear apparel such as knit and woven tops, dresses, shorts, pants and skirts, as well as accessories such as shoes, handbags and jewelry that enable our customers to create distinct ensembles complemented by color coordinated and fashion-forward items. Our merchandise assortment is voguish enough to attract teenage customers and yet stylish enough to retain those women as they mature into young adults. We maintain a fresh and exciting shopping environment by frequently introducing new merchandise into our stores and by regularly updating our merchandise displays. In addition, our stores on average exceed 7,500 square feet and thus provide a comfortable and spacious environment that accentuates the breadth of our merchandise offerings.

    CAPITALIZE ON STRONG STORE ECONOMICS. Based on our experience with recent store openings, we estimate that the average net investment to open a new store is approximately $450,000, which includes capital expenditures, net of landlord contributions, and initial inventory, net of payables. During their first year of operations, our new stores opened during fiscal 1997 and 1998 generated average net sales of approximately $1.8 million and store-level operating cash flow in excess of $400,000, or more than 22.0% of net sales. Accordingly, these stores generated an average cash return on investment in excess of 90% in their first year of operations, although there can be no assurance that our new stores will obtain these levels in the future.

    LEVERAGE HIGHLY EXPERIENCED MANAGEMENT TEAM. We believe our senior management team combines a unique blend of experience with the company and other national growth retailers. Following our acquisition in September 1996, Mr. Zeichner recruited eight members of our highly experienced management team, who have participated in the successful national expansion of retailers such as Contempo Casuals, Guess? and Price Club. As a group, these officers currently have an average of over 19 years of retail experience. These new managers complemented our core group of buying and operations managers who had participated in the evolution and growth of the Charlotte Russe concept and who currently have an average of over 16 years of retail experience with us. The successful integration of these distinct skill sets has produced a unique corporate culture that leverages the talents of each group. Our management is positioned to capitalize on the strong economics of the Charlotte Russe and Rampage concepts and to successfully execute our national expansion program.

    ACTIVELY MANAGE INVENTORY. The cornerstone of our merchandising strategy is our test-and-reorder philosophy. This strategy allows us to minimize our inventory risk by ordering small quantities of fashion merchandise to test customer acceptance before placing larger purchase commitments. Our test-and-reorder strategy is successful in large part because we deal primarily with domestic vendors, which in management's experience has generally resulted in short lead times of three to six weeks. These short lead times, together with our ability to monitor store sales on a daily basis, permit us to quickly react to sell-through trends and fashion preferences. We have one of the highest inventory turn rates in the industry and we believe that our approach to managing our merchandise mix has contributed to strong gross margins and lower-than-average markdown rates.

WE INTEND TO BECOME A LEADING NATIONAL SPECIALTY RETAILER.

    Our long-term objective is to become a leading national specialty retailer of affordable fashion-forward apparel and accessories to youthful-minded women. We intend to achieve this objective by pursuing an aggressive store opening campaign and by expanding the breadth of our product categories.

    OPEN NEW STORES. In connection with our acquisition in 1996, we initiated a program to accelerate the rate of our new store openings and to expand our operations to areas outside our core markets of southern California, Arizona and Nevada. Since that time, we have more than doubled our store base from 35 stores to 96 stores throughout 15 states and Puerto Rico as of the end of fiscal 1999. Based on this successful track record, favorable demographic trends and a solid infrastructure, we believe we are well positioned for accelerated growth over the next several years. Our plan is to open approximately 30 stores during fiscal 2000, for which we have already completed our site selection and evaluation process. We expect to open new stores in existing markets as well as in markets in which we currently do not have a presence. We believe that our Charlotte Russe and Rampage stores are highly portable store concepts that achieve superior new store cash returns on investment and can operate successfully in a wide variety of geographic and demographic markets. Our Charlotte Russe stores, for instance, have generated similar store-level operating cash flow margins across a variety of mall types throughout different geographic regions. In addition, we continually review our store base and have identified two underperforming stores that we are considering closing prior to the end of fiscal 2000.

    EXPAND PRODUCT OFFERINGS. We also plan to grow by increasing the breadth and depth of our product categories, which may be sold in either existing stores or through new store concepts. We have historically been able to leverage our strong brand images to expand single item offerings into an entire collection of related merchandise. For example, over the past three fiscal years we have expanded our initial offering of bras into an entire lingerie department consisting of bras, panties, intimate nighttime apparel, robes and slippers. Our sales of lingerie, as a percentage of net sales, increased from 1.6% to 5.4% during this period. We experienced similar success in expanding our shoe product category. We believe that a substantial market opportunity exists for adding fashionable new products, particularly in the high-margin areas of accessories and gift and decor items. To capitalize on this market opportunity, we intend to test a new store concept called "Charlotte's Room," through which we will sell themed products aimed at the teenage consumer. We initially plan to test this concept in two stores later this calendar year.

OUR TARGET CUSTOMERS ARE YOUNG, FASHION-CONSCIOUS WOMEN.

    Our two retail store concepts target young, fashion-conscious women. Our Charlotte Russe customer is a woman who desires understandable trends at substantial value. She is a hip teenager seeking the current fashion trends, as well as the fashionable working woman looking for career dressing. Regardless of her age, the Charlotte Russe customer is feminine and body conscious. Our Rampage stores cater to women with definitive fashion sense who set rather than follow trends. Our Rampage customer is hip, eclectic, body conscious and tapped into pop culture. She wants her look to be cutting-edge, while recognizing the value of competitive pricing.

WE MANAGE OUR INVENTORY THROUGH MERCHANDISE PLANNING AND ALLOCATION.

    Our merchandise planning and allocation team works closely with our General Merchandise Manager, merchants and store personnel to meet the requirements of individual stores for appropriate merchandise in sufficient quantities. This team is also responsible for managing inventory levels, allocating merchandise to stores and replenishing inventory based upon information generated by our management information systems. Our planning department allocates merchandise for new store openings based on estimated units per square foot, and all new stores are fully stocked prior to opening. Our inventory control systems monitor current inventory levels at each store and for our operations as a whole. If necessary, we shift slow moving inventory to other stores for sell-through prior to instituting corporate-wide markdowns. We also monitor recent selling history within each store by merchandise classification, style, color and size.

OUR TWO RETAIL CONCEPTS OFFER ESTABLISHED FASHION AND CUTTING-EDGE MERCHANDISE.

    CHARLOTTE RUSSE. Our Charlotte Russe stores provide an exciting, fashionable assortment of merchandise that complements virtually every facet of our customers' lifestyle. Our merchandise reflects established fashion trends and includes a broad offering of ready-to-wear apparel, including knit and woven tops, dresses, shorts, pants and skirts, as well as seasonal items such as prom dresses and outerwear. This product assortment allows us to be fashionable enough to attract teenage customers and yet stylish enough to retain customers as they become young working women. We believe Charlotte Russe stores offer a higher percentage of dresses as compared to other specialty retailers to better meet our customers' broad lifestyle needs for casual, social, career and special occasion wear. Our typical dresses range in price from $19.99 to $60.00, although prices can be as high as $80.00 to $120.00 for special occasion dresses. By offering a product mix that reflects a more mature stage of the fashion cycle, our Charlotte Russe stores are able to learn from the experience of our Rampage stores with emerging trends in order to more quickly identify fashion that has a broad market appeal. Charlotte Russe stores also offer a broad assortment of accessories, such as lingerie, shoes, jewelry, handbags and cosmetics. Our expansive accessories category enables us to offer the convenience of one-stop shopping to our customers, enabling them to complement their ready-to-wear clothing with color coordinated items and fashion-forward accessories. Over 80% of the merchandise sold in these stores carries the Charlotte Russe label. Our average sales price for apparel items is $18.75, and the average sales price for all of our merchandise, including accessories, is $14.00.

    RAMPAGE. Our Rampage stores offer essentially the same breadth of ready-to-wear apparel as our Charlotte Russe stores, but the merchandise reflects emerging trends and therefore a more cutting-edge look. There is also less emphasis on the career customer in our Rampage stores. The retail prices for our typical dresses range from $38.00 to $68.00, although prices can be higher for special occasion dresses. Over 90% of the Rampage merchandise is offered under our proprietary Z label. We work with our vendors to design a majority of the merchandise that is carried in our Rampage stores. We also have established a standard fit for all of our apparel to ensure consistent sizing among our merchandise. Our Rampage stores also offer specialty accessories that complement our higher-end merchandise. By offering the latest in emerging fashions, our Rampage stores are able to command higher price points than Charlotte Russe, but still below our competitors. The average sales price for apparel items in our Rampage stores is $29.00, and the average sales price for all of our merchandise, including accessories, is $23.00.

OUR VISUAL MERCHANDISING STRENGTHENS OUR BRAND NAME AND CREATES AN EXCITING
  SHOPPING ENVIRONMENT.

    We rely on a combination of merchandise presentation and complementary in-store signage to communicate a consistent fashion point-of-view to our customers and to encourage the purchase of coordinated outfits. Our visual merchandising team also makes use of mannequins in store windows as well as on the selling floor to enhance our merchandise presentation.

    Within our Charlotte Russe stores, we seek to create an inviting environment by grouping our fashionable merchandise into multiple in-store boutiques centered around lifestyle themes. While shopping in our store, a customer will observe separate and distinct areas devoted to her various lifestyle needs, including casual, club and career wear, lingerie, shoes and accessories, each offering a vast array of selections. Each lifestyle collection is complemented by an extensive in-store image advertising campaign that reinforces the lifestyles and aspirations of our target customers, while also strengthening our brand image. We believe that this multi-boutique feel creates an attractive atmosphere for our customers and that the breadth and depth of our lifestyle categories makes us a destination location for their shopping needs.

    At our Rampage stores, we employ a different, but equally effective visual merchandising strategy in order to capture our customers' interest. Our Rampage merchandise is grouped by color and fashion trends to keep the stores looking vibrant, hip and visually stimulating. We have implemented a comprehensive marketing program that builds on our in-store sign graphics to accentuate the fashion, quality and cutting-edge style of our merchandise.

WE ORDER PRIMARILY FROM DOMESTIC SOURCES AND UTILIZE A TEST-AND-REORDER
  STRATEGY.

    All of our inventory is purchased from third party vendors. The cornerstone of our merchandising strategy is our test-and-reorder philosophy. This strategy allows us to manage our inventory risk by testing small quantities of fashion merchandise in our stores before placing larger purchase commitments. Our experienced buying staff then uses sophisticated information systems to track the weekly sell-through of each merchandise item by classification, style, color and size, and places appropriate reorders for popular merchandise. Accordingly, our test-and-reorder strategy enables us to quickly react to sell-through trends and fashion preferences.

    Our test-and-reorder strategy is successful in large part because we deal with domestic vendors, which in management's experience has generally resulted in short lead times of three to six weeks. Accordingly, we have established relationships with over 600 vendors to meet our ongoing fashion and inventory needs. We believe that we generally are able to obtain attractive pricing and other terms from vendors because of their desire to be associated with the Charlotte Russe and Rampage images and the rapid consumer feedback provided by our test-and-reorder philosophy. We maintain a buying office in the California Merchandise Mart in Los Angeles, the primary apparel center in southern California, to facilitate constant dialogue and feedback between our buying staff and our vendors. During the nine months ended June 26, 1999, our top five vendors accounted for less than 12.2% of our total purchases and no single vendor accounted for more than 3.9% of our total purchases.

WE DISTRIBUTE MERCHANDISE THROUGH OUR MODERN SAN DIEGO FACILITY.

    The timely and efficient distribution of merchandise to our stores is critical to the success of our test-and-reorder strategy. We process all of our merchandise through our modern 125,000 square foot distribution center in San Diego, California, which we built and took possession in April 1998. Our distribution facility employs an automated system for sorting apparel by store and facilitating packaging for display in our stores. We estimate that approximately 20% of our apparel merchandise is currently pre-ticketed by our vendors, and we expect that this percentage will increase substantially over the next twelve months. This pre-ticketing by vendors saves time, reduces labor costs and enhances inventory management. Our merchandise is generally shipped to stores within 24 hours of receipt at the distribution center for delivery on common carrier within one to three business days. Our merchandise is available for sale in our stores the same day it is received and, accordingly, the time period from receipt of goods at our distribution center to display in our stores is typically less than five days. Each store generally receives three to five merchandise shipments per week. We believe our current distribution infrastructure is sufficient to accommodate our expected store growth and expanded product offerings over the next several years.

WE HAVE STORES IN NUMEROUS LOCATIONS THROUGHOUT THE UNITED STATES.

    As of September 25, 1999, we operated 74 Charlotte Russe stores and 22 Rampage stores throughout 15 states and Puerto Rico. The number of our stores located in each state is shown in the following map and store list according to the state or territory in which such store is located.

                                 [MAP]

ARIZONA (8)
----------------------------------------
Arizona Mills (Tempe)+
Arrowhead Center (Glendale)
Fashion Square (Scottsdale)
Fiesta Mall (Mesa)
Metro Center (Phoenix)
Paradise Valley Mall (Phoenix)
Tucson Mall
CALIFORNIA (40)
----------------------------------------
Fresno Fashion Fair
Los Angeles
  Beverly Center (R)
  Brea Mall
  Del Amo Fashion Center (Torrance)+
  Fox Hills Mall (Culver City)
  Glendale Galleria +
  Laguna Hills Mall
  Lakewood Fashion Center
  Los Cerritos Center
  Main Place (Santa Ana)
  Mission Viejo (R)
  Montclair Plaza
  Montebello Town Center
  Moreno Valley Mall
  Northridge Fashion Center
  Ontario Mills
  Plaza at West Covina
  Santa Anita Fashion Park
  Sherman Oaks (R)
  South Coast Plaza (Costa Mesa) (R)
  Thousand Oaks Center
  Topanga Plaza (Canoga Park)+
  Westminster Mall
  Westside Pavillion (R)
San Diego
  Chula Vista Center
  Fashion Valley Center
  Grossmont Center (La Mesa)
  Mission Valley
  Plaza Camino Real (Carlsbad)
  North County Fair (Escondido)
  Parkway Plaza (El Cajon)
  Plaza Bonita (National City)
  University Towne Center
Santa Rosa Plaza
Serramonte Center (Daly City)
Sun Valley (Concord) (R)
Valley Plaza (Bakersfield)

CONNECTICUT (1)
----------------------------------------
Meriden Square

FLORIDA (15)
----------------------------------------
Aventura Mall (R)
Broward Mall (Plantation)
Citrus Park Center (Tampa)
Coral Square
Dadeland Mall (Miami) (R)
Edison Mall (Fort Meyers)
Melbourne Square
Orange Park Mall
Orlando Fashion Square
Oviedo Marketplace
Regency Square (Jacksonville)
Shops at Sunset (South Miami)
The Falls (Miami) (R)
Tyrone Square (St. Petersburg)
West Oaks Mall (Ococe)

GEORGIA (6)
----------------------------------------
Augusta Mall
Mall of Georgia at Mill Creek+
Northlake Mall (Atlanta)
Perimeter Mall (Atlanta)
Town Center at Cobb (Kennesaw)

HAWAII (1)
----------------------------------------
Pearlridge (Aiea)

ILLINOIS (2)
----------------------------------------
Stratford Square
Water Tower Place (Chicago)(R)

MICHIGAN (1)
----------------------------------------
Great Lakes Crossing (Auburn Hill)

NEW JERSEY (1)
----------------------------------------
Garden State Plaza (Paramus) (R)

NEW YORK (6)
----------------------------------------
Palisades Center (West Nyack)+
Roosevelt Field (Garden City)+
Soho (R)
Walden Galleria (Buffalo)

NEVADA (4)
----------------------------------------
Boulevard Mall (Las Vegas)+
Galleria (Henderson)
Meadows Mall (Las Vegas)

NORTH CAROLINA (1)
----------------------------------------
Concord Mills

PENNSYLVANIA (1)
----------------------------------------
Franklin Mills (Philadelphia)

PUERTO RICO (1)
----------------------------------------
Plaza Del Sol

SOUTH CAROLINA (1)
----------------------------------------
Haywood Mall (Greenville)

TEXAS (7)
----------------------------------------
Collin Creek Mall (Plano)
Grapevine Mills
Highland Mall (Austin)
Houston Galleria (R)
Lakeline Mall (Cedar Park)
Northpark Mall (Dallas) (R)
Valley View (Dallas)

---------

(R) Rampage store only

 +  Both a Charlotte Russe and Rampage store

    The following table highlights the number of stores, by geographic region, opened in each of the last five fiscal years:

                                                                                        NORTHEAST
                                                       CALIFORNIA SOUTHWEST  SOUTHEAST   & OTHER     TOTAL
                                                       ---------  ---------  ---------  ---------  ---------
Store count as of October 1, 1994....................         24          6         --         --         30

FISCAL 1995
  Stores opened......................................          3          1         --         --          4
  Store closed.......................................         (1)         0         --         --         (1)
                                                       ---------  ---------  ---------  ---------  ---------
                                                              26          7         --         --         33

FISCAL 1996
  Stores opened......................................          0          2         --         --          2
                                                       ---------  ---------  ---------  ---------  ---------
                                                              26          9         --         --         35

FISCAL 1997
  Stores opened......................................          3          1          2          1          7
  Store closed.......................................         (1)         0          0          0         (1)
                                                       ---------  ---------  ---------  ---------  ---------
                                                              28         10          2          1         41

FISCAL 1998
  Stores acquired (Rampage)..........................          7          2          3          4         16
  Stores opened......................................          4          4          9          0         17
                                                       ---------  ---------  ---------  ---------  ---------
                                                              39         16         14          5         74

FISCAL 1999
  Stores opened......................................          1          3          9          9         22
                                                       ---------  ---------  ---------  ---------  ---------
Store count at end of fiscal 1999....................         40         19         23         14         96
                                                       ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------

WE SEEK TO LOCATE OUR STORES IN LARGE, COMMANDING SPACES IN HIGH TRAFFIC AREAS OF STRONG REGIONAL MALLS.

    Our stores, which average approximately 7,500 square feet, are generally twice the size of most of our mall-based competitors' stores and provide a comfortable and spacious shopping environment that accentuates the breadth of our merchandise offering. To distinguish our stores, we also seek prominent center court locations with distinctive architectural features, such as high angled ceilings, which our store designers and visual merchandisers can use to create striking displays, facades and entrances. We believe that specialized store design features, including finished ceilings, classic lighting and detailed features, help create a differentiated store environment unique to young women's apparel retailers in the mall. We have historically been able to locate and profitably operate our stores in a variety of malls catering to different socioeconomic, demographic and cultural profiles. We remodel our stores as appropriate and economically feasible, generally in connection with our lease renewals.

    We engage an independent real estate consultant to initially identify favorable store locations in existing or new markets. This consultant currently does not advise any other operators within the women's apparel industry. Our site selection criteria includes:

    - a careful assessment of mall traffic;

    - the performance of other retailers within the mall and in particular those serving our target customers;

    - the proposed location within the mall;

    - population and demographic characteristics of the area; and

    - projected profitability and cash return on investment.

    Immediately after site approval, we simultaneously negotiate lease terms and begin planning the store layout and design. We typically open a new store within three months after lease execution and delivery of space.

STORE OPERATIONS

    Our store operations are organized into a Western region with six districts and an Eastern region with six districts. Each region is managed by a regional manager and each district is managed by a district manager. Each district manager is responsible for an average of eight stores. We expect to add two additional district managers before the end of this fiscal year. Individual store personnel generally consists of a store manager, one or two assistant managers and seven to ten sales associates, the number of which generally increases during our peak selling seasons. Our store managers are responsible primarily for customer service training and hiring store level staff. Merchandise selections, inventory management and visual merchandising strategies for each store are determined at the corporate level. Our regional, district, and store managers receive a base compensation plus incentive compensation based on sales goals.

    Our commitment to customer satisfaction and service is an integral part of building customer loyalty. We strive to hire enthusiastic sales personnel and provide them with extensive training to create a sales staff with a strong fashion sense, a focus on customer service and a willingness to assist customers with assembling, accessorizing and coordinating outfits.

    Our standard training program for store managers includes an initial three week session at a store managed by one of our approved training managers, as well as frequent regional and district meetings. In addition, our training manual provides practical information and skill development for all store level positions. We develop new store managers by promoting from within and selectively hiring from other retail organizations. In anticipation of our accelerated store expansion, we have increased the number of people in our store manager training program.

WE FOCUS MARKETING AND PROMOTION ON DEVELOPING OUR BRANDS.

    Our marketing and promotional activities contribute greatly to the development of our brands, and as our operations continue to grow nationally, these activities will expand in scope and become increasingly important to us. Historically, our marketing and promotional activities have been primarily focused on in-store initiatives. For example, we maintain store signage and in-store graphics, packaging, and displays that convey our fashion-forward orientation and brand. We have also conducted direct mail campaigns in association with new store openings and utilized limited outdoor advertising. Additionally, our periodic promotional activities are designed to drive traffic into our stores and to further our brand image of fashion and value. In the future, we expect our marketing and promotional program will include national and regional print advertising, radio and television advertising and billboard and bus stop advertising. We also plan to develop an Internet site that we believe will further enhance our brand image and that we may eventually use as a new channel for selling our merchandise.

MANAGEMENT INFORMATION SYSTEMS ARE IMPORTANT TO OUR BUSINESS.

    We are committed to investing in and continually upgrading our management information systems, as we believe those systems are critical to implementing our expansion strategy in an efficient manner and to maintaining a competitive industry position. Our management information systems address, among others things, our stock keeping unit and classification inventory tracking, purchase order management, merchandise distribution, automated ticket making, general ledger, sales audit, accounts payable, fixed asset management, payroll, integrated financials and point-of-sale information. Our buying, allocation and distribution functions are supported by an ICM merchandising system that is tailored for Charlotte Russe and we utilize a Lawson Software package for our financial reporting and human resource functions. We believe our current systems are adequate to meet future expansion plans over the next several years.

    Our sales are updated daily in the merchandise reporting system by polling sales information from each store's point-of-sale terminal. Our point-of-sale system consists of registers providing price look-up, time and attendance, supply ordering, bill of lading tracking and automated charge card processing. We believe these features improve transaction accuracy, increase speed of checkout time and overall store efficiency, and enable us to track the productivity of individual sales associates. Through automated nightly two-way electronic communication with each store, we upload sales information, payroll hours and messages to our host system, and download new merchandise pricing, price changes for existing merchandise, carton receipts and system maintenance tasks to the point-of-sale devices. Based upon the evaluation of information obtained through daily polling, our planning department implements merchandising decisions regarding inventory levels, reorders, price changes and allocation of merchandise to stores.

WE LEASE ALL OF OUR PROPERTIES.

    We operated 96 stores throughout 15 states and Puerto Rico at the end of fiscal 1999. We currently lease all of our store locations. Most leases have an initial term of at least ten years and do not contain options to extend the lease. Our leases, however, often allow for termination after three years if sales at that site do not exceed specified levels, although in some instances we are required to pay back any landlord allowances received. We lease space containing approximately 125,000 square feet for our executive offices and distribution center in San Diego, California. This lease is for a term of twelve years and is scheduled to expire on August 31, 2009. We believe our distribution facility is adequate for our operations over the next several years. We also lease approximately 4,100 square feet at the California Merchandise Mart in Los Angeles. This lease expires May 31, 2002.

WE COMPETE WITH OTHER RETAILERS PRIMARILY ON THE BASIS OF TIMELINESS OF FASHIONS, BREADTH OF MERCHANDISE, BRAND RECOGNITION, PRICING AND QUALITY.

    We currently compete against a diverse group of retailers, including national and local specialty retail stores, regional retail chains, traditional retail department stores and, to a lesser extent, mass merchandisers. The primary competitors of Charlotte Russe are Contempo/Wet Seal and Express, and the primary competitors of Rampage are bebe and Arden B. Our competitors sell a broad assortment of apparel and accessories that are similar and often identical to those we sell. Furthermore, our competitors may at times sell their merchandise at prices lower than what we charge for comparable merchandise. We believe that the principal bases upon which we compete in our industry are timeliness of fashions, breadth of merchandise, brand recognition, pricing and quality. We believe that we have a significant competitive advantage over our competitors because of our exciting shopping environment. Our stores are generally twice as large as most of our mall-based competitors and provide a feminine look that is exciting to shop and accentuates the value and breadth of our merchandise selection. We also believe that we have a competitive advantage because of high consumer recognition and acceptance of our brands, our strong presence in major shopping malls throughout the United States, our relationship with our vendors and the experience of our management. The retail and apparel industries, however, are highly competitive and characterized by relatively low barriers to entry.

OUR INTELLECTUAL PROPERTY IS IMPORTANT TO OUR SUCCESS.

    We believe that our trademarks are important to our success. Our Charlotte Russe trademark is registered with the United States Patent and Trademark Office. In addition, we have applications pending with the United States Patent and Trademark Office for a number of additional marks, including Z and Charlotte's Room. We have also submitted applications for additional uses related to the Charlotte Russe trademark. In connection with the acquisition of our Rampage stores, we acquired the exclusive right within the United States to use the Rampage trademark for use on exterior or interior signages identifying our Rampage stores, as well as for the non-exclusive right within the United States to use the Rampage trademark for promotional and advertising materials. The right to market merchandise under the Rampage trademark was retained by Rampage Clothing Company and, accordingly, we do not have the right to use the Rampage trademark on our merchandise. Further, nothing in our license agreement prohibits the sale of merchandise bearing the Rampage trademark by other parties or the licensing of the Rampage trademark to other parties. In fact, Rampage Clothing Company has licensed the trademark to other parties. If the product quality or activities of the Rampage Clothing Company or these other parties negatively impact our business reputation, we have the right to rename our Rampage stores and terminate the license agreement upon thirty (30) days written notice. Furthermore, over 90% of the merchandise in our Rampage stores is sold under our proprietary Z label, and only a nominal amount is sold under the Rampage brand name. We pay a royalty under the license agreement equal to the greater of a stated dollar amount or a percentage of net sales during the fiscal year. The license agreement has an initial term of four years with an automatic option to renew for another four years. We may also extend the license for ten additional four-year periods. We may exercise each of these extension periods, however, only if our net sales for the last fiscal year of the current four-year extension period exceed by 10% our net sales for the fiscal year ending immediately prior to the beginning of such extension period.

WE CONSIDER THE RELATIONSHIP WITH OUR EMPLOYEES TO BE GOOD.

    As of June 26, 1999, we employed 636 full-time and 949 part-time employees. Of our full-time employees, 128 were employed at our corporate offices, 87 were employed at our distribution center and 421 were employed at our store locations. The number of part-time employees fluctuates depending on our seasonal needs. None of our employees are represented by a labor union, and we consider the relationship with our employees to be good.

LEGAL PROCEEDINGS

    We are party to various legal proceedings in the ordinary course of business. There are currently no material legal proceedings pending against us.

                                   MANAGEMENT

    The following table sets forth information concerning our executive officers, directors and other key employees. We expect to add two independent directors shortly after the completion of this offering.

NAME                                                AGE                                POSITION
----------------------------------------------      ---      ------------------------------------------------------------
EXECUTIVE OFFICERS AND DIRECTORS
  Bernard Zeichner............................          55   Chairman of the Board, Chief Executive Officer, President
                                                               and Director

  Harriet A. Bailiss-Sustarsic................          42   Executive Vice President, General Merchandise Manager

  Daniel T. Carter............................          43   Executive Vice President, Chief Financial Officer

  R. Tina Kernohan............................          46   Executive Vice President, Store Operations

  Allan W. Karp...............................          44   Director

  David J. Oddi...............................          29   Director

OTHER KEY EMPLOYEES
  Renee L. Bell...............................          37   Vice President, Rampage Apparel

  Jennifer L. Bolinger........................          42   Vice President, Human Resources

  Sheri E. Coury..............................          40   Vice President, Charlotte Russe Apparel

  Graham P. Luck..............................          46   Vice President, Design and Construction

  Rachel E. Luna..............................          34   Vice President, Charlotte Russe and Rampage Accessories

  Kalpana Makani..............................          55   Vice President, Chief Information Officer

  Nancy E. Mamann.............................          39   Vice President, Marketing

  Jennifer D. Mitchell........................          33   Vice President, Merchandise Planning and Allocation

  Christopher M. Monier.......................          41   Vice President, Administration

    BERNARD ZEICHNER has been our President since May 1996. Mr. Zeichner also serves as Chief Executive Officer and Chairman of the Board of Directors. Prior to joining us, he was President of the retail division of Guess? from 1993 to 1995. Prior to that, Mr. Zeichner was employed by Contempo Casuals, serving as President from 1982 to 1993 and as Chief Executive Officer from 1989 to 1993. From 1977 to 1982, Mr. Zeichner was Executive Vice President of Joske's of Texas, a department store chain.

    HARRIET A. BAILISS-SUSTARSIC has been Executive Vice President and General Merchandise Manager since October 1996. From 1993 to 1996, Ms. Sustarsic was Director of Merchandising for the knits division of Rampage Clothing Company, a junior apparel manufacturer. Previously, Ms. Sustarsic worked for Contempo Casuals from 1987 to 1993, starting as a buyer and rising to a Divisional Merchandise Manager. Ms. Sustarsic began her retail career in 1980 at The Broadway department store chain and served in various merchandising positions.

    DANIEL T. CARTER joined us in June 1998 as our Executive Vice President and Chief Financial Officer. Prior to joining us, from September 1997 through May 1998, Mr. Carter was Chief Financial Officer for Advanced Marketing Services, a public company that wholesales books to Costco and Sam's Club. From 1986 to September 1997, Mr. Carter was employed by The Price Company, the operator of Price Clubs, and follow-up entities, serving as Senior Vice President for PriceCostco and Chief Financial Officer for Price Enterprises. Mr. Carter is a Certified Public Accountant.

    R. TINA KERNOHAN began her employment with us in June 1996 as Regional Manager and was promoted to Executive Vice President, Store Operations in October 1997. From 1991 to 1996, Ms. Kernohan held the title of District Manager at Miller's Outpost, where she supervised the operation of 20 stores. Ms. Kernohan was employed by Contempo Casuals from 1974 to 1990, where she advanced from sales to regional management, supervising 40 stores across five states.

    ALLAN W. KARP has been a Director since September 1996. Since 1990, Mr. Karp has been a Partner of Saunders Karp & Megrue Partners, L.L.C., or its predecessor, which serves as the general partner of SKM Partners, L.P., which serves as the general partner of the SKM Funds and Saunders Karp & Megrue, L.P. Before founding Saunders Karp & Megrue, L.P., Mr. Karp was a Principal in the Merchant Banking Department at Morgan Stanley & Co., Inc.

    DAVID J. ODDI has been a Director since September 1996. Mr. Oddi joined Saunders Karp & Megrue, L.P. as an Associate in 1994 and is currently a Partner of Saunders Karp & Megrue Partners, L.L.C., which serves as the general partner of SKM Partners, L.P., which serves as the general partner of the SKM Funds and Saunders Karp & Megrue, L.P. Prior to joining Saunders Karp & Megrue, L.P., Mr. Oddi was a financial analyst in the Leveraged Finance Group at Salomon Brothers Inc. Mr. Oddi also serves on the board of directors of The Children's Place Retail Stores, Inc., a specialty retailer of apparel and accessories for children.

    RENEE L. BELL joined us in October 1997 and has served as Vice President of the Rampage Buying division since May 1999. Ms. Bell has 12 years of buying experience and was previously a buyer at Rampage Clothing Company from 1994 to 1996, Contempo Casuals from 1993 to 1994, and bebe from 1991 to 1993. At bebe, Ms. Bell was also responsible for developing private label merchandise in the sportswear, leather, coats, accessory and jewelry categories.

    JENNIFER L. BOLINGER began her employment with us in 1977 as a store sales associate, and has served as Vice President of Human Resources since September 1997. Ms. Bolinger also held various positions in store operations, including District Manager, leading up to her promotion to Director of Human Resources in 1993.

    SHERI E. COURY began her employment with us in 1985 as a District Merchandiser, and has served as Vice President of Charlotte Russe Apparel since September, 1997, overseeing all apparel merchandising for these stores. Ms. Coury came to us with over five years of previous retailing experience and has served in a variety of merchandising capacities for us over the past 14 years as the business has become a national retailer. Ms. Coury's background encompasses a variety of merchandising functions, including visual operations, merchandising, and seven years as a buyer.

    GRAHAM P. LUCK joined us in 1997 as Vice President of Design and Construction. Mr. Luck served as a Vice President at Guess? from 1994 to 1997. From November 1986 to July of 1994, Mr. Luck served as Director of Store Planning and Operations at Contempo Casuals. During the course of his retail and construction career, Mr. Luck has been involved in all phases of store negotiation, design and construction in high-growth retail companies.

    RACHEL E. LUNA began her employment with us in 1981 as a store sales associate, and has served as Vice President of Accessories for our Charlotte Russe and Rampage stores since September 1997. Ms. Luna currently oversees accessories merchandising for our Charlotte Russe and Rampage stores. During the past 15 years as we have developed our national presence, Ms. Luna has worked exclusively within the accessory, gift and intimate apparel product categories. Ms. Luna has held numerous positions such as visual merchandiser, buyer, and Divisional Manager.

    KALPANA MAKANI joined us as Director of Management Information Systems in September 1996 and was named Vice President, Chief Information Officer in September, 1997. Prior to joining us, Ms. Makani spent two years, from 1994 to 1996, as the Director of Management Information Systems at Guess? and 18 years, from 1981 to 1994 and 1974 to 1978, at Contempo Casuals where she served as

Vice President of M.I.S. Ms. Makani received a Master's Degree in Statistics and a Master's Degree in Computer Science from the University of California at Berkeley.

    NANCY E. MAMANN has served as Vice President of Marketing since joining us in May, 1999. Ms. Mamann served as Vice President of Marketing for Jonathan Martin from 1997 to 1999. For the previous six years, Ms. Mamann was the President of Brand Communications at Rampage Clothing Company. Ms. Mamann's other experience includes Advertising Coordinator for Guess?, Advertising and Marketing Director for Jimmy'z, and Leon Max. Ms. Mamann has 17 years of marketing experience in both retail and wholesale environments and founded an advertising agency in 1989 that focused on the fashion and entertainment industries.

    JENNIFER D. MITCHELL began her employment with us in 1983 and was named Vice President of Merchandise Planning and Allocations in September 1997. Ms. Mitchell was directly responsible for creating our Merchandise Planning and Allocation department in 1993. During her tenure at Charlotte Russe, Ms. Mitchell has served in several other capacities, including District Accessory Merchandiser, Assistant Apparel Buyer, and Office Manager.

    CHRISTOPHER M. MONIER joined us in March 1997 and has served as Vice President of Administration since September, 1997 and currently oversees all aspects of distribution, traffic, purchasing and loss prevention. Prior to joining us, Mr. Monier served in the distribution division of Skechers from 1995 to 1997. Prior to that time, Mr. Monier was a distribution center manager with Contempo Casuals. Mr. Monier, who holds a Bachelor of Science Degree in Industrial Engineering and Operation Research, has 19 years of experience in the design and management of distribution centers, including such other companies as LA. Gear and The Gap Stores.

BOARD OF DIRECTORS

    Our by-laws provide for a board of directors of one or more directors, but may consist of no more than seven or less than three persons. The number of directors is currently fixed at three. Messrs. Karp, Oddi and Zeichner were elected to serve as directors pursuant to the Stockholders Agreement. See "Related Transactions--Stockholders Agreement" We expect to add two directors shortly after the completion of this offering. Our executive officers are elected by the board of directors and serve at the discretion of the board of directors. In addition, our directors and officers have contractual rights under indemnification agreements that obligate us to indemnify them against certain claims in their capacities as agents of Charlotte Russe.

COMMITTEES

    We have a compensation committee comprised of Messrs. Karp and Oddi and the board of directors intends to establish an audit committee shortly after the completion of this offering. The compensation committee has the authority to approve salaries and bonuses and other compensation matters for our officers, to approve employee health and benefit plans and to administer our stock option plans. The audit committee, which will be comprised of a majority of independent directors, will have the authority to recommend the appointment of our independent auditors and to review the results and scope of audits, internal accounting controls and other accounting related matters.

DIRECTOR COMPENSATION

    Upon the completion of this offering, our by-laws require that each non-employee director will be entitled to an annual fee of $10,000 plus $500 for each meeting attended, which fee may be waived by any such director. Our directors currently in office have indicated that they intend to waive these fees. Our directors will also be eligible to participate in the 1999 Equity Incentive Plan.

EXECUTIVE COMPENSATION

    The following table shows the cash compensation paid or accrued for the fiscal year ended September 26, 1998, to our Chief Executive Officer and the only other executive officer other than the Chief Executive Officer who received more than $100,000 in salary and bonus during the fiscal year ended September 26, 1998. We did not make any restricted stock awards or long-term incentive plan payments in the fiscal year ended September 26, 1998. The amount of cash compensation does not include the aggregate value of personal benefits or securities, property or other non-cash compensation paid or distributed other than pursuant to a plan which was less than the lesser of $50,000 and ten percent (10)% of the cash compensation received by such officer.

                                                                                                    ANNUAL
                                                                                                 COMPENSATION
                                                                                            ----------------------
NAME AND PRINCIPAL POSITION                                                                 SALARY($)    BONUS($)
------------------------------------------------------------------------------------------  ----------  ----------
Bernard Zeichner
  Chief Executive Officer and President...................................................  $  275,001          --

Harriet A. Bailiss-Sustarsic
  Executive Vice President, General Merchandise Manager...................................     161,231          --

FISCAL YEAR-END OPTION VALUES

    The table below sets forth information for the officers indicated below with respect to options held as of September 26, 1998. There was no public trading market for our common stock as of September 26, 1998. Accordingly, the values in the table have been calculated on the basis of an initial public offering price of $14.00 per share less the applicable exercise price.

                                                              NUMBER OF SHARES OF
                                                            COMMON STOCK UNDERLYING       VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS AT
                                                              FISCAL YEAR END (#)          FISCAL YEAR END ($)
                                                           --------------------------  ---------------------------
NAME                                                       EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
---------------------------------------------------------  -----------  -------------  ------------  -------------
Bernard Zeichner.........................................     183,000        732,000   $  2,324,100   $ 9,296,400
Harriet A. Bailiss-Sustarsic.............................      21,600         86,400   $    280,800   $ 1,123,200

EMPLOYMENT CONTRACT

    We have entered into an employment agreement with Bernard Zeichner that will remain effective through September 30, 2001. Under the terms of the employment agreement, Mr. Zeichner has agreed to serve as the President and Chief Executive Officer of our operating subsidiary and as a member of the board of directors of such subsidiary. Mr. Zeichner will receive an annual base salary of $350,000, an annual incentive bonus, lump sum cash payments in the amount of $25,000 in each of fiscal years 2000 and 2001 and medical and other benefits. Such bonus will be based on a percentage, up to 0.75%, of our earnings before interest, taxes, depreciation and amortization, depending on the growth in such earnings. Upon completion of the offering, the vesting for 75% of Mr. Zeichner's outstanding unvested options will accelerate. This will result in accelerated vesting for options to purchase 274,500 shares of our common stock. If Mr. Zeichner's employment is terminated without cause or Mr. Zeichner resigns his position as a consequence of a material alteration of his responsibilities, movement of our headquarters outside San Diego or a material breach of the employment agreement or the Stockholders Agreement, he will be entitled to one year of his base salary at the time of termination, payable in 12 equal monthly installments.

STOCK OPTION PLANS

    We have historically granted options for the purchase of our common stock pursuant to our 1996 Long-Term Incentive Plan and our 1999 Long-Term Incentive Plan. The board of directors has resolved, however, that no further grants may be made under either the 1996 Long-Term Incentive Plan or the 1999 Long-Term Incentive Plan. Each of these plans provides that, so long as the SKM Funds own more than 25% of our outstanding common stock, the option holders have tag along rights in the event of a private sale by the SKM Funds of their shares of common stock. There are currently options to purchase 1,824,600 shares of our common stock outstanding under these plans.

    Our board of directors and stockholders adopted the 1999 Equity Incentive Plan, effective as of the completion of this offering. Our 1999 Equity Incentive Plan was adopted by the board of directors and our stockholders on July 29, 1999. The 1999 Equity Incentive Plan will be administered by the compensation committee of our board of directors. The 1999 Equity Incentive Plan provides for the grant of a variety of stock and stock-based awards and related benefits, including stock options, restricted and unrestricted shares, deferred stock, performance awards, rights to receive cash or shares with respect to an increase in the value of the common stock. The 1999 Equity Incentive Plan's eligibility criteria are intended to encompass those employees, officers, directors and consultants who are in a position to make a significant contribution to the success of Charlotte Russe.

    The 1999 Equity Incentive Plan permits the grant of options that qualify as incentive stock options and nonqualified options. The option exercise price of each incentive stock option shall be determined by the compensation committee of our board of directors. In the case of incentive stock options, however, the exercise price shall not be less than 100% of the fair market value of the shares on the date of grant. There is no minimum exercise price for nonqualified options. Options granted at below the fair market value of the common stock on the grant date could result in a charge against our reported earnings.

    In general, and except as otherwise determined by the compensation committee of our board of directors, all rights under awards granted pursuant to the 1999 Equity Incentive Plan to which the participant has not become irrevocably entitled will terminate upon termination of the participant's employment, consulting or service relationship with us. No award granted under the 1999 Equity Incentive Plan, other than an award in the form of an outright transfer of cash or unrestricted stock, may be transferred other than by will or by the laws of descent and distribution. During a participant's lifetime an award requiring exercise may be exercised only by the participant, or in the event of the participant's incapacity, the person legally appointed to act on the participant's behalf.

    Upon an acquisition of us by merger or asset sale, the compensation committee shall have sole discretion to:


    - make any outstanding stock option and stock appreciation right exercisable in full;



    - remove the restrictions from any restricted stock;



    - cause us to make any payment and provide any benefit under any deferred stock award or performance award; and



    - remove any performance or other conditions or restrictions on any award.



    In lieu of the action described above, the compensation committee may arrange to have the successor corporation assume any outstanding award or grant a substantially equivalent replacement award. Furthermore, if any person or entity acquires more than 25% of our voting power, other than by consolidation or merger, or if the majority of the members of our board of directors changes in any 24 month period, then:

    - any options outstanding at such time shall become exercisable to the full extent of the original grant and all shares of restricted stock not otherwise vested shall vest;



    - holders of performance awards with unfilled conditions shall be entitled to receive a cash payment per performance award equal to the full value of the cash component of the award plus the fair value of the stock included in the award;



    - options and stock appreciation awards shall not be terminated as a result of termination of employment, other than by reason of death, disability or retirement, until seven months after the employment termination or the expiration of the original terms of the option or stock appreciation right; and



    - neither the compensation committee nor our board of directors will be able to amend or further restrict any option, stock appreciation right, share of restricted stock or performance award, or amend the terms of the 1999 Equity Incentive Plan in any manner adverse to the holder of an award without the written consent of that holder.


    Subject to adjustment for stock splits and similar events, the total number of shares of common stock that can be issued under the 1999 Equity Incentive Plan is 750,000 shares. No options have been issued under the 1999 Equity Incentive Plan. The maximum number of shares of common stock as to which options or stock appreciation rights may be granted to any participant in any one calendar year is 200,000. However, upon the completion of the offering, we expect to issue options to purchase 250,000 shares of our common stock at an exercise price equal to the initial public offering price of our common stock.

STOCK PURCHASE PLAN

    We have adopted an employee stock purchase plan that is anticipated to be implemented following the completion of this offering. The employee stock purchase plan is designed to enable eligible employees to purchase shares of our common stock at a discount on a periodic basis through payroll deductions. We have reserved an aggregate of 350,000 shares of our common stock for issuance pursuant to this plan. The purchases under the stock purchase plan will occur at the beginning of each option period. The first option period will commence on the date of this prospectus and will end on June 30, 2000. Thereafter, each option period will be six months in duration. Our employees are eligible to participate if they have been employed by us or our subsidiaries for at least six months, as of the first day of any option period, and are scheduled to work for at least 20 hours per week. Under the stock purchase plan, eligible employees, including executive officers, are permitted to purchase on an after-tax basis our common stock through payroll deductions that may not exceed 15% of their cash compensation, including commissions, bonuses, and overtime. Notwithstanding the foregoing, no employee who is a 5% or greater holder of our voting stock is eligible to participate in the plan. The amount contributed by each participant over the course of an option period will be used to purchase shares of our common stock at a purchase price equal to 85% of the fair market value of the common stock at the beginning or the end of a purchase period, whichever is lower. Participants may purchase no more than 83 1/3 shares of common stock for each full month of the initial option period and 500 shares of common stock for each option period thereafter. Unless terminated sooner, the stock purchase plan will terminate following the end of the first option period beginning ten years from its effective date. The employee stock purchase plan is intended to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code. The board of directors has authority to amend or terminate the stock purchase plan, provided no such action may adversely affect the rights of any participant.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of June 26, 1999 and as adjusted to reflect the sale of the shares in this offering for:

    (1) each person who is known by us to own beneficially more than 5% of our outstanding shares of common stock;

    (2) each director and executive officer;

    (3) all directors and executive officers as a group; and

    (4) each selling stockholder.

    As of June 26, 1999, there were 18,310,800 shares of outstanding common stock prior to giving effect to the shares to be sold in this offering. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated, each entity or person listed below maintains a mailing address of c/o Charlotte Russe Holding, Inc., 4645 Morena Boulevard, San Diego, CA 92117.

                                                                     SHARES BENEFICIALLY        SHARES BENEFICIALLY
                                                                         OWNED PRIOR                OWNED AFTER
                                                      NUMBER OF          TO OFFERING                 OFFERING
                                                        SHARES    -------------------------  -------------------------
NAME OF BENEFICIAL OWNER                               OFFERED       NUMBER       PERCENT       NUMBER       PERCENT
----------------------------------------------------  ----------  ------------  -----------  ------------  -----------
EXECUTIVE OFFICERS AND DIRECTORS
Bernard Zeichner(1).................................     142,857     1,573,500        8.22%     1,430,643        6.82%
Harriet A. Bailiss-Sustarsic(2).....................          --        64,800           *         64,800           *
Daniel T. Carter(3).................................          --        20,000           *         20,000           *
R. Tina Kernohan(4).................................          --        32,400           *         32,400           *
Allan W. Karp(5)....................................     922,907(6)   19,515,440      96.25    18,592,533       84.09
David J. Oddi(5)....................................     922,907(6)   19,515,440      96.25    18,592,533       84.09
All Directors and Executive Officers
  as a Group........................................   1,065,764    21,206,140       99.95     20,140,376       87.37

SELLING STOCKHOLDERS
SKM Funds(5)........................................     922,907    19,515,440       96.25     18,592,533       84.09
Bernard Zeichner(1).................................     142,857     1,573,500        8.22      1,430,643        6.82
FSC Corp.(7)
  175 Federal Street
  10th Floor
  Boston, Massachusetts 02110.......................     384,236       384,236        2.06             --          --

FIVE PERCENT (5%) STOCKHOLDERS
John F. Megrue(5)...................................     922,907(6)   19,515,440      96.25    18,592,533       84.09
Thomas A. Saunders, III(5)..........................     922,907(6)   19,515,440      96.25    18,592,533       84.09

---------

*   Less than one percent

(1) Includes 549,000 shares of common stock subject to options exercisable within sixty days after August 31, 1999 and options to purchase 274,500 shares of common stock which vest immediately upon the closing of the offering.

(2) Includes 64,800 shares of common stock subject to options exercisable within sixty days after August 31, 1999.

(3) Includes 20,000 shares of common stock subject to options exercisable within sixty days after August 31, 1999.

(4) Includes 32,400 shares of common stock subject to options exercisable within sixty days after August 31, 1999.


(5) Includes (a) 17,369,250 shares of common stock owned by The SK Equity Fund, L.P., (b) 180,750 shares of common stock owned by SK Investment Fund, L.P. (collectively with The SK Equity Fund, L.P., the "SKM Funds") and (3) 1,965,440 shares of common stock which may be acquired by the SKM Funds pursuant to the exercise of warrants. Of the 922,907 shares being offered by the SKM Funds, 913,441 shares are being offered by the SK Equity Fund, L.P. and 9,466 shares are being offered by SK Investment Fund, L.P. SKM Partners, L.P. is the general partner of each of The SK Equity Fund, L.P. and SK Investment Fund, L.P. Messrs. Karp, Megrue, Oddi and Saunders are partners of Saunders Karp & Megrue Partners, L.L.C., which serves as the general partner of SKM Partners, L.P. and, therefore, may be deemed to have beneficial ownership of the shares of common stock shown as being owned by the SKM Funds above. Messrs. Karp, Megrue, Oddi and Saunders disclaim beneficial ownership of such shares, except to the extent that any of them has a limited partnership interest in the SK Investment Fund, L.P. The address for each of these entities or persons is 262 Harbor Drive, Stamford, CT 06902.


(6) Represent shares being offered by SKM Funds to which Messrs. Karp, Megrue, Oddi and Saunders disclaim beneficial ownership, except to the extent any of them has a limited partnership interest in the SK Investment Fund, L.P.

(7) Includes 384,236 shares of common stock subject to warrants exercisable within sixty days after August 31, 1999.

    The number of shares beneficially owned by each stockholder is determined in accordance with the rules of the Securities and Exchange Commission and are not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those share of common stock that the stockholder has sole or shared voting of investment power and any shares of common stock that the stockholder has right to acquire within sixty (60) days after August 31, 1999 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of common stock.

                              RELATED TRANSACTIONS

TRANSACTIONS WITH AFFILIATES

    In September 1996, in connection with our formation and the acquisition of our business by the SKM Funds, Charlotte Russe issued shares of its common stock to the following stockholders:

NAME OF INVESTOR                                             NUMBER OF SHARES    PRICE PER SHARE
-----------------------------------------------------------  -----------------  -----------------
The SK Equity Fund, L.P....................................       18,119,250        $    1.00
SK Investment Fund, L.P....................................          180,750        $    1.00

    To partially fund our acquisition by the SKM Funds, we issued subordinated notes to the SKM Funds in the aggregate principal amount of $11.0 million and bearing interest, payable semi-annually, at the rate of 12.5% per annum. The subordinated notes had a maturity date of September 27, 2003. On June 11, 1999, we repaid the aggregate principal amount outstanding on the subordinated notes, together with accrued interest and a prepayment premium of $440,000. In connection with the issuance of the subordinated notes, we issued to (1) The SK Equity Fund, L.P., warrants to purchase 1,945,010 shares of our common stock, at an exercise price of $1.00 per share, and (2) SK Investment Fund, L.P., warrants to purchase 19,400 shares of our common stock, at an exercise price of $1.00 per share. Each of these warrants expires on September 27, 2006, and are subject to adjustment for stock dividends, stock splits and combinations and other dividends and distributions. The number of shares of common stock issuable under these warrants increased by an aggregate of 1,030 shares pursuant to anti-dilution provisions.

    Mr. Bernard Zeichner, our Chief Executive Officer and President, purchased 750,000 shares of our common stock from the SKM Funds for $1.00 per share, or an aggregate consideration of $750,000, shortly after their acquisition described above.

    In April, 1999, we agreed to loan Mr. Zeichner $1.5 million to fund the purchase of a home. To date, Mr. Zeichner has borrowed an aggregate of $1.0 million. The loan is evidenced by a promissory note due April 26, 2004 and the loan bears interest at a rate of 7.47% per annum. Mr. Zeichner is required to use the net proceeds from the sale of shares of common stock in this offering to repay the promissory note in full.

    In March, 1999, we loaned Ms. Bailiss-Sustarsic $120,000 to fund the purchase of a home. The loan was evidenced by a promissory note due March 12, 2004 bearing interest at a rate of 8.5% per annum. This loan was repaid in full on July 1, 1999.

    During fiscal 1998 and the nine months ended June 26, 1999, we purchased an aggregate of approximately $110,000 of merchandise from Slant, Inc., a manufacturer of women's apparel. Mr. Zeichner's daughter is the President and Chief Executive Officer of Slant and his wife is also a principal officer. Mr. Zeichner's wife and daughter also own a majority of the outstanding equity interests in Slant, Inc.

    We believe that our transactions have been no more favorable than could have been obtained from a disinterested third party.

STOCKHOLDERS AGREEMENT

    Charlotte Russe, the SKM Funds and Mr. Bernard Zeichner have entered into a stockholders agreement. This agreement provides that (1) so long as the SKM Funds own at least 25% of our total outstanding shares of common stock, they will have the right to nominate three directors and designate the chairman of the board of directors and (2) so long as the SKM Funds own at least 10% of the shares of common stock held by them immediately after the completion of this offering, including shares of common stock issuable upon exercise of outstanding warrants at such date, they will have the right to nominate two directors and include one director elected by the SKM Funds on each committee of the board of directors. The stockholders agreement grants Mr. Zeichner tag along rights in the event of a private sale by the SKM Funds of their shares of common stock. The stockholders agreement also grants, subject to limitations and exceptions, demand and piggyback registration rights to the SKM Funds and piggyback registration rights to Mr. Zeichner. In the case of an underwritten demand registration, we have agreed that we will not, without the managing underwriter's consent, sell or otherwise dispose of our common stock or securities convertible into our common stock for a period from 30 days prior to the effective date of the registration statement until 180 days after the effective date of the registration statement, other than pursuant to our equity plans. See "Shares Eligible for Future Sale--Registration Rights."

    The stockholders agreement provides for Saunders Karp & Megrue, L.P., an affiliate of the SKM Funds, to render financial advisory services, including review and analysis of operational results and budgets, to us in exchange for an annual fee of $250,000, payable in advance, plus reimbursement for out-of-pocket expenses. This fee terminates when the SKM Funds own less than 10% of the shares of common stock held by them immediately after the completion of this offering, including shares of common stock issuable upon exercise of outstanding warrants at such date.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Our certificate of incorporation, which will become effective upon the closing of this offering, authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.01 per share, and 3,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by our board of directors. As of June 26, 1999, 18,310,800 shares of common stock were outstanding, held of record by four stockholders.

COMMON STOCK

    Under our certificate of incorporation, holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. They do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding series of preferred stock, holders of our common stock are entitled to share ratably in any dividends that may be declared by the board of directors out of legally available funds. In case of a liquidation, dissolution or winding up of Charlotte Russe, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders, in each case after payment of all of our liabilities and subject to preferences that may be applicable to any series of preferred stock then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. See "Related Transactions--Stockholders Agreement." There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

PREFERRED STOCK

    Under our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue from time to time, shares of preferred stock in one or more series. The board of directors may fix the number of shares, designations, preferences, powers and other special rights of the preferred stock. The preferences, powers, rights and restrictions of different series of preferred stock may differ. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance may also have the effect of discouraging, delaying or preventing a change in control of Charlotte Russe, regardless of whether the transaction may be beneficial to stockholders. There are no shares of preferred stock outstanding and we have no current plans to issue any shares of preferred stock.

LIABILITY OF DIRECTORS

    Our certificate of incorporation provides that our directors shall not be liable to Charlotte Russe or its stockholders for monetary damages for any breach of fiduciary duty, except to the extent otherwise required by the Delaware General Corporation Law. This provision will not prevent our stockholders from obtaining injunctive or other relief against our directors. This provision also does not shield our directors from liability under federal or state securities laws.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statue prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to stated exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of such status did own, 15% or more of the voting stock of the corporation, other than interested stockholders prior to the time our common stock was listed in the Nasdaq National Market. This provision may be deemed to have an anti-takeover effect and may discourage, delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. In accordance with Section 203, the SKM Funds and their affiliates are not considered interested stockholders.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, LLC.

                        SHARES ELIGIBLE FOR FUTURE SALE

    The sale of a substantial amount of our common stock in the public market after this offering could adversely affect the prevailing market price of our common stock. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to the contractual restrictions on resale described in the section entitled "Underwriting" and the legal restrictions on resale described below, the sale of a substantial amount of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

    Upon completion of this offering, we will have outstanding an aggregate of 20,145,036 shares of our common stock. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. The remaining shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below.

    Upon the expiration of the lock-up agreements described in the section entitled "Underwriting" and subject to the provisions of Rule 144 and Rule 701, 20,433,076 restricted shares, assuming the exercise of outstanding warrants and vested stock options, will be available for sale in the public market 180 days after the date of this prospectus. The sale of these restricted securities is subject, in the case of shares held by affiliates, to the volume restrictions contained in Rule 144.

RULE 144

    In general, under Rule 144 as currently in effect, beginning ninety (90) days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year from the later of the date those shares of common stock were acquired from us or from an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    (1) one percent of the number of shares of common stock then outstanding, which will equal approximately 201,450 shares immediately after this offering; or

    (2) the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale of any shares of common stock.

    The sales of any shares of common stock under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other restrictions, but without regard to the one-year holding period.

    In addition, under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years from the later of the date such shares of common stock were acquired from us or from an affiliate of ours, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted pursuant to the lock-up agreements or otherwise, those shares may be sold immediately upon the completion of this offering.

RULE 701

    In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchased shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

REGISTRATION RIGHTS

    Under the terms of a stockholders agreement, the SKM Funds are entitled to unlimited demand registration rights that require us to register under the Securities Act up to a total of 19,515,440 shares of their common stock, including shares issuable pursuant to warrants currently held by the SKM Funds. Of this amount, 922,907 shares of common stock are being registered in this offering. This right exists so long as the SKM Funds own at least 10% of the shares of common stock. Mr. Zeichner has the right to participate in any demand registrations initiated by the SKM Funds. Mr. Zeichner currently owns 750,000 shares of common stock and options to purchase 915,000 shares of common stock. We are obligated to pay all fees, cash and expenses in connection with any such registration. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of the common stock to fall. Notwithstanding these demand registration rights, we are not obligated to effect more than one demand registration in any six-month period.

    The stockholders agreement also grants, subject to limitations and exceptions, piggyback registration rights to the SKM Funds and Mr. Zeichner in the event we register any shares of common stock under the Securities Act. We are obligated to pay all fees, costs and expenses in connection with any such registration, other than underwriting discounts and commissions and transfer taxes. The managing underwriters, however, of any such offering may exclude for marketing reasons some or all of these shares of common stock from registration.

STOCK OPTIONS

    At June 26, 1999, there were options to purchase 1,824,600 shares outstanding under our stock option plans and otherwise. Shortly after the effective date of this offering, we expect to file a registration statement under the Securities Act covering 2,574,600 shares of common stock reserved for issuance under our stock option plans. Upon the filing of this registration statement and upon expiration of 180-day lock-up agreements, approximately 1,233,400 shares of common stock issuable upon exercise of stock options will be immediately eligible for sale in the public market, subject to, Rule 144 volume limitations applicable to our affiliates.

                                  UNDERWRITING


    The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Banc of America Securities LLC, PaineWebber Incorporated, and First Union Securities, Inc. have severally agreed with us and the selling stockholders, subject to the terms and conditions of the underwriting agreement, to purchase from us and the selling stockholders the number of shares of common stock set forth opposite their respective names. The underwriters are committed to purchase and pay for all of these shares if any are purchased.



                                                                                   NUMBER OF
UNDERWRITER                                                                          SHARES
---------------------------------------------------------------------------------  ----------
BancBoston Robertson Stephens Inc................................................
Banc of America Securities LLC...................................................
PaineWebber Incorporated.........................................................
First Union Securities, Inc......................................................
                                                                                   ----------
      Total......................................................................   2,900,000
                                                                                   ----------
                                                                                   ----------


    The underwriters' representatives have advised us and the selling stockholders that the underwriters propose to offer the shares of common stock to the public at the public offering price located on the cover page of this prospectus and to some dealers at such price less a concession of not more than
$               per share, of which $               may be reallowed to other
dealers. After the completion of this offering, the public offering price, concession, and reallowance to dealers may be reduced by the representatives. This reduction will not change the amount of proceeds to be received by us or the selling stockholders as indicated on the cover page of this prospectus. The common stock is offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

    OVER-ALLOTMENT OPTION. Some of the selling stockholders have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 435,000 additional shares of common stock at the price per share, less the underwriting discount, indicated on the cover of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to conditions, to purchase approximately the same percentage of the additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 2,900,000 shares offered hereby. If purchased, those additional shares will be sold by the underwriters on the same terms as those on which the 2,900,000 shares are being sold. The relevant selling stockholders will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this prospectus.

    The following table shows the per share and total underwriting discounts and commissions to be paid by us and the selling stockholders to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                                                               WITHOUT         WITH
                                                                                 PER SHARE      OPTION        OPTION
                                                                                -----------  ------------  ------------

Public offering price.........................................................   $           $             $
Underwriting discounts and commissions paid by Charlotte Russe................   $           $             $
Proceeds, before expenses, to Charlotte Russe.................................   $           $             $
Underwriting discounts and commissions paid by the selling stockholders.......   $           $             $
Proceeds, before expenses, to the selling stockholders........................   $           $             $

The expenses of the offering, other than underwriting discounts and commissions referred to above, are estimated at $900,000 and are payable entirely by us. BancBoston Robertson Stephens Inc. expects to deliver the shares of common stock
to purchasers on      , 1999.

    DIRECTED SHARE PROGRAM. At our request, the underwriters have reserved up to 125,000 shares of common stock to be issued by us and offered for sale in this prospectus, at the initial public offering price, to our directors, officers, employees, business associates and persons otherwise related to us and Saunders Karp & Megrue, L.P. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase these reserved shares. The underwriters will offer any reserved shares that are not so purchased to the general public on the same basis as the other shares offered in this prospectus.


    The underwriters have advised us that they do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered.


    INDEMNITY. The underwriting agreement contains covenants of indemnity among the underwriters, us and the selling stockholders against various civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

    LOCK-UP AGREEMENTS. All of our directors and executive officers, substantially all existing stockholders, and all holders of outstanding options and warrants have agreed, during the period ending 180 days after the date of this prospectus, subject to various exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchange for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by these holders or with respect to which they have the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the securities subject to the lock-up agreements. There are no existing agreements between the representatives and any of our stockholders who have executed a lock-up agreement providing consent to the sale of shares of common stock before the expiration of the lock-up period.

    In addition, we have agreed that during the lock-up period we will not, without the prior written consent of BancBoston Robertson Stephens Inc., subject to various exceptions:

    - consent to the disposition of any shares held by stockholders subject to lock-up agreements before the expiration of the lock-up period; or

    - issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options and warrants, the issuance of options under existing stock option and incentive plans provided the options do not vest before the expiration of the lock-up period.

See "Shares Eligible for Future Sale."


    LISTING. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "CHIC."


    STABILIZATION. The representatives have advised us that, pursuant to Regulation M under the Securities Act, some persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    NO PRIOR PUBLIC MARKET. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock offered by this prospectus has been determined through negotiations between us, the selling stockholders, and the representatives of the underwriters. Among the factors considered in these negotiations were prevailing market conditions, our financial information, market valuations of other companies that we and the representatives of the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.


    CERTAIN RELATIONSHIPS. FSC Corp., an affiliate of BancBoston Robertson Stephens Inc., owns a warrant to purchase 413,776 shares of our common stock, which represents less than 2.5% of our outstanding common stock. In connection with the offering, FSC Corp. plans to exercise its warrant and to sell all of its shares of our common stock as a selling stockholder in the offering. See "Principal and Selling Stockholders." FSC Corp. received the warrant in 1996 in connection with the Company's entering into a revolving credit facility with BankBoston, N.A. At the time it received the warrant, other than piggy-back registration rights granted to it at that time, FSC Corp. had no agreements or understandings directly or indirectly with any person to distribute the shares underlying the warrant.


    QUALIFIED INDEPENDENT UNDERWRITER. We intend to use more than 10% of the net proceeds of the sale of our common stock to repay indebtedness under our existing credit facilities owed by us to BankBoston, N.A., an affiliate of BancBoston Robertson Stephens Inc., one of the underwriters' representatives. You should refer to "Use of Proceeds" for more information. Accordingly, the offering must comply with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. Conduct Rules. This rule provides generally that if more than 10% of our net proceeds from the sale of our common stock is paid to the underwriters or their affiliates, the initial public offering price of the common stock may not be higher than recommended by a "qualified independent underwriter" meeting specified standards. Accordingly, PaineWebber Incorporated is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The initial public offering price of the shares of our common stock will be no higher than the price recommended by PaineWebber Incorporated. PaineWebber Incorporated will not receive any additional compensation in connection with its acting as a qualified independent underwriter.

                            VALIDITY OF COMMON STOCK

    The validity of the common stock offered by this prospectus will be passed upon for Charlotte Russe Holding, Inc. by Ropes & Gray, Boston, Massachusetts. Brobeck, Phleger & Harrison, LLP, San Diego, California, has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

                                    EXPERTS

    The consolidated financial statements of Charlotte Russe Holding, Inc. at September 27, 1997 and September 26, 1998, for each of the two years in the period ended September 26, 1998 and for our Predecessor for the year ended September 27, 1996, appearing in this prospectus and the registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules which are part of the Registration Statement. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the Registration Statement from this prospectus. Accordingly, any statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference. You may read and copy all or any portion of the Registration Statement or any reports, statements or other information in the files at the following public reference facilities of the Securities and Exchange Commission:

WASHINGTON, D.C.          NEW YORK, NEW YORK        CHICAGO, ILLINOIS
450 Fifth Street, N.W.    7 World Trade Center      500 West Madison Street
Room 1024                 Suite 1300                Suite 1400
Washington, D.C. 20549    New York, NY 10048        Chicago, IL 60661-2511

    You can request copies of these documents upon payment of a duplicating fee by writing to the Securities and Exchange Commission. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the Registration Statement, will also be available to you on the Internet web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

    We intend to furnish our stockholders with annual reports containing audited financial statements, and make available to our stockholders quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
CHARLOTTE RUSSE HOLDING, INC. AND PREDECESSOR

Report of Ernst & Young LLP, Independent Auditors..........................................................         F-2

Consolidated Balance Sheets as of September 27, 1997, September 26, 1998 and June 26, 1999 (unaudited).....         F-3

Consolidated Statements of Income of the Predecessor for the year ended September 27, 1996 and of the
  Company for the years ended September 27, 1997 and September 26, 1998 and the nine months ended June 27,
  1998 (unaudited) and June 26, 1999 (unaudited)...........................................................         F-4

Consolidated Statement of the Predecessor's Retained Earnings for the year ended September 27, 1996........         F-5

Consolidated Statement of Stockholders' Equity for September 27, 1996 (date of initial capitalization) and for the years ended September 27, 1997 and September 26, 1998, and the nine months ended June 26, 1999
  (unaudited)..............................................................................................         F-5

Consolidated Statements of Cash Flows of the Predecessor for the year ended September 27, 1996 and of the
  Company for the one day period ended September 27, 1996 and the years ended September 27, 1997 and
  September 26, 1998, and the nine months ended June 27, 1998 (unaudited) and June 26, 1999 (unaudited)....         F-6

Notes to Consolidated Financial Statements.................................................................         F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors

Charlotte Russe Holding, Inc.

    We have audited the accompanying consolidated balance sheets of Charlotte Russe Holding, Inc. as of September 27, 1997 and September 26, 1998, and the related consolidated statements of stockholders' equity for September 27, 1996 (date of initial capitalization) and for each of the two years in the period ended September 26, 1998, the consolidated statements of income for each of the two years in the period ended September 26, 1998, the consolidated statements of cash flows for the one day period ended September 27, 1996 and each of the two years in the period ended September 26, 1998; and the statements of income, retained earnings and cash flows of the Company's predecessor for the year ended September 27, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Charlotte Russe Holding, Inc., at September 27, 1997 and September 26, 1998, the consolidated results of its operations for each of the two years in the period ended September 26, 1998 and its cash flows for the one day period ended September 27, 1996 and each of the two years in the period ended September 26, 1998 and the results of operations and cash flows of the Company's predecessor for the year ended September 27, 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California


November 12, 1998, except for Note 5,
  as to which the date is December 30, 1998 and for the last two paragraphs of Note 8, as to which the date is October 15, 1999

                         CHARLOTTE RUSSE HOLDING, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                      SEPTEMBER 27,  SEPTEMBER 26,    JUNE 26,
                                                                          1997           1998           1999
                                                                      -------------  -------------  -------------
                                                                                                     (UNAUDITED)
                                                     ASSETS
Current assets:
  Cash and cash equivalents.........................................  $   2,816,658  $   1,003,906  $     112,323
  Inventories.......................................................      3,800,035      8,864,789      7,544,295
  Other current assets..............................................        856,768      2,013,474      1,369,058
  Deferred tax assets...............................................        972,249      1,190,000      1,382,000
                                                                      -------------  -------------  -------------
  Total current assets..............................................      8,445,710     13,072,169     10,407,676

Fixed assets, net...................................................     15,439,623     27,625,046     32,136,530
Goodwill, net.......................................................     32,103,091     31,274,707     30,653,419
Deferred financing costs, net.......................................      1,111,961      1,100,159        600,430
Other assets........................................................         27,410      1,354,886      1,421,031
                                                                      -------------  -------------  -------------
  Total assets......................................................  $  57,127,795  $  74,426,967  $  75,219,086
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable--trade...........................................  $   3,519,030  $   7,398,038  $   9,021,613
  Accounts payable--other...........................................      2,101,135      2,914,331      2,247,882
  Accrued payroll and related expense...............................        819,370      1,153,010        896,419
  Income taxes payable..............................................        320,782        615,163        145,141
  Other accrued expenses............................................      2,899,049      1,803,064      5,088,456
  Notes payable to bank, current portion............................      1,462,500             --             --
  Capital leases, current portion...................................             --        428,000        428,000
                                                                      -------------  -------------  -------------
  Total current liabilities.........................................     11,121,866     14,311,606     17,827,511

Notes payable to bank, net of current portion.......................      9,862,500     16,600,000     18,250,000
Subordinated notes payable to related parties.......................     11,000,000     11,000,000             --
Capital leases, net of current portion..............................             --        496,874        182,087
Deferred rent.......................................................        218,024        955,633      1,681,206
Other liabilities...................................................        166,699        452,834        478,801
Deferred tax liabilities............................................        779,195      1,165,000      1,505,000
                                                                      -------------  -------------  -------------
  Total liabilities.................................................     33,148,284     44,981,947     39,924,605
Commitments
Stockholders' equity:
  Preferred Stock $0.01 par value, 3,000,000 shares authorized, none
    issued and outstanding..........................................             --             --             --
  Common Stock $0.01 par value, 100,000,000 shares authorized, issued and outstanding 18,300,000 shares at September 27, 1997
    and September 26, 1998, 18,310,800 at June 26, 1999.............        183,000        183,000        183,108
  Additional paid-in capital........................................     18,739,981     18,691,381     19,422,073
  Deferred compensation.............................................             --             --       (720,000)
  Notes receivable from officers....................................             --             --     (1,020,000)
  Retained earnings.................................................      5,056,530     10,570,639     17,429,300
                                                                      -------------  -------------  -------------
  Total stockholders' equity........................................     23,979,511     29,445,020     35,294,481
                                                                      -------------  -------------  -------------
  Total liabilities and stockholders' equity........................  $  57,127,795  $  74,426,967  $  75,219,086
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                            See accompanying notes.

                 CHARLOTTE RUSSE HOLDING, INC. AND PREDECESSOR

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                COMPANY
                                      PREDECESSOR    -------------------------------------------------------------
                                       (NOTE 1)
                                     -------------            YEARS ENDED                  NINE MONTHS ENDED
                                      YEAR ENDED     -----------------------------   -----------------------------
                                     SEPTEMBER 27,   SEPTEMBER 27,   SEPTEMBER 26,     JUNE 27,        JUNE 26,
                                         1996            1997            1998            1998            1999
                                     -------------   -------------   -------------   -------------   -------------
                                                                                      (UNAUDITED)     (UNAUDITED)
Net sales..........................   $ 70,663,065    $ 81,543,232   $ 134,091,459   $  94,409,890   $ 126,378,315
Cost of goods sold, including
  buying, distribution and
  occupancy costs..................     43,774,147      50,722,934      93,142,372      65,506,640      85,996,435
                                     -------------   -------------   -------------   -------------   -------------
Gross profit.......................     26,888,918      30,820,298      40,949,087      28,903,250      40,381,880
Selling, general and administrative
  expenses.........................     15,265,607      17,168,370      26,988,510      19,052,243      24,743,176
Amortization of goodwill and other
  intangibles......................             --         814,411         895,360         711,538         671,526
Predecessor shareholders'
  salaries.........................      8,000,000       1,200,000              --              --              --
                                     -------------   -------------   -------------   -------------   -------------
Operating income...................      3,623,311      11,637,517      13,065,217       9,139,469      14,967,178
Other income (expense):
  Interest income (expense), net...         42,001      (2,278,730)     (3,025,378)     (2,198,298)     (2,042,507)
  Other charges, net...............       (143,594)       (315,363)       (280,354)       (262,791)       (204,393)
                                     -------------   -------------   -------------   -------------   -------------
    Total other income (expense)...       (101,593)     (2,594,093)     (3,305,732)     (2,461,089)     (2,246,900)
                                     -------------   -------------   -------------   -------------   -------------
Income before income taxes and
  extraordinary item...............      3,521,718       9,043,424       9,759,485       6,678,380      12,720,278
Income taxes.......................             --       3,986,894       4,245,376       2,905,096       5,342,517
                                     -------------   -------------   -------------   -------------   -------------
Income before extraordinary item...      3,521,718       5,056,530       5,514,109       3,773,284       7,377,761
Extraordinary loss from early debt
  retirement.......................             --              --              --              --        (519,100)
                                     -------------   -------------   -------------   -------------   -------------
Net income.........................   $  3,521,718    $  5,056,530   $   5,514,109   $   3,773,284   $   6,858,661
                                     -------------   -------------   -------------   -------------   -------------
                                     -------------   -------------   -------------   -------------   -------------
Basic earnings per share:
  Income before extraordinary
    item...........................                   $       0.28   $        0.30   $        0.21   $        0.40
                                                     -------------   -------------   -------------   -------------
                                                     -------------   -------------   -------------   -------------
  Net income.......................                   $       0.28   $        0.30   $        0.21   $        0.37
                                                     -------------   -------------   -------------   -------------
                                                     -------------   -------------   -------------   -------------
Diluted earnings per share:
  Income before extraordinary
    item...........................                   $       0.25   $        0.27   $        0.18   $        0.35
                                                     -------------   -------------   -------------   -------------
                                                     -------------   -------------   -------------   -------------
  Net income.......................                   $       0.25   $        0.27   $        0.18   $        0.32
                                                     -------------   -------------   -------------   -------------
                                                     -------------   -------------   -------------   -------------
Weighted average shares
  outstanding:
  Basic............................                     18,300,000      18,300,000      18,300,000      18,300,100
                                                     -------------   -------------   -------------   -------------
                                                     -------------   -------------   -------------   -------------
  Diluted..........................                     19,992,300      20,668,000      20,688,000      21,207,100
                                                     -------------   -------------   -------------   -------------
                                                     -------------   -------------   -------------   -------------

                            See accompanying notes.

                              PREDECESSOR (NOTE 1)

                  CONSOLIDATED STATEMENT OF RETAINED EARNINGS

                                                                         RETAINED EARNINGS
                                                                         -----------------
Balance at September 30, 1995..........................................    $   5,079,691
  Net income...........................................................        3,521,718
  Distributions to Predecessor Shareholders............................       (6,300,000)
  Retained earnings on September 27, 1996, date of sale................       (2,301,409)
                                                                         -----------------
Balance at September 27, 1996..........................................    $          --
                                                                         -----------------
                                                                         -----------------

                         CHARLOTTE RUSSE HOLDING, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                     COMMON STOCK      ADDITIONAL                     NOTES                     TOTAL
                                 --------------------   PAID-IN      DEFERRED      RECEIVABLE     RETAINED   STOCKHOLDERS'
                                  SHARES     AMOUNT     CAPITAL    COMPENSATION   FROM OFFICERS   EARNINGS      EQUITY
                                 ---------  ---------  ----------  -------------  -------------  ----------  ------------
Initial capitalization of
  Charlotte Russe Holding, Inc.
  on September 27, 1996:
  Issuance of Common Stock.....  18,300,000 $ 183,000  $17,866,465   $      --     $        --   $       --   $18,049,465
  Issuance of warrants to
    purchase Common Stock......         --         --     873,516           --              --           --      873,516
                                 ---------  ---------  ----------  -------------  -------------  ----------  ------------
Balance at September 27,
  1996.........................  18,300,000   183,000  18,739,981           --              --           --   18,922,981

  Net income...................         --         --          --           --              --    5,056,530    5,056,530
                                 ---------  ---------  ----------  -------------  -------------  ----------  ------------
Balance at September 27,
  1997.........................  18,300,000   183,000  18,739,981           --              --    5,056,530   23,979,511

  Stock option transactions,
    net of tax benefit.........         --         --     (48,600)          --              --           --      (48,600)
  Net income...................         --         --          --           --              --    5,514,109    5,514,109
                                 ---------  ---------  ----------  -------------  -------------  ----------  ------------
Balance at September 26,
  1998.........................  18,300,000   183,000  18,691,381           --              --   10,570,639   29,445,020

  Stock option transactions
    (unaudited)................     10,800        108      10,692           --              --           --       10,800
  Deferred compensation related
    to stock options
    (unaudited)................         --         --     720,000     (720,000)             --           --           --
  Notes receivable from
    officers (unaudited).......         --         --          --           --      (1,020,000)          --   (1,020,000)
  Net income (unaudited).......         --         --          --           --              --    6,858,661    6,858,661
                                 ---------  ---------  ----------  -------------  -------------  ----------  ------------
Balance at June 26, 1999
  (unaudited)..................  18,310,800 $ 183,108  $19,422,073   $(720,000)    $(1,020,000)  $17,429,300  $35,294,481
                                 ---------  ---------  ----------  -------------  -------------  ----------  ------------
                                 ---------  ---------  ----------  -------------  -------------  ----------  ------------

                            See accompanying notes.

                 CHARLOTTE RUSSE HOLDING, INC. AND PREDECESSOR

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                      PREDECESSOR                                     COMPANY
                                       (NOTE 1)      --------------------------------------------------------------------------
                                     -------------                            YEARS ENDED                NINE MONTHS ENDED
                                      YEAR ENDED     ONE DAY ENDED   -----------------------------   --------------------------
                                     SEPTEMBER 27,   SEPTEMBER 27,   SEPTEMBER 27,   SEPTEMBER 26,     JUNE 27,      JUNE 26,
                                         1996            1996*           1997            1998            1998          1999
                                     -------------   -------------   -------------   -------------   ------------  ------------
                                                                                                     (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES
Reconciliation of net income to net
  cash
  provided by (used in) operating
  activities:
  Net income.......................   $ 3,521,718    $         --     $ 5,056,530    $  5,514,109    $  3,773,284  $  6,858,661
  Adjustments to reconcile net
    income to net cash provided by
    (used in) operating activities:
    Depreciation and
      amortization.................     1,726,281              --       2,838,168       4,959,105       3,561,550     4,425,276
    Deferred rent..................       (67,831)       (848,338)        218,024         737,609         784,206       725,573
    Loss on disposal of asset......            --              --              --              --              --        49,720
    Changes in operating assets and
      liabilities:
      Inventories..................      (186,589)             --      (1,016,955)     (5,064,754)     (3,494,767)    1,320,494
      Other current assets.........      (718,349)             --         369,464      (1,156,706)     (1,214,538)      644,416
      Deferred financing costs.....            --        (449,718)         (4,319)       (254,748)       (254,748)     (166,591)
      Other assets.................        13,262              --          (6,542)        (54,930)        (55,764)     (116,383)
      Accounts payable.............     1,471,934              --         356,192       4,692,204       2,700,238       957,126
      Accrued payroll and related
        expense....................      (265,897)             --         159,545         333,640        (561,606)     (256,591)
      Income taxes payable.........            --              --         320,782         294,381         343,096      (470,022)
      Other accrued expenses.......       397,632       1,018,302         141,314      (1,095,985)     (2,716,823)    3,285,392
      Other liabilities............         9,029              --          30,000         286,136         427,522        25,967
      Deferred taxes...............            --              --        (193,054)        168,054       1,066,534       148,000
                                     -------------   -------------   -------------   -------------   ------------  ------------
Net cash provided by (used in)
  operating activities.............     5,901,190        (279,754)      8,269,149       9,358,115       4,358,184    17,431,038
INVESTING ACTIVITIES
Net cash invested in acquisition of
  Rampage assets...................            --              --      (2,046,000)     (7,276,463)     (7,276,463)           --
Purchases of fixed assets..........    (1,357,369)             --      (5,245,194)     (8,537,486)     (6,996,405)   (7,648,634)
Net cash invested in acquisition of
  predecessor......................            --     (32,836,417)       (419,591)             --              --            --
Sale of marketable securities......       100,000              --              --              --              --            --
                                     -------------   -------------   -------------   -------------   ------------  ------------
Net cash used in investing
  activities.......................    (1,257,369)    (32,836,417)     (7,710,785)    (15,813,949)    (14,272,868)   (7,648,634)
FINANCING ACTIVITIES
Payments on capital leases.........            --              --              --        (631,918)       (361,461)     (314,787)
Payments on notes payable to bank
  and revolving credit facility....            --      (5,000,000)     (2,575,000)    (18,925,000)    (11,100,000)  (21,150,000)
Proceeds from notes payable to bank
  and revolving credit facility....     1,250,000      10,900,000       3,000,000      24,200,000      18,675,000    22,800,000
Proceeds from notes payable to
  related parties..................            --      11,000,000              --              --              --            --
Payments on notes payable to
  related parties..................    (1,709,434)             --              --              --              --   (11,000,000)
Funding of notes receivable from
  officers.........................            --              --              --              --              --    (1,120,000)
Repayments of notes receivable from
  officers.........................            --              --              --              --              --       100,000
Proceeds from issuance of Common
  Stock............................            --      18,049,465              --              --              --        10,800
Cash distributions to Predecessor
  shareholders.....................    (6,300,000)             --              --              --              --            --
                                     -------------   -------------   -------------   -------------   ------------  ------------
Net cash provided by (used in)
  financing activities.............    (6,759,434)     34,949,465         425,000       4,643,082       7,213,539   (10,673,987)
                                     -------------   -------------   -------------   -------------   ------------  ------------
Net increase (decrease) in cash and
  cash equivalents.................    (2,115,613)      1,833,294         983,364      (1,812,752)     (2,701,145)     (891,583)
Cash and cash equivalents at
  beginning of period..............     4,140,516              --       1,833,294       2,816,658       2,816,658     1,003,906
                                     -------------   -------------   -------------   -------------   ------------  ------------
                                     -------------   -------------   -------------   -------------   ------------  ------------
Cash and cash equivalents at end of
  period...........................   $ 2,024,903    $  1,833,294     $ 2,816,658    $  1,003,906    $    115,513  $    112,323
                                     -------------   -------------   -------------   -------------   ------------  ------------
                                     -------------   -------------   -------------   -------------   ------------  ------------
SUPPLEMENTAL SCHEDULE OF NONCASH
  ACTIVITIES
Issuance of warrants to purchase
  Common Stock.....................   $        --    $    873,516     $        --    $         --    $         --  $         --
                                     -------------   -------------   -------------   -------------   ------------  ------------
                                     -------------   -------------   -------------   -------------   ------------  ------------
Stock option transactions, net of
  tax benefit......................   $        --    $         --     $        --    $     48,600    $     48,600  $         --
                                     -------------   -------------   -------------   -------------   ------------  ------------
                                     -------------   -------------   -------------   -------------   ------------  ------------
Fixed assets acquired through
  assumption of capital leases.....   $        --    $         --     $        --    $  1,567,313    $         --  $         --
                                     -------------   -------------   -------------   -------------   ------------  ------------
                                     -------------   -------------   -------------   -------------   ------------  ------------
SUPPLEMENTAL DISCLOSURES OF CASH
  FLOW INFORMATION:
Cash paid during the year for:
Interest...........................   $   159,603    $         --     $ 2,211,966    $  2,947,606    $  2,450,496  $  2,901,653
                                     -------------   -------------   -------------   -------------   ------------  ------------
                                     -------------   -------------   -------------   -------------   ------------  ------------
Income taxes, net..................   $    86,061    $         --     $ 4,088,756    $  3,751,000    $  2,561,999  $  5,436,638
                                     -------------   -------------   -------------   -------------   ------------  ------------
                                     -------------   -------------   -------------   -------------   ------------  ------------

------------
* The Company's cash flow activity for September 27, 1996 (date of initial capitalization) relates to the acquisition (see Note 1). Cash flow activity relating to store operations on the date of acquisition have been included in the Predecessor's cash flow statement for the year ended September 27, 1996.

                            See accompanying notes.

                 CHARLOTTE RUSSE HOLDING, INC. AND PREDECESSOR

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION SUBSEQUENT TO SEPTEMBER 26, 1998 AND THE NINE MONTHS ENDED JUNE 27,
                                      1998
                        AND JUNE 26, 1999 IS UNAUDITED.)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    Charlotte Russe Holding, Inc. (the "Company") was incorporated in Delaware in July 1996. On September 27, 1996, the Company was capitalized through the issuance of Common Stock and long-term debt. Effective September 27, 1996, the Company acquired all of the stock of Lawrence Merchandising Corporation, a California corporation, and its affiliates, Lawrence Merchandising Corporation of Nevada and Lawrence Merchandising Corporation of Nevada II, both Nevada corporations, (collectively, the "Predecessor" companies) for approximately $35 million in cash. In addition, the Company repaid $5 million of the Predecessor's short-term borrowings concurrent with the consummation of the purchase transaction.

    The acquisition was accounted for using the purchase method of accounting. The excess of the aggregate purchase price over the fair value of net assets acquired of approximately $32.9 million was recognized as goodwill.

    As the acquisition occurred on the last day of fiscal 1996, the accompanying consolidated statements of retained earnings, income and cash flows of the Predecessor for the year ended September 27, 1996 reflect the activity of the Company. In addition, due to the capitalization of the Company on September 27, 1996, the Statement of Cash Flows of the Company for the one day period ended September 27, 1996 relates to the initial capitalization and the acquisition of the Predecessor.

DESCRIPTION OF BUSINESS

    The Company operates in one segment selling clothing and accessories for women through its retail stores that operate under the names Charlotte Russe and Rampage (Note 2). As of June 26, 1999, the Company operated 85 mall-based retail stores in Arizona, California, Florida, Georgia, Hawaii, Illinois, Michigan, Nevada, New Jersey, New York, South Carolina, and Texas.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

FISCAL YEAR

    The Company's fiscal year is (and its Predecessor's fiscal year was) the 52/53 week period ending on the last Saturday in September. Fiscal years ended September 27, 1996 and 1997 and September 26, 1998 each contained 52 weeks.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                 CHARLOTTE RUSSE HOLDING, INC. AND PREDECESSOR

(INFORMATION SUBSEQUENT TO SEPTEMBER 26, 1998 AND THE NINE MONTHS ENDED JUNE 27,
                                      1998
                        AND JUNE 26, 1999 IS UNAUDITED.)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) INTERIM FINANCIAL DATA

    The consolidated financial statements as of June 26, 1999 and for the nine months ended June 27, 1998 and June 26, 1999 are unaudited. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to state fairly the financial information set forth therein, in accordance with generally accepted accounting principles. The results of operations for the interim period ended June 26, 1999 are not necessarily indicative of the results which may be reported for any other interim period or for the year ending September 25, 1999.

CASH EQUIVALENTS

    The Company considers all liquid investments with maturities of three months or less when purchased to be cash equivalents.

INVENTORIES

    Inventories are accounted for by the retail method. The cost of inventory is determined at the lower of the first-in, first-out (FIFO) method or market. During fiscal 1997, the Company changed from the last-in, first-out (LIFO) method to the FIFO method. The change did not have a material effect on fiscal 1997 results of operations.

FIXED ASSETS

    Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally five to seven years. Leasehold improvements are amortized on a straight-line basis over the estimated useful lives of the respective assets or the term of the lease, whichever is less. Depreciation expense for the years ended September 27, 1996, September 27, 1997 and September 26, 1998 was $1,726,281 and
$1,808,165 and $3,797,195, respectively, and $2,702,428 and $3,542,107 for the nine months ended June 27, 1998 and June 26, 1999, respectively.

GOODWILL AND OTHER INTANGIBLES

    Goodwill represents the excess of the cost over the fair value of net assets acquired by the Company. Goodwill is amortized on a straight-line basis over 40 years. The amortization period was determined based upon the following factors, among others: operating history, brand name recognition, merchandising strategy, vendor network, proven portability to new markets and demographics of the junior women's market. Accumulated amortization for goodwill at September 27, 1997, September 26, 1998 and June 26, 1999 was $814,411, $1,642,795 and $2,264,083,
respectively.

    Other intangibles, included in Other Assets in the accompanying balance sheet, result from the Company's acquisition of Rampage and represent amounts attributable to a license agreement allowing the Company to utilize the Rampage name and other intangibles. These assets are stated at cost and are amortized using the straight-line method over the estimated useful life of 20 years. The

                 CHARLOTTE RUSSE HOLDING, INC. AND PREDECESSOR

(INFORMATION SUBSEQUENT TO SEPTEMBER 26, 1998 AND THE NINE MONTHS ENDED JUNE 27,
                                      1998
                        AND JUNE 26, 1999 IS UNAUDITED.)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) amortization period was primarily determined based on the expectation that the Rampage license renewal options would be exercised. (See Note 7). Accumulated amortization for other intangibles at September 26, 1998 and June 26, 1999 was $66,976 and $117,214, respectively.

DEFERRED FINANCING COSTS

    Debt issuance costs are amortized to interest expense using the straight line method over the life of the related debt, ranging from September 30, 2002 to September 27, 2003. Unamortized issuance costs remaining upon early retirement of debt are expensed. Accumulated amortization at September 27, 1997, September 26, 1998 and June 26, 1999 was $216,000, $482,142 and $427,481,
respectively.

DEFERRED RENT

    Rent expense on noncancellable leases containing known future scheduled rent increases are recorded on a straight-line basis over the term of the respective leases. The excess rent expense over rent paid is accounted for as deferred rent.

INCOME TAXES

    The Predecessor had elected S corporation status for federal income tax reporting purposes and for those states which recognize S corporation status. Accordingly, the income of the Predecessor was included in the tax returns of the shareholders and no provision for federal income taxes was made in the accompanying Predecessor's statement of income. The Company has elected to operate as a C corporation from the date of its inception.

    Upon completion of the purchase price allocation, deferred tax liabilities were recognized for the tax effect of certain book to tax differences existing at the acquisition date, with the offset recorded as an adjustment to goodwill.

    The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.

    Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

    The provision for income taxes for the nine month periods presented is based on the effective tax rate estimated to be in effect for the respective year.

IMPAIRMENT OF LONG-LIVED ASSETS

    In accordance with Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, whenever events or changes in circumstances indicate that the carrying amount of its assets might not be recoverable, the

                 CHARLOTTE RUSSE HOLDING, INC. AND PREDECESSOR

(INFORMATION SUBSEQUENT TO SEPTEMBER 26, 1998 AND THE NINE MONTHS ENDED JUNE 27,
                                      1998
                        AND JUNE 26, 1999 IS UNAUDITED.)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Company, using its best estimates based upon reasonable and supportable assumptions and projections, reviews the carrying value of long-lived assets for impairment. Impairment for long-lived assets to be held is measured by comparing the carrying amount of the asset to its fair value. Impairment is reviewed at the lowest levels for which there are identifiable cash flows that are independent of the cash flows of other groups of assets. The Company performs such analysis on an individual store basis and estimates fair values based on sales prices for comparable assets. The Company measures impairment for long-lived assets to be disposed of at the lower of the carrying amount or net realizable value (fair market value less cost to dispose). The Company has identified two underperforming stores and plans to close these locations by the end of fiscal 2000. Accordingly, the Company recorded an impairment loss of $722,000, which is included in selling, general and administrative expenses. The impairment loss includes $537,000 representing the net carrying value of leasehold improvements which will be abandoned net of the expected future cash flows through the end of fiscal 2000. In addition, the impairment loss includes $185,000 for the estimated unamortized landlord allowances that are refundable upon closure. Employee termination benefits related to the store closures will be insignificant. The operating results for the two stores is not material for the year ended September 26, 1998 or nine months ended June 26, 1999.


STOCK BASED COMPENSATION

    Statement of Financial Accounting Standards (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, establishes the use of the fair value based method of accounting for stock-based compensation arrangements, under which compensation cost is determined using the fair value of stock-based compensation determined as of the grant date, and is recognized over the periods in which the related services are rendered. SFAS No. 123 also permits companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board Opinion (APB) No. 25 to account for stock-based compensation. The Company has decided to retain the current intrinsic value based method, and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation.

REVENUE RECOGNITION

    Retail merchandise sales are recognized at the point of sale, less estimated sales returns. A reserve is provided for on projected returns based on prior experience.

STORE PRE-OPENING COSTS

    Costs incurred in connection with the opening of a new store are expensed as incurred.

EARNINGS PER SHARE

    Basic earnings per share is computed based on the weighted average outstanding common shares. Dilutive earnings per share is computed based on the weighted average outstanding shares and potentially dilutive stock options and warrants. Earnings per share data for periods prior to fiscal 1997 have not yet been reported in the accompanying financial statements as the Predecessor had a substantially different capital structure than the Company.

                 CHARLOTTE RUSSE HOLDING, INC. AND PREDECESSOR

(INFORMATION SUBSEQUENT TO SEPTEMBER 26, 1998 AND THE NINE MONTHS ENDED JUNE 27,
                                      1998
                        AND JUNE 26, 1999 IS UNAUDITED.)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) FAIR VALUE OF FINANCIAL INSTRUMENTS

    Financial instruments, including cash and cash equivalents, accounts payable, accrued expenses, income tax payable and capital lease obligations are carried at cost, which management believes approximates fair value because of the short-term maturity of these instruments. Interest on long-term debt is primarily based on variable rates; therefore, management believes the carrying amounts for the outstanding borrowings at September 27, 1997, September 26, 1998 and June 26, 1999 approximate fair value.

COMPREHENSIVE INCOME

    In fiscal 1999, the Company adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. The Company did not have any component of other comprehensive income for any periods presented.

ADVERTISING COSTS

    Advertising costs are expensed as incurred and were $50,704, $15,758 and $241,603 for the years ended September 27, 1996, September 27, 1997 and September 26, 1998, and $169,251 and $313,401 for the nine months ended June 27, 1998 and June 26, 1999, respectively.

RECLASSIFICATIONS

    Certain amounts in the prior years financial statements have been reclassified to conform with the 1999 presentation.

2. ACQUISITION OF RAMPAGE ASSETS

    On September 30, 1997, the Company completed the acquisition of certain assets of Rampage Retailing, Inc. (Rampage), a retailer of women's apparel, for a purchase price of $10,500,000, consisting of cash of which $2,000,000 was prepaid in fiscal year 1997 as a deposit, and the assumption of certain capital lease obligations. The transaction was accounted for under the purchase method and the purchase price was primarily allocated to fixed assets. The cash portion of the purchase price was funded from the Company's credit facilities.

    The Company's accompanying statements of income reflect the operating results of Rampage since the date of acquisition. Prior to the acquisition, Rampage operated in various business activities which consisted of manufacturing operations and the sale of clothing through retail locations. The Company acquired certain assets related to 16 retail store locations. The operating results of the retail locations were computed through the retail location operating profit level and combined into the operating results of a consolidated entity. Therefore, the operating results of the retail locations did not include any corporate expenses or other costs, such as interest, general and administration, distribution or buying costs. The pro forma unaudited net sales and gross profit for the year ended September 27, 1997, assuming the purchase of Rampage had occurred on September 28, 1996 were $109,006,043 and $34,400,758, respectively.

                 CHARLOTTE RUSSE HOLDING, INC. AND PREDECESSOR

(INFORMATION SUBSEQUENT TO SEPTEMBER 26, 1998 AND THE NINE MONTHS ENDED JUNE 27,
                                      1998
                        AND JUNE 26, 1999 IS UNAUDITED.)

3. FIXED ASSETS

    Fixed assets consist of the following:

                                                                      SEPTEMBER 27,  SEPTEMBER 26,    JUNE 26,
                                                                          1997           1998           1999
                                                                      -------------  -------------  -------------
                                                                                                     (UNAUDITED)
Leasehold improvements..............................................  $  11,444,071  $  23,690,119  $  28,253,154
Furniture and fixtures..............................................      1,740,892      6,764,970      8,851,340
Equipment and vehicles..............................................      2,354,904      3,113,396      3,450,789
Prepaid Rampage acquisition costs...................................      2,046,000             --             --
                                                                      -------------  -------------  -------------
                                                                         17,585,867     33,568,485     40,555,283
Less accumulated depreciation and amortization......................     (2,146,244)    (5,943,439)    (8,418,753)
                                                                      -------------  -------------  -------------
                                                                      $  15,439,623  $  27,625,046  $  32,136,530
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

4. NOTES RECEIVABLE FROM OFFICERS

    In April 1999, the Company loaned $1,000,000 under a note agreement to its President and Chief Executive Officer. The full amount of the note is secured by a pledge of 750,000 shares of Common Stock of the Company, plus any shares obtained by the officer in the future. All principal and accrued interest (7.47% per annum) is due and payable on April 26, 2004, except in the event that all or any part of the pledged Common Stock is sold, the net proceeds of the sale of such shares of Common Stock must be used to repay any outstanding principal and interest.

    In March 1999, the Company loaned $120,000 under a note agreement to an Executive Vice President of the Company. The full amount of the note is secured by a pledge of all shares of Common Stock of the Company obtained by the officer in the future. All principal and accrued interest (8.5% per annum) is due and payable on March 12, 2004. As of June 26, 1999, $20,000 was outstanding.

5. CREDIT ARRANGEMENTS

    At September 26, 1998, the Company had a bank credit agreement which provided a $17.0 million term loan and a $10.0 million revolving credit facility. In December 1998, the bank credit agreement was amended. The amended agreement eliminated the $17.0 million term loan and increased the revolving credit facility. The amended revolving credit facility provides for aggregate commitments of $26.0 million through September 1999; $24.5 million from October 1999 through September 2000; $20.0 million from October 2000 through September 2001; and $14.5 million from October 2001 through maturity. All outstanding borrowings under the amended revolving credit facility are due on September 30, 2002. Substantially all of the Company's assets secure the amended bank credit agreement. At June 26, 1999, there was $18.3 million outstanding under the revolving credit facility.

    Interest on the amended revolving credit facility is payable quarterly at either (i) the bank's Base Rate, as defined, plus 1.00% or (ii) the bank's Eurodollar rate plus 2.50%, at the Company's option, subject to certain adjustments.

    Pursuant to the terms of the amended bank credit agreement, the Company can issue up to $5.0 million of commercial or standby letters of credit. The annual fee incurred is 2.00% for

                 CHARLOTTE RUSSE HOLDING, INC. AND PREDECESSOR

(INFORMATION SUBSEQUENT TO SEPTEMBER 26, 1998 AND THE NINE MONTHS ENDED JUNE 27,
                                      1998
                        AND JUNE 26, 1999 IS UNAUDITED.)

5. CREDIT ARRANGEMENTS (CONTINUED)
commercial and standby letters of credit plus customary issuance and amendment charges. Fees are paid quarterly in arrears and charges are paid as incurred. At September 26, 1998 and June 26, 1999, there were outstanding letters of credit in the amount of $1.3 million and $0.5 million, respectively.

    In June 1999, the bank credit agreement was amended to provide for aggregate commitments of $32.0 million through September 1999; $30.5 million from October 1999 through September 2000; $25.0 million from October 2000 through September 2001; and $18.0 million from October 2001 through maturity, which remained unchanged. In addition, the credit agreement was amended to permit the redemption of the senior subordinated note agreements with affiliated investors. (See Note 6)

    The bank credit agreement requires that the Company maintain certain financial ratios and restricts future liens and indebtedness, sales of assets, and dividend payments. As of June 26, 1999, the Company is in compliance with the terms of the bank credit agreement.

    In connection with the original bank credit agreement, the Company issued warrants to purchase approximately 413,560 shares of the Company's Common Stock at $1.00 per share. The number of shares of common stock issuable under the warrant increased by an aggregate of 216 shares pursuant to anti-dilution provisions. The warrants are exercisable immediately and expire on September 27, 2006. The warrants were valued at approximately $152,000, which is included in deferred financing costs and the warrants are being amortized on a straight-line basis over the life of the agreement, as amended. The fair value of the warrants was estimated at the date of grant using the minimum value method with the following assumptions: risk free interest rate of 6.0%; an expected warrant life of 7.5 years; and no annual dividends.

    The Company has entered into an interest rate swap agreement to manage certain of its interest rate exposure. The notional amount associated with this agreement was established at $11.0 million with annual reductions of $2.0 million during the contract life until expiration in May 2001. The notional amount is used to measure interest to be paid or received and does not represent the exposure to credit loss. As a result of the agreement, a portion of the Company's variable rate bank debt is effectively converted to fixed rate debt and has a pay rate of 8.56%, subject to certain adjustments. The interest rate differential to be received or paid is recognized as a component of interest expense over the life of the agreement. This instrument is not recorded on the balance sheet. However, if the instrument was recorded based on its fair value, the Company would have recorded a liability of $260,000 and $28,000 at September 26, 1998 and June 26, 1999, respectively. Subsequent to June 26, 1999, the Company paid approximately $20,000 to terminate the interest swap agreement.

6. SUBORDINATED NOTES PAYABLE TO RELATED PARTIES

    The Company had two senior subordinated note agreements with affiliated investors which were paid off in 1999. Interest accrued at 12.5% and was due semi-annually. Principal was due upon maturity of the notes, September 27, 2003. The Company recognized interest expense of $1,375,000 and $1,371,000 for the years ended September 27, 1997 and September 26, 1998, and $1,042,707 and $973,754 for the nine months ended June 27, 1998 and June 26, 1999, respectively.

    In conjunction with the issuance of the two senior subordinated notes, the Company issued warrants to purchase approximately 1,964,410 shares of Common Stock at $1 per share. The number of

                 CHARLOTTE RUSSE HOLDING, INC. AND PREDECESSOR

(INFORMATION SUBSEQUENT TO SEPTEMBER 26, 1998 AND THE NINE MONTHS ENDED JUNE 27,
                                      1998
                        AND JUNE 26, 1999 IS UNAUDITED.)

6. SUBORDINATED NOTES PAYABLE TO RELATED PARTIES (CONTINUED) shares of common stock issuable under these warrants increased by an aggregate of 1,030 shares pursuant to anti-dilution provisions. The warrants are exercisable immediately and expire on September 27, 2006. The warrants are valued at approximately $722,000, which is included in deferred financing costs and were being amortized on a straight-line basis over the term of the notes. The fair value of the warrants was estimated at the date of grant using the minimum value method with the following assumptions: risk free interest rate of 6.0%; an expected warrant life of 7.5 years; and no annual dividends.

    In connection with the repayment of all outstanding principal under the two agreements in June 1999, the Company incurred a prepayment fee of $255,200, which was charged to income in the accompanying statement of income for the nine months ended June 26, 1999 and accounted for as an extraordinary item. In addition, unamortized warrant issue costs of approximately $263,900, were written off in June 1999 resulting in total extraordinary item charges of $519,100.

7. COMMITMENTS

LEASES

    The Company leases its retail stores, warehouse, and office facilities under various operating leases which expire between 1999 and 2010. Under certain retail store leases, the Company is required to pay the greater of a minimum lease payment or 5% to 11% of annual sales volume. Rent expense, including reimbursement of our proportional share of common area maintenance expenses, for the years ended September 27, 1996, September 27, 1997 and September 26, 1998 and the nine months ended June 27, 1998 and June 26, 1999 was $7,992,576, $8,766,335, $17,049,570, $12,229,746 and $16,601,497, respectively, including
$1,428,780, $452,564, $610,267, $130,340 and $745,441, respectively, of contingent rentals.

    The following is a summary of the annual future minimum capital and operating lease commitments as of September 26, 1998:

                                                                  CAPITAL
                                                                   LEASES     OPERATING LEASES
                                                                ------------  ----------------
Year ending September:
1999..........................................................  $    478,430   $   14,714,057
2000..........................................................       402,253       14,883,845
2001..........................................................        92,922       15,021,579
2002..........................................................        28,484       14,643,125
2003..........................................................            --       13,980,522
Thereafter....................................................            --       51,183,932
                                                                ------------  ----------------
Total minimum lease payments..................................     1,002,089   $  124,427,060
                                                                              ----------------
                                                                              ----------------
Less amount representing interest.............................       (77,215)
                                                                ------------
Present value of net minimum lease payments, including
  $428,000 which is current...................................  $    924,874
                                                                ------------
                                                                ------------

                 CHARLOTTE RUSSE HOLDING, INC. AND PREDECESSOR

(INFORMATION SUBSEQUENT TO SEPTEMBER 26, 1998 AND THE NINE MONTHS ENDED JUNE 27,
                                      1998
                        AND JUNE 26, 1999 IS UNAUDITED.)

7. COMMITMENTS (CONTINUED)
LICENSE AGREEMENT

    In conjunction with the acquisition of Rampage assets on September 30, 1997, the Company entered into a license agreement enabling the Company to operate stores under the Rampage name. The license fee is calculated as the greater of an annual fee (ranging between $300,000 to $450,000) or a percent of sales at stores operating under the Rampage name (ranging between 1.0% and 1.5%). The license agreement is for an initial term of four years with an automatic option to renew for another four years. The agreement may be renewed for ten additional four year periods, provided certain conditions are met. Currently, management believes the license agreement will be renewed for at least four additional periods. License fees are recorded monthly based on the greater of a percentage of sales or the annual fee, as defined. License fees incurred during the years ended September 27, 1997 and September 26, 1998 and during the nine months ended June 27, 1998 and June 26, 1999 totaled $0, $354,526, $272,703 and $325,187, respectively and are included in selling, general and administrative expenses.

8. EQUITY

STOCK OPTIONS

    In 1996, the Company established a Long-Term Incentive Plan (the 1996 Plan). The 1996 Plan provides for the issuance of shares of Common Stock under incentive and non qualified stock options. Options vest ratably at 20% per year over five years from the date of the grant, subject to certain acceleration provisions and are exercisable for a period of up to ten years from the date of grant. Incentive stock options are granted at prices which approximate the fair value of the common shares at the date of grant as determined by the Board of Directors.

    In May 1999, the Company established a 1999 Long-Term Incentive Plan (the 1999 Plan). The 1999 Plan provides for the issuance of shares of common stock under non qualified stock options and stock appreciation rights. The exercise price of options shall not be less than 85% of the fair market value at the date of grant, or 110% in the case of any person possessing 10% combined voting power of all classes of stock of the Company. The Company's Board of Directors determines the vesting and other provisions of option and stock appreciation rights granted under the 1999 Plan.

    Pursuant to the terms of the grant in October 1996, upon completion of the Company's initial public offering, vesting for options to purchase 274,500 shares of Common Stock related to the President and CEO will accelerate and become fully vested. If the Company's initial public offering is not completed, the options to purchase 274,500 shares of common stock will continue to vest over the remaining terms of the option agreement. Accordingly, the Company has determined the stock option award to be a fixed award and as such, no compensation will be recorded upon completion of the initial public offering.

    In July 1999, the Company's Board of Directors resolved that no further stock option grants will be made from the 1996 Plan or 1999 Plan.

                 CHARLOTTE RUSSE HOLDING, INC. AND PREDECESSOR

                 (INFORMATION SUBSEQUENT TO SEPTEMBER 26, 1998
    AND THE NINE MONTHS ENDED JUNE 27, 1998 AND JUNE 26, 1999 IS UNAUDITED.)

8. EQUITY (CONTINUED)

    A summary of the Company's stock option activity and related information for the plans is as follows:

                                                                             WEIGHTED-AVERAGE
                                                                  OPTIONS     EXERCISE PRICE
                                                                 ----------  -----------------
Outstanding at September 27, 1996..............................          --      $      --
  Granted......................................................   1,815,000           1.15
  Cancelled....................................................     (57,000)          1.00
                                                                 ----------          -----
Outstanding at September 27, 1997..............................   1,758,000           1.16
  Granted......................................................     216,000           3.65
  Cancelled....................................................    (201,000)          1.58
                                                                 ----------          -----
Outstanding at September 26, 1998..............................   1,773,000           1.41
  Granted (unaudited)..........................................     120,000           7.00
  Cancelled (unaudited)........................................     (57,600)          1.00
  Exercised (unaudited)........................................     (10,800)          1.00
                                                                 ----------          -----
Outstanding at June 26, 1999 (unaudited).......................   1,824,600      $    1.80
                                                                 ----------          -----
                                                                 ----------          -----
Exercisable, September 27, 1997................................          --             --
Exercisable, September 26, 1998................................     319,200      $    1.17

    The following table summarizes information about stock options outstanding as of June 26, 1999:

                                                   OPTIONS OUTSTANDING
                                  -----------------------------------------------------       OPTIONS EXERCISABLE
                                                 WEIGHTED AVERAGE                        ------------------------------
                                    NUMBER     REMAINING CONTRACTUAL  WEIGHTED AVERAGE     NUMBER     WEIGHTED AVERAGE
        EXERCISE PRICES           OUTSTANDING          LIFE            EXERCISE PRICE    OUTSTANDING   EXERCISE PRICE
--------------------------------  -----------  ---------------------  -----------------  -----------  -----------------
$1.00-$2.00.....................   1,527,600               7.3            $    1.18         611,000       $    1.18
$3.50...........................     150,000               8.9                 3.50          30,000            3.50
$4.00...........................      27,000               8.3                 4.00           5,400            4.00
$7.00...........................     120,000               9.9                 7.00              --            7.00

    The weighted average fair value of options granted was $.36, $1.30 and $2.56 for the years ended September 27, 1997 and September 26, 1998 and the nine months ended June 26, 1999, respectively.


    The Company has recorded deferred compensation in connection with the grants of certain stock options to employees during the nine months ended June 26, 1999. The options were granted at the then deemed fair value of $7 per share. In conjunction with the Company's initial public offering registration statement, the Company revised the estimate of the deemed fair value of its Common Stock ($13.00 per share) resulting in $720,000 of deferred compensation. The $13.00 per share represents a 10% discount from the mid-point of the planned public offering range and is attributable to restrictions on the availability of these shares for sale (vesting provisions) and improved operating results since the date of their grant. The deferred compensation will be amortized ratably over the vesting period of the respective options. No deferred compensation was recorded for option grants prior to this period. The remaining options to purchase Common Stock were granted at exercise prices

                 CHARLOTTE RUSSE HOLDING, INC. AND PREDECESSOR

                 (INFORMATION SUBSEQUENT TO SEPTEMBER 26, 1998
    AND THE NINE MONTHS ENDED JUNE 27, 1998 AND JUNE 26, 1999 IS UNAUDITED.)

8. EQUITY (CONTINUED)
equal to the deemed fair value, as determined by the Company's Board of Directors based on valuation analyses of publicly traded peer companies.

    Pro forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using the minimum value option pricing model with the following weighted-average assumptions for 1997 and 1998: risk-free interest rate of 6%; dividend yields of 0%; and a weighted-average life of the option of 7.6 years.

    The minimum value option pricing model is similar to the Black-Scholes option valuation model which was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable, except that it excludes the factor of volatility. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the related options. The Company's pro forma information follows:

                                                                      YEAR ENDED
                                                        --------------------------------------
                                                        SEPTEMBER 27, 1997  SEPTEMBER 26, 1998
                                                        ------------------  ------------------
Net income as reported................................    $    5,056,530      $    5,514,109
Pro forma net income..................................    $    4,950,679      $    5,396,784

Net income per share--basic as reported...............    $         0.28      $         0.30
Pro forma.............................................    $         0.27      $         0.29
Net income per share--diluted as reported.............    $         0.25      $         0.27
Pro forma.............................................    $         0.25      $         0.26

1999 EQUITY INCENTIVE PLAN

    The Company's Board of Directors and stockholders adopted the 1999 Equity Incentive Plan, effective as of the completion of its initial public offering. The 1999 Equity Incentive Plan permits the grant of options that qualify as incentive stock options and nonqualified options. The option exercise price of each option shall be determined by the compensation committee of the Board of Directors. In the case of incentive stock options, however, the exercise price shall not be less than 100% of the fair market value of the shares on the date of grant, or 110% in the case of incentive stock options granted to an individual with ownership in excess of certain limits. Subject to adjustment for stock splits and similar events, the total number of shares of Common Stock that can be issued under the 1999 Equity Incentive Plan is 750,000 shares. Upon completion of the offering, the Company expects to issue options to purchase 250,000 shares of its common stock at an exercise price equal to the initial public

                 CHARLOTTE RUSSE HOLDING, INC. AND PREDECESSOR

                 (INFORMATION SUBSEQUENT TO SEPTEMBER 26, 1998
    AND THE NINE MONTHS ENDED JUNE 27, 1998 AND JUNE 26, 1999 IS UNAUDITED.)

8. EQUITY (CONTINUED)
offering price of its common stock. The terms of these options will be substantially the same as other options previously issued.

STOCK SPLIT

    In connection with the filing of an initial public offering, the Company approved a 100-for-1 stock split. In addition, the Company's certificate of incorporation will be amended upon completion of its initial public offering, to authorize the issuance of up to 100,000,000 shares of Common Stock and 3,000,000 shares of Preferred Stock. Consequently, the stock option data and per share data, throughout the consolidated financial statements and the notes to the consolidated financial statements, have been restated to reflect the stock split.

9. INCOME TAXES

    Income taxes consist of the following:

                                                                      YEAR ENDED
                                                        --------------------------------------
                                                        SEPTEMBER 27, 1997  SEPTEMBER 26, 1998
                                                        ------------------  ------------------
Current:
  Federal.............................................    $    3,505,000      $    3,232,670
  State...............................................           870,000             844,652
                                                        ------------------  ------------------
                                                               4,375,000           4,077,322

Deferred:
  Federal.............................................          (369,984)            143,054
  State...............................................           (18,122)             25,000
                                                        ------------------  ------------------
                                                                (388,106)            168,054
                                                        ------------------  ------------------
Income taxes..........................................    $    3,986,894      $    4,245,376
                                                        ------------------  ------------------
                                                        ------------------  ------------------

    A reconciliation of income taxes at the federal statutory rate of 34% with the provision for income taxes follows:

                                                                      YEAR ENDED
                                                        --------------------------------------
                                                        SEPTEMBER 27, 1997  SEPTEMBER 26, 1998
                                                        ------------------  ------------------
Tax at U.S. statutory rates...........................    $    3,074,795      $    3,318,225
State income taxes, net of federal tax benefit........           574,200             573,970
Non deductible expenses...............................           187,222             161,256
Other, net............................................           150,677             191,925
                                                        ------------------  ------------------
                                                          $    3,986,894      $    4,245,376
                                                        ------------------  ------------------
                                                        ------------------  ------------------

                 CHARLOTTE RUSSE HOLDING, INC. AND PREDECESSOR

                 (INFORMATION SUBSEQUENT TO SEPTEMBER 26, 1998
    AND THE NINE MONTHS ENDED JUNE 27, 1998 AND JUNE 26, 1999 IS UNAUDITED.)

9. INCOME TAXES (CONTINUED)
    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                        SEPTEMBER 27, 1997  SEPTEMBER 26, 1998
                                                        ------------------  ------------------
Deferred tax assets:
  Inventory...........................................    $      184,726      $      525,547
  Deferred rent.......................................           223,035             378,274
  State income taxes..................................           273,456             208,293
  Employee benefit programs...........................           124,978             176,520
  Other accrued expenses..............................           389,089             279,640
                                                        ------------------  ------------------
Total deferred tax assets.............................         1,195,284           1,568,274

Deferred tax liabilities:
  Tax over book depreciation..........................          (743,193)         (1,102,251)
  Intangibles.........................................          (259,037)           (441,023)
                                                        ------------------  ------------------
Total deferred tax liabilities........................        (1,002,230)         (1,543,274)
                                                        ------------------  ------------------
Net deferred tax assets...............................    $      193,054      $       25,000
                                                        ------------------  ------------------
                                                        ------------------  ------------------

10. RELATED PARTY TRANSACTIONS

    The Company expensed a management fee of $250,000 to its majority shareholder during each of the years ended September 27, 1997 and September 26, 1998 and $187,500 during each of the nine month periods ended June 27, 1998 and June 26, 1999. This fee terminates at any time when the majority shareholder owns less than 10% of the shares of common stock, including shares of common stock issuable upon exercise of outstanding warrants at such date.

    The Company's majority shareholder and its CEO have entered into a stockholders agreement. This agreement provides that (1) as long as the majority shareholder owns more than 25% but less than 50% of the Company's outstanding shares, they will have the right to nominate three directors and (2) as long as the majority shareholder own at least 10% of the shares of common stock held by them immediately after the completion of this offering, they will have the right to nominate two directors. The stockholders agreement grants the Company's CEO certain tag along rights in the event of a private sale by the majority shareholder of their shares of common stock. The stockholders agreement also grants, subject to limitations and exceptions, demand and piggyback registration rights to the majority shareholder and piggyback registration rights to the CEO.

    For the year ended September 26, 1998 and the nine months ended June 26, 1999, the Company purchased approximately $24,000 and $86,000, respectively, of merchandise from a company primarily owned by family members of one of our officers.

                 CHARLOTTE RUSSE HOLDING, INC. AND PREDECESSOR

                 (INFORMATION SUBSEQUENT TO SEPTEMBER 26, 1998
    AND THE NINE MONTHS ENDED JUNE 27, 1998 AND JUNE 26, 1999 IS UNAUDITED.)

11. EMPLOYEE SAVINGS PLAN

    The Company has an Internal Revenue Code Section 401(k) profit-sharing plan (the Plan) for eligible employees. The Plan is funded by employee contributions and provides for the Company to make discretionary contributions. The Company matches 25% of participants contributions up to 4% of eligible compensation. Amounts contributed and expensed under this plan were $0 and $30,648 for the years ended September 27, 1997 and September 26, 1998, respectively and $7,458 and $7,964 for the nine-month periods ended June 27, 1998 and June 26, 1999, respectively.

12. EARNINGS PER SHARE

    A reconciliation of the numerators and denominators used in basic and diluted earnings per share is as follows:

                                                              YEARS ENDED                NINE MONTHS ENDED
                                                      ----------------------------  ----------------------------
                                                      SEPTEMBER 27,  SEPTEMBER 26,    JUNE 27,       JUNE 26,
                                                          1997           1998           1998           1999
                                                      -------------  -------------  -------------  -------------
                                                                                     (UNAUDITED)    (UNAUDITED)

Net income..........................................  $   5,056,530  $   5,514,109  $   3,773,284  $   6,858,661
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
Income before extraordinary item....................  $   5,056,530  $   5,514,109  $   3,773,284  $   7,377,761
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
Income before extraordinary item per share:
  Basic.............................................  $        0.28  $        0.30  $        0.21  $        0.40
  Effect of dilutive securities--stock options......          (0.02)         (0.02)         (0.02)         (0.02)
  Effect of dilutive securities--warrants...........          (0.01)         (0.01)         (0.01)         (0.03)
                                                      -------------  -------------  -------------  -------------
  Diluted...........................................  $        0.25  $        0.27  $        0.18  $        0.35
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
Earnings per share:
  Basic.............................................  $        0.28  $        0.30  $        0.21  $        0.37
  Effect of dilutive securities--stock options......          (0.02)         (0.02)         (0.02)         (0.04)
  Effect of dilutive securities--warrants...........          (0.01)         (0.01)         (0.01)         (0.01)
                                                      -------------  -------------  -------------  -------------
  Diluted...........................................  $        0.25  $        0.27  $        0.18  $        0.32
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
Weighted average number of shares:
  Basic.............................................     18,300,000     18,300,000     18,300,000     18,300,100
  Effect of dilutive securities--stock options......        444,000        627,000        633,000        839,000
  Effect of dilutive securities--warrants...........      1,248,300      1,741,000      1,755,000      2,068,000
                                                      -------------  -------------  -------------  -------------
  Diluted...........................................     19,992,300     20,668,000     20,688,000     21,207,100
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------

                                     [LOGO]

    UNTIL             , 1999, WHICH IS THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS, ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates, except the Securities and Exchange Commission Registration Fee and the National Association of Securities Dealers, Inc. Filing Fee.

ITEM                                                                            AMOUNT
---------------------------------------------------------------------------  -------------
Securities and Exchange Commission Registration Fee........................  $      12,788
National Association of Securities Dealer, Inc. Filing Fee.................          5,100
Nasdaq National Market Listing Fee.........................................         17,500
Blue Sky Fees and Expenses.................................................          5,000
Transfer Agent and Registrar Fees..........................................          3,000
Accounting Fees and Expenses...............................................        250,000
Legal Fees and Expenses....................................................        300,000
Printing Expenses..........................................................        225,000
Miscellaneous..............................................................         81,612
                                                                             -------------
    Total..................................................................  $     900,000
                                                                             -------------
                                                                             -------------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation authorizes a court to award, or the board of directors of a corporation to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933.

    As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation provides that its directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. As permitted by the Delaware General Corporation Law, the By-Laws provide that the Registrant shall indemnify its directors to the full extent permitted by the laws of the State of Delaware.

    The Registrant currently has an insurance policy in place covering its directors and officers from losses arising from the performance of their duties with or on behalf of the Registrant. The maximum aggregate coverage amount under such policy on an annual basis is $5.0 million and such policy is in effect until March 1, 2000. The Registrant is in the process of obtaining additional policies of insurance under which coverage will be provided (a) to its directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful act and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

    The Registrant has also entered into indemnification agreements with its directors and officers obligating the Registrant to indemnify such directors and officers against losses incurred in connection with certain claims in their capacities as agents of the Registrant. The Underwriting Agreement provides for the indemnification of officers and directors of the Registrant by the Underwriters against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since July 13, 1996, the Registrant has issued the following securities without registration under the Securities Act of 1933, as amended (the "Securities Act"):

        (1) On September 27, 1996, The SK Equity Fund, L.P. purchased 18,119,250 shares of common stock for $18,119,250 in cash and SK Investment Fund, L.P. purchased 180,750 shares of common stock for $180,750 in cash.

        (2) On September 27, 1996, the Registrant issued (A) to The SK Equity Fund, L.P., a 12.5% Senior Subordinated Note due 2003 in the aggregate principal amount of $10,891,354 and (B) to SK Investment Fund, L.P., a 12.5% Senior Subordinated Note due 2003 in the aggregate principal amount of $108,646. In connection with the issuance of the Senior Subordinated Notes due 2003, the Registrant issued warrants (A) to FSC Corp., an affiliate of BankBoston, N.A., for the purchase of 413,560 shares of its common stock at an initial exercise price of $1.00 per share, (B) to The SK Equity Fund, L.P. for the purchase of 1,945,010 shares of its common stock at an initial exercise price of $1.00 per share, and (C) to SK Investment Fund, L.P. for the purchase of 19,400 shares of its common stock at an initial exercise price of $1.00 per share.

        (3) During the three year period ended September 26, 1998 and the nine months ended June 26, 1999, the Registrant granted options to purchase a total of 2,151,000 shares of its common stock at a weighted average exercise price of $1.73. Of this amount, options to purchase 10,800 shares of common stock have been exercised for an aggregate consideration of $10,800 and options to purchase 315,600 shares of common stock have been forfeited or repurchased by the Registrant.

    The sale and issuance of securities listed above in (1) and (2) were deemed to be exempt from registration under Section 4(2) of the Securities Act or Regulation D thereunder as transactions not involving a public offering. The sale and issuance of securities listed above in (3) were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The following exhibits are filed as part of this Registration Statement:


EXHIBIT       DESCRIPTION
-----------   ---------------------------------------------------------------------------------------------------------
     1        Form of Underwriting Agreement+

     2.1      Stock Purchase Agreement dated as of August 26, 1996 by and among Charlotte Russe Holding, Inc., Daniel
              Lawrence, Frank Lawrence and Larry Lawrence+

     3.1      Certificate of Incorporation of Charlotte Russe Holding, Inc., as amended+

     3.2      Certificate of Amendment to the Certificate of Incorporation of Charlotte Russe Holding, Inc.

     3.3      Amended and Restated By-laws of Charlotte Russe Holding, Inc.+

     4.1      Form of Common Stock Certificate

     5.1      Opinion of Ropes & Gray

    10.1      The Second Amended and Restated Revolving Credit Agreement dated as of December 23, 1998, as amended, by and among Charlotte Russe, Inc., as Borrower, Charlotte Russe Holding, Inc., as Guarantor, and
              BankBoston, N.A.+

    10.2      The Second Amended and Restated Security Agreement dated as of December 23, 1998 by and among the
              Charlotte Russe, Inc., Charlotte Russe Holding, Inc., Charlotte Russe Merchandising, Inc. of Charlotte
              Russe Inc. and BankBoston, N.A.+

EXHIBIT       DESCRIPTION
-----------   ---------------------------------------------------------------------------------------------------------
    10.3      The Second Amended and Restated Trademark Collateral Security and Pledge Agreement dated as of December
              23, 1998 by and between Charlotte Russe, Inc. and BankBoston, N.A.+

    10.4      The Second Amended and Restated Stock Pledge Agreement dated as of December 23, 1998 by and between
              Charlotte Russe Holding, Inc. and Bank Boston, N.A.+

    10.5      The Stock Pledge Agreement, dated as of December 23, 1998 by and between Charlotte Russe, Inc. and
              BankBoston, N.A.+

    10.6      The Second Amended and Restated Guaranty dated as of December 23, 1998 by Charlotte Russe Holding, Inc.
              in favor of BankBoston, N.A.+

    10.7      Securityholders Rights Agreement dated as of September 27, 1996 among Charlotte Russe Holding, Inc., The
              SK Equity Fund, L.P., SK Investment Fund, L.P., Bernard Zeicher and FSC Corp.+

    10.8      Charlotte Russe, Inc. Agency Account Agreement dated December 5, 1997 by and between Charlotte Russe,
              Inc. and BankBoston, N.A.+

    10.9      Employment Agreement by and between Charlotte Russe, Inc. and Bernard Zeichner dated October 1, 1996+

    10.10     First Amendment to Employment Agreement entered into as of September 23, 1999, by and between Charlotte
              Russe, Inc. and Bernard Zeichner+

    10.11     Trade Secret and Confidentiality Agreement dated as of October 1, 1996 by and between Charlotte Russe
              Holding, Inc. and Bernard Zeichner+

    10.12     Charlotte Russe Holding, Inc. 1999 Long-Term Incentive Plan+

    10.13     Charlotte Russe Holding, Inc. 1996 Long-Term Incentive Plan+

    10.14     Lease Agreement for San Diego Distribution Center dated July 24, 1997 by and between Price Enterprises,
              Inc. and Charlotte Russe, Inc.+

    10.15     Charlotte Russe Holding, Inc. 1999 Equity Incentive Plan+

    10.16     License Agreement dated September 30, 1997 by and between Rampage Clothing Company and Charlotte Russe,
              Inc.+

    10.17     Charlotte Russe Holding, Inc. 1999 Employee Stock Purchase Plan+

    10.18     Common Stock Purchase Warrant No. 1 by and between Charlotte Russe Holding, Inc. and FSC Corp., dated as of September 27, 1996+

    10.19     Common Stock Purchase Warrant No. 2 by and between Charlotte Russe Holding, Inc. and The SK Equity Fund,
              L.P., dated as of September 27, 1996+

    10.20     Common Stock Purchase Warrant No. 3 by and between Charlotte Russe Holding, Inc. and SK Investment Fund,
              L.P., dated as of September 27, 1996+

    10.21     First Amendment dated October 1, 1999 to the Common Stock Purchase Warrant by and between Charlotte Russe
              Holding, Inc. and FSC Corp., dated as of September 27, 1996+

    10.22     First Amendment dated October 1, 1999 to the Common Stock Purchase Warrant by and between Charlotte Russe
              Holding, Inc. and The SK Equity Fund, L.P., dated as of September 27, 1996+

    10.23     First Amendment dated October 1, 1999 to the Common Stock Purchase Warrant by and between Charlotte Russe
              Holding, Inc. and SK Investment Fund, L.P., dated as of September 27, 1996+

    10.24     Form of Indemnification Agreement for Directors and Officers of Charlotte Russe Holding, Inc.+

EXHIBIT       DESCRIPTION
-----------   ---------------------------------------------------------------------------------------------------------
    10.25     Stockholders Agreement dated as of September 27, 1999 by and among Charlotte Russe Holding, Inc., The SK
              Equity Fund, L.P., SK Investment Fund, L.P. and Bernard Zeichner+

    21        Subsidiaries+

    23.1      Consent of Ernst & Young LLP

    23.2      Consent of Ropes & Gray (See Exhibit 5.1)

    24        Power of Attorney (See Signature Page)+

    27        Financial Data Schedule+


---------

*   To Be Filed With Amendment

+   Previously Filed

    (b) Financial Statement Schedules

    All financial statement schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required under the related instructions or are inapplicable as the information has been provided in the consolidated financial statements or related notes thereto.

ITEM 17. UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under "Item 14--Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the purchase agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on this 15th day of October, 1999.



                                CHARLOTTE RUSSE HOLDING, INC.

                                By:             /s/ BERNARD ZEICHNER
                                     -----------------------------------------
                                                  Bernard Zeichner
                                       CHIEF EXECUTIVE OFFICER AND PRESIDENT


                               POWER OF ATTORNEY


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chief Executive Officer,
     /s/ BERNARD ZEICHNER         President and Director
------------------------------    (Principal Executive         October 15, 1999
       Bernard Zeichner           Officer)

                                Chief Financial Officer
     /s/ DANIEL T. CARTER         and Treasurer (Principal
------------------------------    Financial Officer and        October 15, 1999
       Daniel T. Carter           Principal Accounting
                                  Officer)

              *
------------------------------  Director                       October 15, 1999
        Allan W. Karp

              *
------------------------------  Director                       October 15, 1999
        David J. Oddi


*By:    /s/ DANIEL T. CARTER
      -------------------------
          Daniel T. Carter
          ATTORNEY-IN-FACT

                SUBJECT TO COMPLETION, DATED SEPTEMBER 27, 1999
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE AND THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                     [LOGO]

                                2,900,000 SHARES

                                  COMMON STOCK

     Charlotte Russe Holding, Inc. is offering 1,450,000 shares of its common stock and the selling stockholders are selling an additional 1,450,000 shares. This is our initial public offering and no public market currently exists for our shares. We have applied to have the shares we are offering approved for quotation on the Nasdaq National Market under the symbol "CHIC." We anticipate that the initial public offering price will be between $13.00 and $15.00 per share.

                            ------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 9.

                             ---------------------

                                                                                            PER SHARE     TOTAL
                                                                                            ----------  ----------
Public Offering Price.....................................................................  $           $
Underwriting Discounts and Commissions....................................................  $           $
Proceeds to Charlotte Russe...............................................................  $           $
Proceeds to the Selling Stockholders......................................................  $           $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Some of the selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 435,000 shares of common stock to cover over-allotments.

                            ------------------------

ROBERTSON STEPHENS INTERNATIONAL LIMITED

           BANK OF AMERICA INTERNATIONAL LIMITED

                       PAINEWEBBER INTERNATIONAL

                                   FIRST UNION CAPITAL MARKETS CORP.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS          , 1999.

                                  UNDERWRITING

    The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Banc of America Securities LLC, PaineWebber Incorporated, and First Union Securities, Inc. have severally agreed with us and the selling stockholders, subject to the terms and conditions of the underwriting agreement, to purchase from us and the selling stockholders the number of shares of common stock set forth opposite their respective names. The underwriters are committed to purchase and pay for all of these shares if any are purchased.

                                                                                   NUMBER OF
UNDERWRITERS                                                                         SHARES
---------------------------------------------------------------------------------  ----------
BancBoston Robertson Stephens Inc................................................
Banc of America Securities LLC...................................................
PaineWebber Incorporated.........................................................
First Union Securities, Inc......................................................

INTERNATIONAL UNDERWRITERS
---------------------------------------------------------------------------------
BancBoston Robertson Stephens International Limited..............................
Bank of America International Limited............................................
PaineWebber International (U.K.) Ltd.............................................
First Union Securities, Inc......................................................
                                                                                   ----------
      Total......................................................................   2,900,000
                                                                                   ----------
                                                                                   ----------

    The underwriters' representatives have advised us and the selling stockholders that the underwriters propose to offer the shares of common stock to the public at the public offering price located on the cover page of this prospectus and to some dealers at such price less a concession of not more than
$               per share, of which $               may be reallowed to other
dealers. After the completion of this offering, the public offering price, concession, and reallowance to dealers may be reduced by the representatives. This reduction will not change the amount of proceeds to be received by us or the selling stockholders as indicated on the cover page of this prospectus. The common stock is offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

    OVER-ALLOTMENT OPTION. Some of the selling stockholders have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 435,000 additional shares of common stock at the price per share, less the underwriting discount, indicated on the cover of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to conditions, to purchase approximately the same percentage of the additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 2,900,000 shares offered hereby. If purchased, those additional shares will be sold by the underwriters on the same terms as those on which the 2,900,000 shares are being sold. The relevant selling stockholders will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this prospectus.

                                       52